Hawaiian Telcom/Supplier CONFIDENTIAL

Exhibit 10.5

MASTER SERVICES AGREEMENT

between

Hawaiian Telcom MergerSub, Inc.

and

BearingPoint, Inc.

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TABLE OF CONTENTS

1. INTRODUCTION		1

1.1	Definitions	1
1.2	Background	1
1.3	Objectives	1
1.4	Construction	3
1.5	Agreement Structure	4

2. TERM		5

2.1	Term	5
2.2	Renewal Notice and Process	5

3. SERVICES		6

3.1	Scope of Services	6
3.2	Excluded Services	7
3.3	Performance Standards and Hawaiian Telcom Policies	8
3.4	Freeze Period	8
3.5	No Exclusivity; Removal of Services	9
3.6	Supplier’s Cooperation with Hawaiian Telcom and Third Parties	10
3.7	Authorized Users; Hawaiian Telcom Affiliates	12
3.8	Managed Third Parties	13
3.9	Adverse Impact on Services	15
3.10	Services Evolution	15
3.11	Technology Refresh and Currency	15
3.12	Supplier Developed Advances	16
3.13	Security Services	16

4. CHANGES TO THE SERVICES		17

4.1	Introduction	17
4.2	Change Management Process	18
4.3	Configuration Management Process	23
4.4	New Services	24

5. PROGRAM MANAGEMENT		26

5.1	Governance	26
5.2	IT Architecture, Standards and Strategic Direction	26
5.3	Re-Prioritization of Resources	26
5.4	Reports; Data Repository	27
5.5	Subcontracts	29
5.6	Facility Migration Plans	32
5.7	Hawaiian Telcom Budgeting Support and Financial Planning	33
5.8	Customer Satisfaction Survey	33
5.9	Benchmarking Support	34

6. SERVICE LEVELS, PERFORMANCE STANDARDS AND SERVICE LEVEL CREDITS		34

6.1	Service Levels	34
6.2	Performance Standards	34
6.3	Service Level Credits	34
6.4	Measurement and Monitoring Tools	34

7. PRICING AND INVOICING		35

7.1	General	35
7.2	Invoicing	35
7.3	Pass-Through Expenses	35
7.4	Estimated Hawaiian Telcom Retained Costs	35

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7.5	Projects	35
7.6	Taxes	35

8. SUPPLIER PERSONNEL		38

8.1	Key Supplier Personnel	38
8.2	Supplier Personnel	39
8.3	Screening	40
8.4	Diversity Requirements	40
8.5	Solicitation	40

9. SUPPLIER RESOURCES		40

9.1	Provision of Supplier Resources	40
9.2	Ownership	41
9.3	Supplier Equipment	41
9.4	Supplier Technical Elements and Supplier Third Party Technical Elements	41
9.5	Risk of Loss	44

10. HAWAIIAN TELCOM RESOURCES, THIRD PARTY CONTRACTS, AND REQUIRED CONSENTS		44

10.1	Hawaiian Telcom Resources	44
10.2	Third Party Contracts	47
10.3	Required Consents	47

11. DEVELOPMENTS		47

11.1	Defined	47
11.2	Ownership	48

12. FACILITIES		49

12.1	Hawaiian Telcom Facilities	49
12.2	Supplier Facilities	52

13. AUDITS		52

13.1	Audit Rights	52
13.2	Audit Follow-up	55
13.3	Records Retention	56

14. HAWAIIAN TELCOM RESPONSIBILITIES		57

14.1	Responsibilities	57
14.2	Savings Clause	58

15. SAFEGUARDING HAWAIIAN TELCOM INFORMATION; CONFIDENTIALITY		59

15.1	Hawaiian Telcom Information	59
15.2	Confidentiality	60
15.3	Return of Information	62
15.4	Residual Knowledge	63

16. REPRESENTATIONS AND WARRANTIES		63

16.1	Work Standards	63
16.2	Maintenance and Support; Compliance with Specifications	63
16.3	Efficiency and Cost Effectiveness	63
16.4	Non-Infringement	64
16.5	Ownership and Authorization to Use	64
16.6	Deliverables	64
16.7	Viruses	65
16.8	Disabling Code	65
16.9	Compliance with Laws	65

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16.10	Absence of Litigation	66
16.11	Authorization and Other Contracts	66
16.12	Inducements	66
16.13	Business Continuity	66

17. INSURANCE AND RISK OF LOSS		67

17.1	Insurance Coverage	67
17.2	Insurance Terms	68

18. INDEMNITIES		68

18.1	Indemnity by Supplier	68
18.2	Indemnity by Hawaiian Telcom	69
18.3	Additional Indemnities	71
18.4	Infringement	71
18.5	Completion of Migration	71
18.6	Exclusion	72
18.7	Indemnification Procedures	72
18.8	Subrogation	73

19. LIABILITY		73

19.1	General Intent	73
19.2	Liability Restrictions	74
19.3	Exclusions	75
19.4	Force Majeure	75

20. DISPUTE RESOLUTION		77

20.1	Informal Dispute Resolution	77
20.2	Litigation	77
20.3	Continued Performance	78
20.4	Governing Law	78

21. TERMINATION		78

21.1	Cross Termination for Termination of the Merger Agreement	78
21.2	Termination for Cause by Hawaiian Telcom	78
21.3	Termination for Cause By Supplier	79
21.4	Termination for Convenience	79
21.5	Termination Upon Change of Control	80
21.6	Termination Due to the Supplier’s Financial Status	80
21.7	Cross Termination for Termination of Build Services	80
21.8	Disengagement Assistance	80
21.9	Equitable Remedies	82

22. GENERAL		83

22.1	Binding Nature and Assignment	83
22.2	Entire Agreement	83
22.3	Amendment; Battle of the Forms	83
22.4	Consents and Approvals	84
22.5	Compliance with Laws and Regulations	84
22.6	Severability	84
22.7	Notices	85
22.8	Liens	86
22.9	Counterparts	86
22.10	Headings	86
22.11	Independent Contractors	86
22.12	Publicity	86
22.13	Waiver of Default; Cumulative Remedies	87

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22.14	Survival	87
22.15	Service Marks	87
22.16	Covenant of Good Faith	87
22.17	Further Assurances	87

EXHIBITS

Exhibit A	Definitions

Exhibit B	Statements of Work

Exhibit B1	Build Services SOW

Exhibit B2	IM Services SOW

Exhibit B3	ADM Services SOW

Exhibit B4	Cross Functional Services SOW

Exhibit C	Service Level Methodology

Exhibit D	Charges

Exhibit E	Governance Model

Exhibit F	Technical Elements Required to Perform Services

Exhibit G	Assigned Third Party Contracts

Exhibit H	Managed Third Party Contracts

Exhibit I	Key Supplier Personnel

Exhibit J	Approved Subcontracts

Exhibit K	Hawaiian Telcom Products and Services

Exhibit L	Disaster Recovery and Business Continuity Plan

Exhibit M	Form of Confidentiality Agreement

Exhibit N	[Intentionally Left Blank]

Exhibit O	Disengagement Assistance

Exhibit P	Customer Satisfaction Survey Overview

Exhibit Q	Reporting

Exhibit R	Facilities

Exhibit S	Hawaiian Telcom Standards

Exhibit T	Background Check Standards

Exhibit U	Second Sublicense Agreement for Verizon Proprietary Software

Exhibit V	Hawaiian Telcom Provided Equipment

Exhibit W	Retained Third Party Agreements

Exhibit X	[Intentionally Left Blank]

Exhibit Y	Supplier Technical Elements as of the Execution Date

Exhibit Z	Summary of Verizon License Provisions

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MASTER SERVICES AGREEMENT

This Master Services Agreement, made as of August 6, 2004 (the “Effective Date”), is entered into by and between Hawaiian Telcom MergerSub, Inc., a Delaware corporation with offices at 520 Madison Avenue, 41st Floor, New York, NY 10022 (“Hawaiian Telcom”), and BearingPoint, Inc., a Delaware corporation with offices at 1676 International Drive, McLean, Virginia 22102 (“Supplier”). The Parties agree that the following terms and conditions will apply to the services to be performed by Supplier under this Agreement in consideration of certain payments to be made by Hawaiian Telcom to Supplier.

1.	INTRODUCTION

1.1	Definitions

1.1.1	Capitalized Terms. Any capitalized terms that are used, but not defined, in these Terms and Conditions will have the respective meanings given in Exhibit A (Definitions).

1.1.2	Other Terms. Other terms used in this Agreement are defined where they are used and have the meanings there indicated. Unless otherwise defined in this Agreement, those terms, acronyms and phrases utilized in the IT services industry or other pertinent business context will be interpreted in accordance with their generally understood meaning in such industry or business context.

1.2	Background

This Agreement is being made and entered into with reference to the following:

1.2.1	Upon the consummation of that certain Agreement of Merger dated as of May 21, 2004 among GTE Corporation, Verizon HoldCo LLC, Paradise HoldCo, Inc. and Hawaiian Telcom (the “Merger Agreement”), Hawaiian Telcom will be the incumbent local exchange carrier for the State of Hawaii.

1.2.2	Supplier has proposed to Hawaiian Telcom an IT outsourcing solution for the systems development, configuration, integration, implementation, operation and management of equipment and software associated with certain information technology, business process and other infrastructure functions.

1.2.3	In reliance on Hawaiian Telcom’s verbal and written request for proposals and Supplier’s response to such request, as refined by Hawaiian Telcom and Supplier through a detailed due diligence and negotiations process, Hawaiian Telcom and Supplier have agreed to enter into this services arrangement.

1.3	Objectives

1.3.1	Hawaiian Telcom and Supplier have agreed upon the following goals and objectives for this Agreement:

(a)

completing the Build Services such that Hawaiian Telcom is able to migrate off the applications used in the Acquired Business immediately prior to the Merger Closing Date, other than the Conveyed Software, as well as migrate its systems (including the Conveyed Software) off of the operating/test platforms and shared instances used in the operation of the Acquired Business by the date nine (9) months following the Merger Closing Date (the “Build Completion Date”) (e.g.,

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if the Merger Closing Date occurs on February 12, 2005, by November 12, 2005), without posing substantial operational risk to Hawaiian Telcom unless excused by a Hawaiian Telcom Build Performance Failure (the “Migration”);

(b)	installing, configuring, testing and operating the Solution Software (including fully integrating the Solution Software modules with the Conveyed Software, populating the Solution Software with historical information and conversion Data provided by or on behalf of the Verizon Entities, and performing the other Solution Environment Data migration and conversion activities provided in Exhibit B1 (Build Services SOW) in a manner that will allow Hawaiian Telcom to continue its business operations substantially as they were conducted before the Execution Date without any material adverse change or substantial increase in effort on the part of Hawaiian Telcom personnel;

(c)	installing, configuring, monitoring, managing, maintaining, operating, replacing, and de-installing the Solution Software so that it is:

(i)	at the most recently released and generally available version of the Software unless otherwise agreed (A) pursuant to Section 3.6 of Exhibit B4 (Cross Functional Services SOW) or (B) with respect to any freezes agreed during the Build Phase;

(ii)	consistent with industry standards, based on the relevant open-architect software systems that are included as part of the Solution Environment; and,

(iii)	in the case of Third Party Software, supported by ongoing package software support organizations,

so as to enable Hawaiian Telcom to offer new products and services and enter new markets that its current systems do not support;

(d)	performing and delivering the Services so that Milestones, Key Measurements, and Service Levels are met, with a focus on continuous improvement over the Term;

(e)	Hawaiian Telcom performing or fulfilling as applicable the Hawaiian Telcom Responsibilities pursuant to Section 14;

(f)	the Parties developing a relationship, intended to include permitting Supplier to have an opportunity to be considered for new services that Hawaiian Telcom may require from time to time;

(g)	the Parties establishing a flexible contractual relationship and Hawaiian Telcom having a flexible cost structure with centralized management of the Services to facilitate achievement of Hawaiian Telcom’s goal of creating effective and efficient business processes and back-office infrastructure;

(h)	establishing a Service delivery process that provides value to, and is highly responsive to, the demands of Hawaiian Telcom’s business, including being responsive to changes in the business environment, in technology and in methods for providing technology services;

(i)	identifying opportunities for savings and Service improvements through judicious and timely implementation of new technology, including emerging technologies that can be implemented at Hawaiian Telcom to support Hawaiian Telcom initiatives;

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(j)	performing the Services in a manner that is flexible, cost effective and efficient with predictable pricing for the Services;

(k)	the Parties establishing and maintaining high levels of communication so as to facilitate the delivery of Services in an efficient and cost effective manner;

(l)	retaining, managing, acquiring and developing effective skills for the provision of the Services;

(m)	delivering the Services in a manner that, unless otherwise specified in the Agreement, conforms with industry practices;

(n)	delivering the Services in a manner that conforms to Hawaiian Telcom Policies and in accordance with applicable Laws as further described herein; and

(o)	providing for the orderly transfer of Services to Hawaiian Telcom (or Hawaiian Telcom’s Third Party designee(s)) upon Removal from Scope or the expiration or termination of this Agreement.

1.4	Construction

1.4.1	The statements of background and objectives set forth in Section 1.2 and Section 1.3 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations under this Agreement or to alter the plain meaning of the provisions of this Agreement. To the extent any provisions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such provision(s) are to be interpreted and construed so as to give the fullest possible effect to the statements of background and objectives set forth in Section 1.2 and Section 1.3.

1.4.2	In this Agreement, unless the context indicates a contrary intention:

(a)	references to a section in these Terms and Conditions, Exhibits or Attachments will be to a section of such document;

(b)	words suggesting the singular include the plural and vice versa;

(c)	words suggesting any gender include any other gender;

(d)	headings used for clauses, paragraphs, subparagraphs, Schedules and the table of contents are for ease of reference only and will not affect the interpretation of this Agreement;

(e)	references to any agreement or instrument are to that agreement or instrument as amended, novated, supplemented, varied or replaced from time to time;

(f)	subject to applicable Laws, including laws relating to bankruptcy and dissolution of commercial entities, and applicable contractual rights and obligations, a reference to an Entity other than a Party (or its Affiliates, Managed Third Parties, Third Party Vendors, or subcontractors as applicable) is:

(i)	if that Entity still exists, deemed to refer to that Entity;

(ii)	if that Entity is replaced by another Entity, deemed to refer to such other Entity; or

(iii)	if that Entity ceases to exist, deemed to refer to the Entity or Entities which most nearly or substantially serve(s) the same purposes or objects as that Entity.

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1.5	Agreement Structure

1.5.1	This Agreement consists of:

(a)	the Terms and Conditions and Exhibits (other than the Statements of Work) which apply generally to all Services provided under this Agreement,

(b)	one or more statement(s) of work attached as Exhibits B (Statements of Work) that describe(s) the Services and contain(s) terms and conditions applicable to the Services described thereunder (each, a “Statement of Work”),

(c)	one or more work order(s) issued under this Agreement or any such Statement of Work and signed by both Parties (each, a “Work Order”) further defining specific quantities and types of Services purchased under this Agreement or any such Statement of Work, and

(d)	any other documents incorporated from time to time by reference into clauses (a), (b) or (c) above.

1.5.2	Work Orders.

(a)	Except to the extent otherwise contemplated by this Agreement, any new functions, responsibilities, services or activities added to this Agreement after the Execution Date will only:

(i)	become part of the “Services”,

(ii)	be subject to the terms and conditions of this Agreement as such, and

(iii)	be initiated

upon the execution of a new Work Order approved in writing by both (1) the Hawaiian Telcom Contract Executive or his or her designee and (2) Supplier.

(b)	Each Work Order will specify, at a minimum, the following items applicable to the Services described in such Work Order:

(i)	a detailed description of the type and quantity of Services to be provided pursuant to the Work Order (which may refer to any applicable SOWs), including the Deliverables to be provided under the Work Order (if any);

(ii)	a detailed description of Hawaiian Telcom’s obligations under the Work Order (if any);

(iii)	the schedule for performance of the Services covered by the Work Order, including Milestones and Milestone Dates (if applicable);

(iv)	any Hawaiian Telcom Facilities necessary for the performance of the Services to be provided pursuant to the Work Order (to the extent of any deviation from the Hawaiian Telcom Facilities specified in this Agreement (including the applicable Statement of Work));

(v)	the Charges for the Services to be provided pursuant to the Work Order and the timing for payments including the timing and payment of Milestones and Milestone Payments (as applicable);

(vi)	any Pass-Through Expenses or Retained Costs to be borne by Hawaiian Telcom pursuant to the Work Order;

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(vii)	an estimate of the Out-of-Pocket Expenses for which Supplier expects to be reimbursed (whether in relation to being compensated on a Time and Materials Basis or otherwise);

(viii)	any particular Service Levels and Service Level Credits applicable to the Services to be provided pursuant to the Work Order in addition to those that apply to such Services (if any) pursuant to this Agreement, including Exhibit C. Any changes to the Service Levels or Service Level Credits that would otherwise apply to such Services, including waiving the applicability of otherwise applicable Service Levels or Service Level Credits, may only be handled in the special terms of such Work Order (pursuant to Section 1.5.2(b)(xi) below);

(ix)	any transition, implementation, conversion or testing plan applicable to the Services to be provided pursuant to the Work Order;

(x)	a reasonably detailed description of any ongoing impact or change resulting from the Work Order; and

(xi)	any special terms applicable to the Work Order that are variations from, or additions to, the terms and conditions set forth in this Agreement; provided, however, that (i) any such variation or addition will apply only with respect to the Services to be provided under such Work Order (and will not act to vary or add to any other Services or the Agreement generally), and (ii) the Work Order may not vary or add to any provision of the following sections of this Agreement (which variation or addition will require a formal amendment to this Agreement executed by Hawaiian Telcom’s Chief Information Officer or Chief Executive Officer and Supplier, and which formal amendment must be executed before or at the same time as the Work Order in order for Supplier to be contractually obligated to perform the Services required under such Work Order): Sections 3.9, 13, 14, 15, 16, 17, 18, 19, 20, 21, and 22 of the Terms and Conditions and Exhibit D (Charges).

2.	TERM

2.1	Term

The initial term of this Agreement (the “Initial Term”) will commence on the Effective Date and, unless earlier terminated in whole in accordance with this Agreement or extended pursuant to Section 2.2, will expire on the day that is five (5) years after the Merger Closing Date (the “Expiration Date”).

2.2	Renewal Notice and Process

Not less than six (6) months prior to the then-current Expiration Date, Hawaiian Telcom will notify the Supplier if it wishes to renew this Agreement as to part or all of the Services; provided that if Hawaiian Telcom provides a renewal notice prior to the deadline specified above, such notice may be rescinded at any time prior to six (6) months before the then-current Expiration Date. If Hawaiian Telcom gives such a notice of renewal of this Agreement and it is not rescinded in accordance with this Section 2.2, the Term of this Agreement will renew as to the Services specified in the notice for one (1) additional year (each, a “Renewal Term”) on the same provisions as then apply under this Agreement (including Charges). Hawaiian Telcom may

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not renew this Agreement for more than six (6) successive renewal terms. The Initial Term together with any Renewal Terms will be referred to as the “Term”.

3.	SERVICES

3.1	Scope of Services

3.1.1	In General

Supplier will perform the services, functions, responsibilities and activities:

(a)	described in this Agreement (including the Statements of Work, Work Orders, Exhibits and Attachments from time to time);

(b)	substantially similar functionally to the services, functions, responsibilities and activities performed during the twelve (12) months preceding 9 January 2005 by or for Hawaiian Telcom or the Acquired Business relating to (i) the operation, management, maintenance and support of the Conveyed Software and of the Software or other Systems displaced by the Solution Software, or (ii) other IT or business functions comprising the services (e.g., call centers, if any), even if the service, function, responsibility or activity is not specifically described in this Agreement (including functionality supporting all business processes, applications, systems, and infrastructure provided by or on behalf of the Verizon Entities in support of the Acquired Business);

(c)	reasonably related to the Services that are required for Hawaiian Telcom to meet all (i) requirements imposed on it by the Laws of the United States of America (or any of its constituent political units) or any other jurisdictions where Services are performed, and (ii) Audit and compliance requirements; and

(d)	not specifically described in this Agreement but that are inherent in the Services and required for the proper performance and provision of the Services (which will be deemed to be implied by and included within the scope of the Services as if specifically described in this Agreement), as such services, functions, responsibilities and activities may evolve during the Term and may be supplemented, enhanced, modified or replaced from time to time during the Term (including, pursuant to the Change Management Process, by way of new Statements of Work, Work Orders, or amendments to this Agreement) (collectively, the “Services”).

3.1.2	Overview of the Services.

The scope of the Services to be provided by the Supplier under Section 3.1.1 above includes, at a high level:

(a)	the systems configuration, integration (including with Conveyed Software), and implementation of the Solution Software, as further described in Exhibit B1 (Build Services SOW) and elsewhere in this Agreement (the “Build Services”);

(b)	the outsourcing to the Supplier of certain information technology, business process or other IT infrastructure or back office functions, as further described in Exhibit B2 (IM Services SOW) (the “IM Services”);

(c)	the outsourcing to the Supplier of the maintenance and enhancement of the Supported Software, as further described in Exhibit B3 (ADM Services SOW) and elsewhere in this Agreement (the “ADM Services”); and

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(d)	services that apply to two (2) or more towers of the Services (i.e., Build Services, IM Services, or ADM Services), as further described in Exhibit B4 (Cross Functional Services Statement of Work) (the “Cross Functional Services”).

3.2	Excluded Services

3.2.1	The services, functions, responsibilities or activities performed under the contracts designated in Exhibit W (Retained Third Party Agreements) are excluded from the scope of the Services to be provided under this Agreement as are any other services, functions, responsibilities and activities which are specifically excluded in this Agreement. The preceding sentence will not limit any of the Supplier’s obligations with respect to managing the Managed Third Party Contracts pursuant to Section 3.8 and identified in Exhibit H (Managed Third Party Contracts).

3.2.2	Except as otherwise provided in this Agreement, for the avoidance of confusion, the Parties agree that as of the Execution Date, the following activities, functions and responsibilities are not within the scope of services to be provided by Supplier:

(a)	subject to Section 3.7 of Exhibit B4 (Cross Functional Services SOW) and excluding for the avoidance of doubt those Applications listed on Attachment F5 (Supplier Third Party Software), actual procurement or provision of the Third Party Vendor Software listed in Exhibit F (Technical Elements Required to Perform the Services) and any other Third Party Vendor Software required or desired by Hawaiian Telcom. Supplier acknowledges nonetheless that it is responsible for developing the specifications and configurations for the Hawaiian Telcom Provided Solution Software and the Hawaiian Telcom Provided Solution Equipment and that, under Section 11.1.1(d) of Exhibit D (Charges), the Supplier has certain financial responsibilities for additional Solution Software or Solution Equipment if the Hawaiian Telcom Provided Solution Software and Hawaiian Telcom Provided Solution Equipment do not enable the Supplier to meet its obligations with respect to the Solution Environment under this Agreement;

(b)	procurement of maintenance services in connection with the Hawaiian Telcom Provided Software other than as specifically identified in Exhibit B-3 (ADM Services SOW) and Exhibit B-4 (Cross Functional Services Statement of Work). Supplier acknowledges nonetheless that it is responsible for managing pursuant to Section 3.8 below the Managed Third Parties, which include certain Hawaiian Telcom Third Party Vendors who provide software maintenance services;

(c)	procurement or provision of the Hawaiian Telcom Provided Equipment required or desired by Hawaiian Telcom;

(d)	procurement of any maintenance services in connection with the Hawaiian Telcom Provided Equipment. Supplier acknowledges nonetheless that it is responsible for managing pursuant to Section 3.8 below the Managed Third Parties, which include certain Hawaiian Telcom Third Party Vendors who provide equipment maintenance services;

(e)	subject to Section 2.7 of Exhibit B4 (Cross Functional Services SOW), end user computing services, including provision, procurement, installation, administering, monitoring, managing, configuring, testing, supporting and removal of end user software and equipment, electronic software distribution, remote systems management, mobile access and support, mobile repair and maintenance and portable network device administration and support;

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(f)	subject to Section 2.7 of Exhibit B4 (Cross Functional Services SOW) and other than with respect to the Supplier Managed Network, LAN/WAN services, including provision, installation, administering, monitoring, managing, configuring, testing, supporting and removal of LAN or WAN Software and Equipment or the Hawaiian Telcom LAN or WAN networks; and

(g)	subject to Section 2.7 of Exhibit B4 (Cross Functional Services SOW), collaborative application support services, including provision, installation, administering, monitoring, managing, configuring, testing, supporting and removal of collaborative applications.

3.3	Performance Standards and Hawaiian Telcom Policies

At all times during the Term the Supplier will perform the Services in accordance with (i) the then current Performance Standards, including the Service Levels, under this Agreement, and (ii) the Hawaiian Telcom Policies (which may be changed from time to time by Hawaiian Telcom pursuant to Section 4.2.4).

3.4	Freeze Period

3.4.1	If regulatory or other issues delay or postpone, or are reasonably expected to delay or postpone, the Merger Closing Date, Hawaiian Telcom will have the right, in its sole discretion upon ten (10) Business Days prior written notice to Supplier, to initiate a ramp-down of all or any of the implementation of the Transition Plan or the provision of any ongoing Services (or both) as directed by Hawaiian Telcom. Hawaiian Telcom will also have the right, in its sole discretion upon ten (10) Business Days prior written notice (which may not be given before the tenth (10th) Business Day after the notice under the preceding sentence), to freeze all or any of the implementation of the Transition Plan or the provision of any ongoing Services (or both) as directed by Hawaiian Telcom. Hawaiian Telcom agrees that the total number of days of all freezes under this Section 3.4.1 will not exceed two hundred and seventy (270) days in the aggregate.

3.4.2	The Supplier will resume fully performing any Services previously ramped down or frozen by Hawaiian Telcom (i) upon ten (10) Business Days prior written notice if such Services have been ramped down (no matter how long the ramp down has been in effect) or frozen for thirty (30) days or less, or (ii) upon fifteen (15) Business Days prior written notice if the Services have been frozen for more than thirty (30) days.

3.4.3	The Supplier’s schedule for performance of any Services frozen by Hawaiian Telcom will be tolled on a day-for-day basis for the sum of the number of days for which such Services were frozen under Section 3.4.1 plus the number of days the Supplier will have to resume fully performing the Services specified in Section 3.4.2. The Supplier’s schedule for performance of any Services ramped down by Hawaiian Telcom under Section 3.4.1 but not frozen will be equitably adjusted to reflect the extent to which the Supplier’s performance of such Services has been delayed as a result of Hawaiian Telcom’s ramping down such Services.

3.4.4

Hawaiian Telcom will reimburse the Supplier for the Supplier’s reasonable, unavoidable, incremental expenses relating to ramping down or ramping up the Services that would not have been incurred but for Hawaiian Telcom ramping down or freezing Services under Section 3.4.1. In addition, Hawaiian Telcom will reimburse the Supplier for the Supplier’s ongoing expenses during a ramp down or freeze for resources that the Supplier no longer requires to the extent the expenses can not be suspended or otherwise mitigated

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provided the Supplier takes commercially reasonable efforts to seek to mitigate such expenses.

3.5	No Exclusivity; Removal of Services

3.5.1	No Exclusivity.

Subject to the terms of Section 3.5.2, Hawaiian Telcom has the right, in its sole discretion, to:

(a)	remove and perform itself, or retain Third Parties to perform, any of the Services; or

(b)	cease requiring any of the Services as a result of changes in Hawaiian Telcom’s business requirements.

Hawaiian Telcom will be under no obligation to procure any New Services from the Supplier.

3.5.2	Removal of ADM Services or IM Services.

(a)	Hawaiian Telcom agrees that it may not:

(i)	terminate for convenience,

(ii)	remove from the scope of the Services for Hawaiian Telcom’s convenience (that is, other than as a result of a termination of the Agreement by Hawaiian Telcom in whole or in part under Section 21.2, 21.5, 21.6, or 21.7), or

(iii)	otherwise fail to purchase the scope of ADM Services or IM Services contemplated as of the Execution Date to be procured from Supplier during such time (other than as a result of a termination of the Agreement by Hawaiian Telcom in whole or in part pursuant to a termination in whole or in part under Section 21.2, 21.5, 21.6, or 21.7),

(collectively, “Remove From Scope”) any ADM Services or IM Services for the purpose of procuring the ADM Services or IM Services from an alternative provider in the first (1st) Operations Year. It is expressly acknowledged and agreed that nothing in this Section 3.5.2(a) will be construed as committing Hawaiian Telcom to any particular volume of such ADM Services or IM Services, which may fluctuate in ways neither Party can predict or foresee as of the Execution Date (except to the extent the cause of such a reduction in volume is a result of Hawaiian Telcom procuring the same or similar services from an alternative provider in the first (1st) Operations Year in contravention of this Section 3.5.2(a)).

(b)	Hawaiian Telcom agrees that, at no time after the first (1st) Operations Year, may it Remove From Scope any ADM Services or IM Services for the purpose of procuring the ADM Services or IM Services from an alternative provider to the extent the result of such Removal From Scope would be that the total of

(i)	the amount of Charges for the ADM Services and IM Services that Hawaiian Telcom had previously Removed From Scope for such purpose, plus

(ii)	the Charges for the ADM Services and IM Services that are then proposed to be Removed From Scope for such purpose

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as a percentage of the total Charges for ADM Services and IM Services (on an annualized basis as if no ADM Services or IM Services had ever been Removed from Scope) (the “Presumptive Annual ADM and IM Charges”) (as adjusted pursuant to Section 3.5.2(d) below) would exceed, in the relevant Operations Year:

(A)	Operations Year two (2): ten percent (10%);

(B)	Operations Year three (3): twenty percent (20%);

(C)	Operations Year four (4): thirty percent (30%); or

(D)	Operations Year five (5): thirty percent (30%).

Hawaiian Telcom will give Supplier prior written notice of each Removal from Scope of any Services. The notice will specify the effective date of the Removal from Scope, which may not be less than ninety (90) calendar days following Supplier’s receipt of such notice. There will be no amounts payable in respect of any Services Removed from Scope in accordance with this Section 3.5.2(b)other than the Charges for the Services properly rendered prior to the effective date of Removal from Scope of such Services. So long as Hawaiian Telcom does not Remove from Scope more Services than permitted above, there will be no restriction on which particular Services Hawaiian Telcom may Remove from Scope. Supplier will provide Disengagement Assistance with respect to any Services Removed from Scope.

(c)	For the avoidance of doubt and for the purposes of Section 3.5.2(b), Charges for particular Services on an annualized basis shall be calculated by summing the prior twelve (12) months of those Charges or, if those Services have not been provided for all of the prior twelve (12) months, then the calculation would be as follows: (average monthly Charge for such Services (based on the most current, available monthly charge data)) x (12).

(d)	The Presumptive Annual ADM and IM Charges will be adjusted downward (i) to reflect any ADM Services or IM Services terminated for reasons other than a Removal from Scope for the purpose of procuring the ADM Services or IM Services from an alternative provider, and (ii) to reflect any reduced consumption of resource-unit priced Services to the extent reductions in volumes are not attributable to a Removal from Scope for the purpose of procuring the ADM Services or IM Services from an alternative provider. Charges for changes, New Services or other additional services (e.g., enhancements) will not be included in any of the Charges for the purposes of such calculations.

3.6	Supplier’s Cooperation with Hawaiian Telcom and Third Parties

3.6.1	The Supplier will provide reasonable cooperation to Hawaiian Telcom or Hawaiian Telcom Third Party Vendors that Hawaiian Telcom may engage from time to time where information, access or other cooperation provided by the Supplier is necessary for, or would facilitate, the work being performed by Hawaiian Telcom or any such Hawaiian Telcom Third Party Vendors.

3.6.2	Such cooperation will include, as reasonable:

(a)

making available Supplier Facilities being used by the Supplier to provide the Services (provided that, with respect to Supplier Facilities, access will be granted in accordance with the Supplier’s reasonable security procedures of which the Supplier has provided reasonable advance notice). Due to space constraints in

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the Supplier Facilities, Hawaiian Telcom will provide Supplier with reasonable advance notice of any such access;

(b)	providing access to Supplier Personnel (including those located on Supplier premises) to provide information, answer questions or (where appropriate) provide knowledge transfer;

(c)	providing access to the Equipment and Software (including Supplier Tools), to the extent permitted under the Supplier’s underlying agreements with the Third Party lessors or licensors of such items as applicable; and

(d)	providing such information regarding the Services (including the environment and other operating parameters) as a person with reasonable commercial skills and expertise would find reasonably necessary for Hawaiian Telcom or Hawaiian Telcom Third Party Vendors to perform their work. This may include information about configurations or as necessary in order to develop interfaces or otherwise interoperate with, or exchange data or other information with, the Solution Software and other Equipment and Software.

3.6.3	Hawaiian Telcom will cause any Hawaiian Telcom Third Party Vendors who require the Supplier’s cooperation under this Section 3.6 to comply with the security and confidentiality requirements set forth in this Agreement and with Supplier’s reasonable work standards, methodologies and procedures that are communicated to such Third Parties reasonably in advance. If such Hawaiian Telcom Third Party Vendor will, or is likely to, have access to Supplier Confidential Information, Supplier may require, prior to providing such Third Party access to any such Supplier Confidential Information, such Hawaiian Telcom Third Party Vendor to execute and deliver to Supplier a confidentiality agreement protecting the confidentiality of such Supplier Confidential Information that is reasonably acceptable to Supplier. Supplier agrees that the form confidentially agreement set out in Exhibit M (Form of Confidentiality Agreement) is acceptable for this purpose.

3.6.4	In accordance with Section 14.2.2(b), the Supplier will promptly notify Hawaiian Telcom if Supplier believes an act or omission of Hawaiian Telcom or a Hawaiian Telcom Third Party Vendor may impede or delay the Supplier’s performance of the Services. Supplier will also promptly notify Hawaiian Telcom of any other adverse consequences on the Services that, applying reasonable professional judgment, may result from an act or omission of Hawaiian Telcom or a Hawaiian Telcom Third Party Vendor of which Supplier has notice. Delays or defaults in Supplier performance resulting from such acts and omissions are addressed in Section 14.

3.6.5	Supplier’s obligation to cooperate with Hawaiian Telcom Third Party Vendors is subject to the following: (i) Supplier and such Hawaiian Telcom Third Party Vendors receiving any necessary governmental authorizations, permissions or licenses (which, as between Supplier and Hawaiian Telcom, will be the obligation of Hawaiian Telcom to obtain at no cost to Supplier); and (ii) such cooperation not requiring Supplier to breach any provisions of this Agreement. Supplier will not be obligated to provide such cooperation with respect to a Hawaiian Telcom Third Party Vendor to the extent Hawaiian Telcom does not comply with Section 3.6.3; or, where applicable, the Hawaiian Telcom Third Party Vendor does not comply with such Third Party’s confidentiality obligations with respect to Supplier Confidential Information.

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3.7	Authorized Users; Hawaiian Telcom Affiliates

3.7.1	Authorized Users.

The Supplier will provide the Services to Hawaiian Telcom Personnel who use the Services from time to time as well as to Third Parties designated by Hawaiian Telcom from time to time whose business relationship with Hawaiian Telcom involves the use of the Services, such as vendors, other suppliers, customers or business partners of Hawaiian Telcom (including then current and certain former Hawaiian Telcom Affiliates pursuant to Section 3.7.2) (collectively, the “Authorized Users”), subject to Section 3.7.3 below. As of the Execution Date the Hawaiian Telcom Affiliates are: Hawaiian Telcom Holdco, Inc.; Hawaiian Telcom, Inc.; and Hawaiian Telcom Asset Co., Inc.. To the extent providing Services to any Authorized User causes Supplier to incur material additional costs or requires Supplier to apply materially more resources than would have been the case had the Authorized User not received or used the Services, the provision of Services to such Authorized User will be subject to the Change Management Process. Additionally, Hawaiian Telcom will provide Supplier written notice of its election to have Services delivered to an additional Hawaiian Telcom Affiliate not less than five (5) Business Days prior to the first date Hawaiian Telcom proposes that the Services be delivered to such Hawaiian Telcom Affiliate.

3.7.2	Hawaiian Telcom Affiliates.

(a)	Services delivered to Hawaiian Telcom Affiliates and to Authorized Users are “Services” under this Agreement.

(b)	If a Hawaiian Telcom Affiliate that is receiving Services at any time during the Term either (i) ceases to be a Hawaiian Telcom Affiliate, or (ii) transfers all or part of its business operations that receive the Services to a Third Party that is not a Hawaiian Telcom Affiliate, then Hawaiian Telcom may require that Supplier continue to provide such Services to such former Hawaiian Telcom Affiliate or to the applicable Third Party. Any materially increased costs to Supplier of continuing to provide such Services to such former Hawaiian Telcom Affiliate will be addressed through the Change Management Process. In the case of such a disposition, Supplier’s obligation to continue performing Services for such former Hawaiian Telcom Affiliate or business operations will not exceed twelve (12) months after the closing of such disposition. The Services provided to such former Hawaiian Telcom Affiliate will be “Services” under this Agreement.

3.7.3	With respect to Authorized Users (including Hawaiian Telcom Affiliates), only Hawaiian Telcom will be the Party to this Agreement and Hawaiian Telcom will be liable under this Agreement as if all Services provided under this Agreement were provided to Hawaiian Telcom (including being liable to pay the Supplier the Charges for the Services provided to Authorized Users under this Agreement). Each Authorized User obtains the benefits of the Services as provided for in this Agreement; provided, however, that only Hawaiian Telcom may enforce its rights under this Agreement against the Supplier, on its own behalf or on behalf of any Authorized User. Each Party may exercise any right under this Agreement (including the right to terminate or vary this Agreement) without the consent of any of its Affiliates. In all matters relating to the Services provided to an Authorized User, the Supplier may communicate and deal solely with Hawaiian Telcom and will not be obliged to communicate or deal directly with such Authorized User. Any Authorized User’s consumption of Resource Units will count toward any commitments of Hawaiian Telcom under this Agreement.

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3.8	Managed Third Parties

3.8.1	Supplier Authority.

(a)	Hawaiian Telcom hereby authorizes Supplier to perform the obligations specified in this Section 3.8.1 in connection with Supplier’s management of the Managed Third Parties on Supplier’s behalf. The Parties agree that neither this Section 3.8 or any other portion of this Agreement creates, or is intended to create, an agency relationship between Supplier and Hawaiian Telcom and that Supplier has no fiduciary responsibilities or obligations to Hawaiian Telcom other than that which explicitly provided for in this Agreement. Supplier’s authority in connection with Managed Third Parties is limited to performing the obligations expressly stated in this Section 3.8 together with any other that the Hawaiian Telcom Contract Executive may authorize in writing from time to time in his or her sole discretion. The Hawaiian Telcom Contract Executive may at any time in writing revoke any authority previously granted to the Supplier under this Section 3.8, including in this Agreement, and where applicable Section 3.8.1(g) below will apply.

(b)	The Supplier is expressly authorized to:

(i)	call out each Managed Third Party’s technicians (as applicable) for the purpose of problem resolution or maintenance related to the services to be provided under the corresponding Managed Third Party Contract(s);

(ii)	supervise the Managed Third Party’s performance of their obligations under such Managed Third Party Contract(s), and escalate any failure by the Managed Third Party to perform within the Managed Third Party’s organization or Hawaiian Telcom (or both), as appropriate or instructed by Hawaiian Telcom; and

(iii)	conduct such other activities as are necessary in order to manage the day-to-day operational performance of each Managed Third Party under its Managed Third Party Contract(s).

(c)	The Managed Third Parties and the Managed Third Party Contracts as of the Execution Date are specified in Exhibit H (Managed Third Party Contracts). Additional Managed Third Parties or Managed Third Party Contracts may only be added during the Term pursuant to the Change Management Process.

(d)	In no event will the authority granted in this Section 3.8 extend beyond or otherwise conflict with the Supplier’s obligations under this Agreement.

(e)	Under no circumstances may Supplier bind Hawaiian Telcom or otherwise incur any expenses to be paid by Hawaiian Telcom except as expressly provided in this Agreement.

(f)	Where necessary or appropriate with respect to a Managed Third Party, Hawaiian Telcom will

(i)	provide notice to such Managed Third Party of such appointment in compliance with the notice provisions included in the corresponding Managed Third Party Contract and Hawaiian Telcom will provide a copy of such notice to Supplier; and

(ii)	provide such additional written authorization as is necessary or appropriate in order for Supplier to perform its obligations under this

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Section 3.8 with respect to such Managed Third Party. Where required, Hawaiian Telcom will execute a letter of agency providing authority to Supplier. In such case, Supplier will not take any action that is not authorized in such letter of agency (without limiting Supplier’s other obligations under this Section 3.8).

(g)	At any time during the Term in its sole discretion, Hawaiian Telcom may withdraw its grant of authority to Supplier with respect to any Managed Third Party Contract. In this case, Hawaiian Telcom and the Supplier will cooperate to transfer the management of such Managed Third Party Contract to Hawaiian Telcom or Hawaiian Telcom’s designee and Supplier’s obligations and liabilities hereunder shall be reduced and revised accordingly.

(h)	The applicable Charges (if any) will be equitably reduced to reflect the decrease of effort and other resources that the Supplier must expend in performing the Services as a result of any withdrawal of authority under Section 3.8.1(g).

3.8.2	Management Activities. The Supplier will, subject to Section 3.6.5, manage the Managed Third Party Contracts. The Supplier’s obligations will, subject to Section 3.6.5, include:

(a)	at Hawaiian Telcom’s request, verifying and validating the Managed Third Party invoices including: (i) reviewing each such invoice against the services actually received by Hawaiian Telcom from the relevant Managed Third Party; and (ii) conducting periodic audits as specified in the Procedures Manual;

(b)	operationally coordinating specific functions and activities performed by the Managed Third Parties to support the Services;

(c)	acting as a single-point-of-contact for Hawaiian Telcom with the Managed Third Parties with respect to the Services;

(d)	performing problem management functions;

(e)	monitoring, notifying Hawaiian Telcom of, seeking Hawaiian Telcom’s direction and guidance relating to, and reporting upon (in the format described in the Procedures Manual), problems or any other issues with the performance (e.g., performance faults, delays, invoice queries) of Managed Third Parties to the Hawaiian Telcom Personnel identified by Hawaiian Telcom and the Managed Third Party organization. The Supplier will escalate problems with Managed Third Parties only in accordance with mutually agreed procedures or as otherwise agreed by Hawaiian Telcom in a specific instance in its sole discretion; and

(f)	at Hawaiian Telcom’s request and to the extent that Supplier has the right to receive such information under Hawaiian Telcom’s service agreements, providing Hawaiian Telcom with trouble ticket information, alert information, or problem administration and resolution reports from the Managed Third Parties.

3.8.3	Amendments to Managed Third Party Contracts. The Supplier will not cancel, terminate, renegotiate, extend the term of, agree to modify the pricing included in, or otherwise modify the terms and conditions of Hawaiian Telcom contracts with the Managed Third Parties unless Hawaiian Telcom approves of such action in advance in writing, which approval Hawaiian Telcom may withhold in its sole discretion.

3.8.4

Managed Third Party Contract Disputes. The Supplier will not initiate a dispute under a contract with a Managed Third Party. If any dispute occurs with a Managed Third Party, the Supplier will escalate the dispute to Hawaiian Telcom and either pursue resolution

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with the Managed Third Party or permit Hawaiian Telcom to resolve the dispute, as directed by Hawaiian Telcom.

3.8.5	Supplier Liability for Managed Third Parties. Notwithstanding anything to the contrary in this Agreement, Supplier shall have no liability whatsoever for the acts or omissions of Managed Third Parties including any breach by any Managed Third Party of any Laws or any Intellectual Property Rights of any Entity. Supplier’s sole obligation in connection with a breach by any Managed Third Party of any Law, Intellectual Property Right or contract of which breach Supplier has knowledge is to promptly inform Hawaiian Telcom of such knowledge and breach and, as requested by Hawaiian Telcom, provide reasonable, lawful assistance to Hawaiian Telcom in connection therewith. Such assistance will not require Supplier to institute any proceedings in law, equity or otherwise, against such Managed Third Party.

3.9	Adverse Impact on Services

The Supplier will promptly notify Hawaiian Telcom if an event of which Supplier has notice arises that, applying reasonable professional judgment, is likely to have a material adverse effect on the Supplier’s ability to perform the Services.

3.10	Services Evolution

Supplier will cause the Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Services to keep pace with technological advances and advances in the methods of delivering IT services, and to support Hawaiian Telcom’s efforts to maintain competitiveness in the telecommunications services industry. As an example, Services evolution will include the addition of functionality by the Supplier as this is made possible by the availability of new Equipment and Software utilized by the Supplier during the Term. Adjustments in Services in accordance with this Section 3.10 will be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement. Such changes will be implemented at no additional charge to the extent they can be implemented by the then current Supplier Personnel in accordance with Section 5.3 below. To the extent they cannot be accommodated without additional resources being added, they will be subject to additional charges as determined under the Change Management Process. In no event will any change be implemented under this Section 3.10 without Hawaiian Telcom’s prior written consent.

3.11	Technology Refresh and Currency

3.11.1	The Supplier will, subject to Attachment D-5, be responsible for refresh of technology under its control (including the Supplier Systems, the Supported Software and the Supported Equipment) as necessary to meet Service Levels under this Agreement. Hawaiian Telcom’s approval will be required for any changes that may involve risk to Hawaiian Telcom’s business or affect Hawaiian Telcom’s costs (including charges under this Agreement).

3.11.2	In providing the Services to Hawaiian Telcom, the Supplier will:

(a)	support all of the technologies included in or necessary for the operation of the Solution Environment, and proactively identify opportunities to implement new technologies that will improve service and support at a reduced cost and otherwise be advantageous to Hawaiian Telcom’s business operations;

(b)	together with Hawaiian Telcom identify opportunities to implement new technology advantageous to Hawaiian Telcom’s business operations;

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(c)	maintain a level of currency, knowledge and technology that allows Hawaiian Telcom to take advantage of technological advances in order to remain competitive;

(d)	provide Hawaiian Telcom with leading-edge technology for Hawaiian Telcom’s evaluation in connection with the Services;

(e)	meet with Hawaiian Telcom periodically to inform Hawaiian Telcom of any new technology or technology trends and directions that the Supplier is developing or is otherwise aware of that could reasonably be expected to have an impact on Hawaiian Telcom’s businesses;

(f)	implement new technology and processes that allow the Supplier to continue to meet the Performance Standards; and

(g)	adhere to any Software or Equipment Refresh schedules or obligations set forth in any SOW or Work Order.

3.11.3	At least once each year or more frequently as reasonably requested by Hawaiian Telcom, the Supplier will meet with Hawaiian Telcom to (i) explain how the Systems that the Supplier operates (in connection with the provision of the Services) work and are operated; (ii) explain how the Services are provided; and (iii) provide such training and documentation as Hawaiian Telcom may require for Hawaiian Telcom to understand and operate such Systems, and to understand and provide the Services after the expiration or termination of this Agreement.

3.12	Supplier Developed Advances

If the Supplier develops technological advances or changes the Supplier Systems used to provide services that are the same as, or substantially similar to, the Services for other Supplier customers, or the Supplier develops new or enhanced processes, services, Software, tools, products or methodologies to be offered to such customers (collectively, “New Advances”), Supplier will (i) make a non-exclusive offer to Hawaiian Telcom for the opportunity to serve as a pilot customer in connection with the implementation of such New Advances; and (ii) if Hawaiian Telcom declines such opportunity, offer Hawaiian Telcom non-exclusive access to such New Advances and the opportunity to be among the first ten percent (10%) of the Supplier customer base to implement and receive the benefits of any New Advances on reasonable terms and conditions, subject to Section 4.2. Hawaiian Telcom agrees that the requirements of this Agreement with respect to grant of rights and licenses for Supplier Software used in the Services shall not apply to any such New Advances, except as may be specifically agreed in writing by the Supplier.

3.13	Security Services

As part of the Services and at no additional cost to Hawaiian Telcom, the Supplier will implement security and security practices as necessary to secure the Supplier Managed Network, the Solution Environment, and any Hawaiian Telcom Confidential Information and Intellectual Property in Supplier’s possession. In connection therewith, Supplier has adopted and will use material ISO 17799 practices internally in support of those security practices and the Supplier will install and at all times maintain security consistent with the most stringent, in each particular area, of:

3.13.1	the Hawaiian Telcom security standards necessary to support the Security Plan (as changed or supplemented from time to time pursuant to the Change Management Process); or

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3.13.2	the security standards employed by the Supplier with respect to the protection of its similar property (for clarity, security for trade secrets equivalent to the security the Supplier employs to protect its own trade secrets), as they may be upgraded or enhanced from time to time.

4.	CHANGES TO THE SERVICES

4.1	Introduction

All changes to the Services or this Agreement will be handled as follows:

4.1.1	with respect to ADM Services or IM Services that are priced on a Resource Unit basis, changes in volumes of such Services that constitute increased or reduced volumes of Resource Units (including removals of scope from the Services as well as delays in commencing performance of Services as a result of a ramping-down or freeze as to such Services) will be treated as part of the Services (and will not require any administrative action) and the Charges for such increased or reduced volumes of Resource Units will be as provided in Exhibit D (Charges);

4.1.2	to the extent any additional services are not comprised of additional volumes of Resource Units but are largely professional services (e.g., Build Services, enhancements) and Hawaiian Telcom in its sole discretion elects to have the Supplier perform such services, such services will be “Services” and the Supplier will be compensated for performing such additional Services on a Time and Materials Basis applying the applicable rate(s) set forth in Exhibit D (Charges) in the case of the Build Services or the applicable professional services rates set forth in Exhibit D (Charges) in the case of ADM Services or IM Services. The Parties nonetheless will be free to agree to alternative fee arrangements (e.g., fixed fee) for any particular scope of additional Services;

4.1.3	New Services will be handled pursuant to Section 4.4 below;

4.1.4	technical changes to:

(a)	the Supplier Systems that are used exclusively to perform the Services,

(b)	other Supplier Systems where such changes would have a material, adverse affect on the Services,

(c)	those portions of the Hawaiian Telcom Environment relating to the Services, or

(d)	the Software or Equipment

will be handled pursuant to the Configuration Management Process in all instances and, where applicable, the broader Change Management Process;

4.1.5	any changes to the inventory of, or unit prices for (compared to the prices specified in Attachment D-9 (Equipment Price List) or Attachment D-1 (Build Services Charges), the Hawaiian Telcom Provided Solution Equipment or Hawaiian Telcom Provided Solution Software will be handled pursuant to Section 11 of Exhibit D (Charges); and

4.1.6	all other changes will be handled pursuant to the Change Management Process or the Configuration Management Process, as appropriate.

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4.2	Change Management Process

4.2.1	General.

All changes to the Services or otherwise to this Agreement (including new SOWs, Work Orders or Change Orders) will be controlled through a change management process which the Parties will jointly develop, mutually agree upon and set forth in the Procedures Manual (the “Change Management Process”). The Change Management Process will be provided to Hawaiian Telcom for review, comment and approval (and any reasonable comments or suggestions of Hawaiian Telcom will be incorporated into the Change Management Process). Following any change made in accordance with the Change Management Process, the Supplier will retain all change records, drawings and any agreed back-out plans in respect of such change, as provided under Section 13.3, and will make any of these items available to Hawaiian Telcom on request.

4.2.2	Agreement Takes Precedence.

The Change Management Process may not be inconsistent with the requirements of this Section 4.2 and the other provisions of this Agreement. Any inconsistency with this Section 4.2 or any other provision of this Agreement that may be included in the jointly agreed Change Management Process will, nonetheless, not be binding unless and until the Parties execute a written amendment to this Agreement removing the inconsistency (which it will be in each Party’s sole discretion to execute notwithstanding the fact that the Change Management Process as agreed by such Party included the inconsistency).

4.2.3	Key Principles.

The Change Management Process will incorporate the principles set forth below.

(a)	The Change Management Process will detail the procedures the Parties will follow to comply with this Section 4.2.

(b)	The draft Change Management Process developed by Supplier and submitted to Hawaiian Telcom (as well as any changes to the Change Management Process proposed thereafter by Supplier) will comply with the then current Hawaiian Telcom Policies to the extent they do not contradict or violate any Laws, or cause Supplier (including Supplier’s subcontractors) to be in violation of any Law.

(c)	Certain provisions in this Agreement permit Hawaiian Telcom to make changes in the Services or the manner of delivery thereof. Additionally, either Party may suggest changes to the Services or otherwise to this Agreement to the other Party. Regardless of which Party initiates or suggests a change, within a reasonable time the Supplier will perform an analysis of the impacts of the proposed change on the Services, Service Levels, schedule and this Agreement that would result from implementing the change. The Supplier will provide such analysis to Hawaiian Telcom within the applicable time frame specified below after the change is proposed: (i) for Build Services, five (5) Business Days; or (ii) for ADM Services or IM Services, ten (10) Business Days. The Supplier will respond to any other reasonable requests made by Hawaiian Telcom for information or analysis reasonably needed in order for Hawaiian Telcom to decide whether to implement the change.

(d)	The Supplier’s analysis will also include a quote of the changes to the Charges, including Pass-Through Expenses and Retained Costs, which would result from implementing the change. Except as otherwise specifically provided in this Agreement, through the Change Management Process, or as otherwise agreed in a signed writing by the Parties, Supplier will conduct all changes required under this Agreement at its sole cost and expense.

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(e)	Where the change is a result of a change in Law or Hawaiian Telcom Policies, the provisions of Section 4.2.4 will also apply in determining whether and how Charges may be adjusted as a result of the change. Sections 4.2.3(f) through 4.2.3(m) will apply to such a change where Section 4.2.4 provides for an adjustment pursuant to the Change Management Process.

(f)	Where the change would require the Supplier to increase its effort or costs to perform the Services, Charges may only be increased, and new Charges may only be added, if all of the following are true with respect to the change:

(i)	the change is not a change which the Supplier is obligated under the Agreement to perform at no additional charge or at a specified additional charge;

(ii)	the change is approved by the Hawaiian Telcom Contract Executive in his or her sole discretion;

(iii)	the change constitutes a material change to the Services or the Agreement (as such Services evolve pursuant to this Agreement); and

(iv)	the Supplier demonstrates to Hawaiian Telcom’s reasonable satisfaction that the change will have a material, unavoidable and adverse impact on the Supplier’s costs or schedule in performing the Services, whether through a one-time cost or increased on-going costs, and then only to the extent of such impact (acknowledging that for different volumes of Resource Units for which Charges are specified in Exhibit D (Charges) to this Agreement (e.g., rate card for ADM Services, ARCs/RRCs for IM Services, per event), those Charges will apply pursuant to Sections 4.1.1 and 4.1.2 above)).

(g)	To the extent that an increase in Charges or the addition of new Charges is permitted under Section 4.2.3(f), such Charges will be equitably adjusted or quoted based on the applicable Charges for Resource Unit specified in Exhibit D (Charges) to this Agreement (e.g., rate card, ARCs/RRCs), if any, or, if there are no Charges for Resource Units specified in Exhibit D (Charges) that apply, Supplier’s incremental, material and unavoidable costs to perform the increased effort or to incur the increased costs. Where applicable, the adjustments or new Charges will be in accordance with Sections 4.1.1 and 4.1.2 (and thereby any applicable Charges for Resource Units specified in Exhibit D (Charges)). In any event, Supplier’s Charges for additional service will take into account resources and expenses of the Supplier for then-existing Services that would no longer be required if the additional service were performed by the Supplier. To the extent the additional services resulting from the change are of a type performed for other customers and are not covered through Charges for Resource Units specified in Exhibit D (Charges) to this Agreement, Supplier will quote to Hawaiian Telcom a charge for such additional services that is no more than the charge the Supplier generally provides to similar customers for similar services provided via similar means.

(h)

Where the change involves a reduction in or removal of Services, or a ramping-down or freeze of the Services pursuant to Section 3.4, the following will apply. With respect to IM Services, reductions of, or removal of, Services that constitute reduced volumes of one or more Resource Units will be calculated according to the applicable Unit Rates for such Resource Units. With respect to any other

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reductions of, or removal of, Services or Hawaiian Telcom-directed a ramping-down or freeze delaying commencing or implementing any Services, the Charges will be equitably adjusted to allow the Supplier to recover its costs of performing the Services after such change is implemented (including any one-time costs to implement the change) together with profit at the same margin as projected in the Supplier’s internal business case for its internal approval for executing this Agreement. The Supplier will take all reasonable steps to remove or reduce resources or costs no longer required. In the case of a delay in commencing or implementing any Services, the adjustment to the Charges will apply only for the duration of the delay.

(i)	Where Services are removed (including in accordance with, to the extent applicable, Section 3.5.2), the Charges will be proportionately reduced to reflect the reduced scope of the remaining Services. Where a change would otherwise permit the Supplier to reduce the resources or costs required to perform the Services, the Supplier’s quote will reflect such savings plus the margin on such reduced resources or costs that was projected in the Supplier’s internal business case for its internal approval for executing this Agreement.

(j)	If Hawaiian Telcom elects in its sole discretion to implement the change, then the Charges relating to the affected Services will be equitably adjusted, taking into account any defrayed or avoided costs or other savings in the Supplier’s cost of performance, in accordance with the above. Such adjustment may be by way of a one-time charge or credit, a change (upwards or downwards) in the relevant Unit Rates or otherwise as mutually agreed.

(k)	Where there are one-time costs to the Supplier of implementing a change under this Section 4.2.3, upon Hawaiian Telcom’s request and where reasonably possible the Supplier will provide the following two (2) alternative proposals for the charges associated with implementing the change: (i) a proposal with one-time charges to Hawaiian Telcom for the one-time costs the Supplier will incur; and (ii) another proposal with no one-time charges to Hawaiian Telcom notwithstanding the one-time costs the Supplier will incur, in which case the Supplier will recover its one-time costs through adjustments to the applicable Unit Rates or new recurring charges. The latter proposal will include a proposal for how those charges would be recovered as part of wind down expenses if an early Termination would preclude their recovery in whole or in part.

(l)	Changes must be agreed in writing in the form of a Work Order (or, if applicable, an amendment to this Agreement) and signed by both Parties in order to be effective (by the Hawaiian Telcom Project Executive in the case of Hawaiian Telcom). However, the Supplier will proceed with performing changes for up to fifteen (15) days if the Supplier receives an oral instruction from the Hawaiian Telcom Project Executive to do so and Hawaiian Telcom sends a written confirmation of the oral instruction to the Supplier Project Executive. If the corresponding Work Order is executed Supplier will be compensated for performing such Services as provided in the Work Order. If such Work Order is never finalized, the Supplier will be compensated for its incremental effort in performing such Services on a Time and Materials Basis.

(m)	Except as otherwise provided in Section 4.2.3(l) above, Hawaiian Telcom will not be obligated to pay for any changes not authorized in advance and in writing by the Hawaiian Telcom Project Executive.

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(n)	Any:

(i)	mutually agreed change to the Services or the manner in which they are delivered,

(ii)	provision in or change to Hawaiian Telcom Policies (pursuant to Section 4.2.4 below), or

(iii)	provision of any Services to a new Hawaiian Telcom Affiliate or Authorized User,

which would cause, or has the potential to cause, Supplier or the Services to become subject to the laws of any jurisdiction outside of the United States of America, will be handled pursuant to the Change Management Process. The Parties will each take such steps as they reasonably consider necessary to identify whether any amendments to the Agreement are required to comply with any applicable local Laws in respect of such new jurisdiction. The Parties will execute a variation to this Agreement to make (A) any required amendments and (B) any other mutually agreed amendments to this Agreement. Unless otherwise agreed by both Parties, the terms of such variation will only contain provisions which either Party can reasonably demonstrate are required by, or necessary to take account of, local Laws. Changes to this Agreement, as required by, or to take account of, local Laws will, to the fullest extent possible, be consistent with the Parties’ commercial agreement and original intentions.

4.2.4	Changes Resulting From Changes in Hawaiian Telcom Policies or in Law.

(a)	Hawaiian Telcom agrees that it will not knowingly implement Hawaiian Telcom Policies (or changes to any Hawaiian Telcom Policies) that contradict or violate any Laws, or cause Supplier or any Supplier subcontractors to be in violation of any Laws. To the extent that any Hawaiian Telcom Policy does so, Section 14.2.2 will apply. Hawaiian Telcom may add to, delete or modify Hawaiian Telcom Policies from time to time. Except where not possible, Hawaiian Telcom will provide Supplier with not less than thirty (30) days prior written notice of any change in the Hawaiian Telcom Policies that could reasonably be expected to impact the Services. Hawaiian Telcom may not use changes in or additions to Hawaiian Telcom Policies for the purpose of unilaterally renegotiating the economics of this Agreement in a way more favorable to Hawaiian Telcom. Any amendments to this Agreement that may result from the Parties following the Change Management Process to address a change in or addition to the Hawaiian Telcom Policies will be consistent with the foregoing. Any portion of the Hawaiian Telcom Policies which either (i) does not comply with this Section 4.2.4(a), or (ii) has not been communicated in writing to the Supplier Account Manager will not be binding on Supplier under the terms of this Agreement.

(b)

Supplier and Hawaiian Telcom acknowledge that certain Laws that relate to the Services or otherwise to this Agreement may change during the Term, either through the amendment of existing Laws or the enactment of new Laws. Supplier will advise Hawaiian Telcom of changes in Law of which it is aware that relate to Hawaiian Telcom’s business operations supported by the Services, and Hawaiian Telcom will advise Supplier of changes in Law of which it is aware that relate to the Services. Following receipt of such notice, the Supplier will assist Hawaiian Telcom to identify any such resulting required changes to

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the Services or this Agreement, including changes that may be required in any Hawaiian Telcom Policies as a result of a change in Law.

(c)	The Parties will discuss how to accommodate any required changes in this Agreement or the Services as a result of a change in Hawaiian Telcom Policies or Law. If as a result of a change in Hawaiian Telcom Policies or Law Hawaiian Telcom determines that an amendment to this Agreement or a modification of the Services is necessary to comply with such change, the Parties will equitably amend this Agreement (including the applicable Statement of Work(s)) as necessary to facilitate such compliance in accordance with this Section 4, including the remainder of this Section 4.2.4 as well as Sections 4.2.3(e) through 4.2.3(n).

(d)	Supplier will implement agreed-upon changes to the Services within a reasonable time, provided that with respect to changes to the Services necessary to comply with Law, the Supplier must in any event implement such changes by the time mandated by Law, if any. Supplier will be excused from meeting such deadline to the extent due to:

(i)	Hawaiian Telcom’s failure to notify Supplier of the underlying change in Law a reasonable time in advance of the deadline, where possible; or

(ii)	Supplier’s receipt of Hawaiian Telcom’s notice of the change in Law after the date mandated by Law,

provided that, in either case, Supplier uses commercially reasonable efforts (A) to implement the change as soon as reasonably practicable, and (B) otherwise to mitigate any adverse consequences to Hawaiian Telcom to the extent within the scope of Supplier’s obligations under this Agreement.

(e)	Supplier will use commercially reasonable efforts to implement any changes in the Services required to comply with changes in Hawaiian Telcom Policies or Law without any additional charge to Hawaiian Telcom. If Supplier cannot achieve such result, Supplier will prorate any costs required to implement such changes in the Services among Hawaiian Telcom and all of its other similarly situated customers for whom it provides similar services and who are similarly impacted by the changes required by Law, if due to a change in Law (including where a change in Law is interpreted by Hawaiian Telcom through a change in Hawaiian Telcom Policy in a manner that is substantially similar to policies adopted by other similarly situated customers). Otherwise, if Supplier incurs material expenses that it would not otherwise have incurred, either as one-time expenses to implement such changes or as increases in recurring costs for the performance of the ongoing Services as a result of such changes, Supplier will be entitled to reimbursement pursuant to the Change Management Process; provided that to the extent a change to the Services is required by a Law that relates to Supplier in the performance of its role under this Agreement, then Supplier may not increase the Charges payable under this Agreement and the change will otherwise be at no additional charge to Hawaiian Telcom.

(f)	Supplier will implement any changes in the Services or delivery thereof that, in the Supplier’s judgment, are required for Supplier to comply with Law as a result in a change in Law no later than the relevant effective date of the change in Law, which will be implemented pursuant to the Configuration Management Process.

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(g)	Supplier will, to the extent reasonably practicable, implement the changes referenced in this Section 4.2.4 so as not to have a materially adverse effect on, or give rise to increased inconvenience in, Hawaiian Telcom’s use or enjoyment of the Services.

4.3	Configuration Management Process

4.3.1	The Supplier will implement technical changes described in Section 4.1.4 in compliance with a mutually agreed change control procedure that will be included in the Procedures Manual (the “Configuration Management Process”).

4.3.2	The Configuration Management Process will comply with the following:

(a)	the Configuration Management Process may not be inconsistent with the requirements of this Agreement or with the Change Management Process. Any inconsistency with any other provision of this Agreement or with the Change Management Process that may be included in the jointly agreed Configuration Management Process will, nonetheless, not be binding unless and until:

(i)	in the case of inconsistencies with the Agreement, the Parties remove such inconsistency from the Configuration Management Process or execute a written amendment to this Agreement removing the inconsistency from this Agreement (which it will be in each Party’s sole discretion to execute notwithstanding the fact that the Configuration Management Process as agreed by such Party included the inconsistency), or

(ii)	in the case of inconsistencies with the Change Management Process, the Parties remove such inconsistency from either the Configuration Management Process or the Change Management Process.

(b)	the Configuration Management Process may not unreasonably hinder or prevent the rights of Hawaiian Telcom, where Hawaiian Telcom has such rights under this Agreement, to require the System Changes pursuant to this Agreement, as requested or notified to the Supplier;

(c)	the Supplier will not make any change to the Services or the Solution Environment, or take any other action or make any other decision, which may:

(i)	adversely affect the function or performance of, or decrease the resource efficiency of, the Services;

(ii)	increase any of the Charges, Pass-Through Expenses, Retained Expenses or any other expenses or costs that Hawaiian Telcom is to bear;

(iii)	be inconsistent with the Application Architecture or Application Methodologies;

(iv)	be inconsistent with the Hawaiian Telcom Policies; or

(v)	adversely impact the way in which Hawaiian Telcom conducts its business or operations,

without first obtaining Hawaiian Telcom’s prior written approval, which Hawaiian Telcom may withhold in its sole discretion; provided, however, that (A) Supplier may make temporary changes required by an emergency if it uses commercially reasonable efforts but is unable to obtain Hawaiian Telcom’s approval and promptly documents and promptly reports in writing those

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emergency changes to Hawaiian Telcom, and (B) Supplier may make changes to the Services that are necessary to comply with changes in Law that are applicable to Supplier or Supplier’s performance of the Services. In connection with the changes referenced in clause (B), Supplier shall provide Hawaiian Telcom notice of such change in the Services, discuss such changes with Hawaiian Telcom, including possible alternative ways of implementing such changes, and will use commercially reasonable efforts to implement such changes with the goal of minimizing any resulting impacts on the Services or Hawaiian Telcom.

(d)	before introducing any new Equipment or Software into the Solution Environment, Supplier will have verified that the item is consistent with the Application Architecture and Application Methodologies, has been properly tested and installed, and except to the extent reasonably necessary as a result of differences between the test environment and the production environment, is operating in accordance with its specifications and is performing its intended functions in a reliable manner;

(e)	the Supplier will move Software and configurations from development and test environments to production environments in a controlled and documented manner with the goal of ensuring that no unexpected changes are introduced into the Software or configurations during any such activity;

(f)	if a change comprises new technology or out-of-scope services (including as a result of implementing New Services), the Supplier will validate and obtain approval for changes to the Solution Environment with Hawaiian Telcom before production implementation; and

(g)	it will include:

(i)	checkpoints to determine any potential or required Change Management Process actions;

(ii)	obtaining Hawaiian Telcom approvals of testing and installation timetables;

(iii)	appropriate testing for Equipment or Software changes;

(iv)	centralized management and control of the process; and

(v)	scheduling the change to go into Service, including: (A) resolving conflicts with closing processes; (B) providing compatibility with other planned changes or business events; (C) developing contingency procedures; and (D) providing documentation and audit trails.

4.4	New Services

4.4.1	If Hawaiian Telcom requests Supplier to perform New Services, the Parties’ obligations with respect to such functions will be as follows:

(a)	Subject to this Section 4.4, Supplier will use commercially reasonable efforts to provide New Services at no additional charge to Hawaiian Telcom pursuant to Section 5.3.

(b)

If the performance of the additional functions would be reflected in a change in the volume of chargeable Resource Units, and the net change in the resources and expenses required to perform the different functions would not be disproportionately different from the corresponding change in the volume or

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composition of such chargeable Resource Units from performing such additional functions, then the charge, if any, for such additional functions will be determined pursuant to the corresponding Additional Resource Charges specified in Exhibit D (Charges). The additional functions, when implemented by the Supplier, will be then part of the “Services” and subject to the terms and conditions of this Agreement as such.

(c)	If the net change in the resources and expenses required to perform the additional functions would be disproportionately different from the corresponding change in the volume or composition of Resource Units from performing such additional functions, then:

(i)	the Supplier will quote to Hawaiian Telcom an equitable charge for such additional functions that is competitive. Such quote will:

(A)	be reduced, as applicable, to take into account resources and expenses of the Supplier for then-existing Services that would no longer be required if the additional functions would be performed by the Supplier. Where that is the case, the Supplier will either quote a reduction in the existing Charges under this Agreement reflecting the extent of such elimination or reduction of the Services or reflect that reduction in the proposed Charges quoted for the New Service, or both;

(B)	to the extent additional functions are of a type performed for a number of other customers (e.g., adding a different call center or payments processing), the Supplier will quote to Hawaiian Telcom Charges for such additional services that is no more than the charges the Supplier generally charges to similar customers for similar services provided via similar means;

(C)	take into account the existing volume of business between the Supplier and Hawaiian Telcom, including the cost of the components of production that are priced as part of this Agreement; and

(D)	to the extent possible, group the New Services into one (1) or more proposed new Resource Units and quote a price on a Unit Rate basis for each such proposed new Resource Unit.

(ii)	Hawaiian Telcom, upon receipt of such quote, may then elect in its sole discretion to have the Supplier perform the additional functions and the Charges will be adjusted, if appropriate, to reflect such functions. If Hawaiian Telcom so elects, such services, once implemented by the Supplier, will then be part of the “Services” and subject to the terms and conditions of this Agreement.

4.4.2

Hawaiian Telcom may elect in its discretion to solicit and receive bids from, or otherwise enter into agreements with, Third Parties to perform or to perform itself such additional functions. If Hawaiian Telcom does so, the Supplier will reasonably cooperate with Hawaiian Telcom and the Third Parties with respect to Hawaiian Telcom’s solicitation of bids from the Third Parties (including providing information regarding the Services

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reasonably requested by Hawaiian Telcom, subject to the confidentiality limitations in this Agreement including such Third Party executing and delivering a confidentiality agreement in the form of Exhibit M (Form of Confidentiality Agreement) or otherwise reasonably acceptable to Supplier) and, if Hawaiian Telcom elects to have any such Third Parties perform such additional functions, cooperate with the Third Parties’ performance of such additional functions in accordance with Section 3.6 above.

4.4.3	Evolution, supplements, modifications, enhancements and replacements of the Services over time to keep pace with technological advancements and improvements in the methods of delivering services, including those implemented pursuant to Sections 3.10 and 3.11, will not be deemed to be functions materially different from the Services.

4.4.4	If Hawaiian Telcom elects to have the Supplier perform a New Service, the New Service will be documented in a Work Order or amendment to this Agreement which, to be effective, must be executed by the Parties (in the case of Hawaiian Telcom, by the Hawaiian Telcom Contract Executive or his or her designee).

5.	PROGRAM MANAGEMENT

5.1	Governance

The governance processes that the Parties will utilize with respect to the Services are set forth in Exhibit E (Governance Model) (the “Governance Process”).

5.2	IT Architecture, Standards and Strategic Direction

The responsibility for establishing the overall IT architecture, product standards and strategic direction of Hawaiian Telcom will at all times remain with Hawaiian Telcom. Supplier, in performing the Services, will comply with such overall IT architecture, product standards and strategic direction as they may change from time to time.

5.3	Re-Prioritization of Resources

The Hawaiian Telcom Project Executive or his or her designee may identify new or additional work activities to be performed by Supplier Personnel (including work activities that would otherwise be treated as New Services) or reprioritize or reset the schedule for existing work activities to be performed by such Supplier Personnel. Unless otherwise agreed, Hawaiian Telcom shall incur no additional charges for the performance of such work activities performed by Supplier Personnel to the extent such work activities can be performed with the same level of FTP support as is set forth in this Agreement or the applicable Work Order. If any such reprioritization would cause Supplier to incur additional costs, require Supplier to devote additional resources to performing the Services, or adversely affect Service Levels, the Change Management Process will apply (including that Supplier will only proceed with such reprioritization if it has received the advance approval of the Hawaiian Telcom Contract Executive, which shall be deemed to have been given with such individual’s, or such individual’s designee’s execution of the applicable Work Order, if any). The Supplier will use commercially reasonable efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Service Levels. If it is not possible to avoid such an impact, the Supplier will notify Hawaiian Telcom of the anticipated impact and obtain Hawaiian Telcom’s written consent prior to proceeding with such work activities (in which case Section 14.2 will apply to Supplier’s performance of such Services). Hawaiian Telcom, in its sole discretion, may forego or delay such work activities or temporarily

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adjust the work to be performed by Supplier, the associated schedules or suspend the Service Levels to permit the performance by Supplier of such work activities.

5.4	Reports; Data Repository

5.4.1	Reports.

(a)	During the Term, Supplier will:

(i)	provide Hawaiian Telcom the reports specified in Exhibit E (Governance Model) as provided in Exhibit E (Governance Model) and Exhibit Q (Reporting);

(ii)	provide Hawaiian Telcom any other reports that the Predecessor Entity provided for itself or received prior to the Execution Date, with same content, completeness, format, frequency and specificity as such reports;

(iii)	as reasonably requested by Hawaiian Telcom from time to time, design (to Hawaiian Telcom’s specifications) and run ad hoc reports in accordance with the timeframe reasonably specified by Hawaiian Telcom,

(collectively, the “Reports”).

(b)	Supplier will provide each Report in both an electronic and, as requested by Hawaiian Telcom, hard copy version to Hawaiian Telcom. When Supplier is attending a meeting with Hawaiian Telcom to review Report(s), Supplier will bring hard copies of such Report(s) to such meeting for Hawaiian Telcom’s use.

(c)	The Reports will be provided in a format reasonably specified by Hawaiian Telcom. As reasonably requested by Hawaiian Telcom, the Supplier will modify the format of Reports.

5.4.2	Data Repository.

(a)	The Supplier will provide a secure web-based portal through which Hawaiian Telcom will be able to access online (i) electronic copies of all of the reports run on a periodic basis (so as to provide meaningful, actionable information), (ii) such raw data underlying such reports as to provide the auditability of the reports, and (iii) the other items described below in this Section 5.4.2 (the “Data Repository”).

(b)	The Data Repository will include the following:

(i)	a monthly extract or data feed of the asset inventory system the Supplier will use to manage and track the Software and Equipment that is the Supplier’s responsibility to track;

(ii)	all operational documents and resources to which Hawaiian Telcom is to have access, including the Procedures Manual; and

(iii)	all Work Orders, Change Orders and any other contract related documentation or correspondence between the Parties relating to the Services or the Agreement.

(c)	The Data Repository will:

(i)	be accessible by Hawaiian Telcom using a secure web site on a 24x365 basis (subject to reasonable amounts of planned maintenance outages

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within mutually agreed maintenance windows outside of Business Hours in Hawaii);

(ii)	allow Hawaiian Telcom to carry out searches through the web portal across all of the Reports Data, including containing a search facility to easily locate documents by name, date, author, document number, location and other key words to be defined; and free form content searches and searching using multiple criteria;

(iii)	allow Hawaiian Telcom to download any data stored within the Data Repository that would otherwise be provided to Hawaiian Telcom as part of the Supplier’s reporting obligations under this Agreement;

(iv)	allow Hawaiian Telcom to generate any of the reports delivered to Hawaiian Telcom by the Supplier;

(v)	allow Hawaiian Telcom to create new, ad hoc or recurring reports within the Data Repository using the web portal; and

(vi)	provide versioning for documents stored in the Data Repository, including retaining all previously stored versions of the relevant document; enabling authorized Hawaiian Telcom Personnel to add new versions of particular documents; logging providing the date on which each version of the document was added, the version number and the document owner; indicating the version of the document on screen.

(d)	The information, reports, and documents stored in the Data Repository will be viewable and downloadable by Hawaiian Telcom in standard Microsoft Office formats (e.g., Word, Excel, PowerPoint, Access, Project and Visio). Any other formats for any particular information, report or document must be approved by Hawaiian Telcom in advance.

(e)	The Supplier will not make any material changes to the functionality of the Data Repository without Hawaiian Telcom’s approval, not to be unreasonably withheld.

(f)	Access to the Data Repository will be password-protected and access controls will be implemented restricting access only to the following:

(i)	to Supplier Personnel who need to have access, and only to the level of access for each individual necessary to perform their respective aspects of the Services; and

(ii)	to those Hawaiian Telcom Personnel and Third Parties designated from time to time by Hawaiian Telcom who will each have the level of access (including with respect to particular raw data) as specified by Hawaiian Telcom from time to time.

(g)	Upon request the Supplier will provide a report listing all individuals (including Supplier Personnel) approved to Access the Data Repository.

(h)	The Supplier will perform incremental back-ups the Data Repository on a nightly basis and full back-ups on a weekly basis. The Supplier will restore the Data Repository in the event of any loss using the back-ups.

(i)	The Parties will define a process for adding, removing and changing individuals’ access and privileges to the Data Repository.

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(j)	The Supplier will maintain online access to each item of information in the Data Repository for at least twelve (12) months, after which time the item may be removed from online access and archived.

5.5	Subcontracts.

The Supplier will not subcontract or delegate any of its material obligations under this Agreement except as expressly provided in this Section 5.5. A subcontractor of a subcontractor, directly or indirectly, of the Supplier will be deemed to be a subcontractor of the Supplier for the purposes of this Section 5.5.

5.5.1	De Minimis Subcontracts.

Hawaiian Telcom approval will not be required for subcontracts whose annual value is reasonably expected to be less in any Operations Year than three hundred fifty thousand dollars ($350,000.00) so long as the aggregate total amount of the Supplier’s annual spending in respect of all such subcontracts (with the new subcontract included) is reasonably expected to be less in any Operations Year than one million five hundred thousand dollars ($1,500,000.00). Any proposed subcontract whose annual value (when added to the annual values of the then current existing subcontracts permitted under the previous sentence) would exceed such threshold will require Hawaiian Telcom’s prior written approval as provided in Section 5.5.2 regardless of the annual value of the subcontract. The Supplier will notify Hawaiian Telcom in writing of the expected value (by year through the remainder of the Term or the term of the subcontract, whichever is shorter), the identity of the subcontractor, and the general nature of the services to be performed by the subcontractor (including the locations from which the subcontractor will perform them) in advance of executing any subcontract permitted under this Section 5.5.1.

5.5.2	Approved Subcontracts.

(a)	The Supplier must obtain Hawaiian Telcom’s prior written consent (which Hawaiian Telcom may withhold in its sole discretion) prior to entering into any subcontract that is not within the permitted thresholds specified in Section 5.5.1 above. As of the Execution Date Hawaiian Telcom grants its approval to the subcontracts specified in Exhibit J (Approved Subcontracts). Those subcontracts together with any subcontracts in respect of which the Supplier adheres to the requirements set forth below in this Section 5.5.2 and obtains Hawaiian Telcom’s prior written approval will be “Approved Subcontracts.” With respect to any proposed subcontracts (other than those permitted under Section 5.5.1 above) as to which Supplier and the relevant Third Party have not concluded negotiations as of the Execution Date, Hawaiian Telcom grants its approval to those aspects of the proposed delegation (for which Hawaiian Telcom’s approval is required under this Section 5.5.2) that are specified in Exhibit J (Approved Subcontracts), and only the remaining aspects subject to Hawaiian Telcom’s approval will be subject to the below.

(b)

With respect to any additional subcontracts that the Supplier may wish to enter into during the Term (as to which the Supplier must seek Hawaiian Telcom’s prior approval pursuant to this Section 5.5), the following will apply. The Supplier will provide Hawaiian Telcom with reasonable prior written notice of any such proposed subcontract. The notice will specify proposed subcontractor’s role and responsibilities and the components of the Services affected, the identity and qualifications of the subcontractor, and the locations from which the

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subcontractor will perform the services subcontracted or delegated to it. At Hawaiian Telcom’s request, Supplier will forward to Hawaiian Telcom a reasonable description of the scope and material terms (other than financial) of the proposed subcontract.

(c)	Without limitation to Section 5.5.3(a) or 5.5.3(d), the Supplier will include provisions in each subcontract equivalent to the following provisions of this Agreement: Sections 3.3, with respect to Hawaiian Telcom Policies; in the cases of Hewlett Packard, CDG and Volt Delta only, 3.6; where any subcontractor personnel are Key Supplier Personnel, 8.1; 8.3; 9 as to Hawaiian Telcom’s Intellectual Property Rights (including rights with respect to Developments); 10.1.2(a); 10.1.2(b); 10.1.2(e); 11; 12; 13; 15; 16 with respect to those representations and warranties that are relevant to the scope of activities being performed by the relevant subcontractor; 22.12; and in the case of subcontracts for Services supporting Critical Services Levels at the time of the subcontracting, notification with respect to possible service failures. In addition, Supplier will include in each subcontract such provisions as are necessary in order to ensure the Supplier is able to deliver the Disengagement Assistance. Hawaiian Telcom will be named in each subcontract as an intended third party beneficiary with the right to directly enforce. Supplier agrees that there will be no amounts payable by Hawaiian Telcom to any Supplier subcontractors in respect of (i) any Removals from Scope of Services, or (ii) the expiration or termination for any reason of this Agreement (beyond any amounts which Supplier may remit to the subcontractors and are comprised in the agreed Termination Not for Cause Fee).

(d)	At Hawaiian Telcom’s request at any time, Supplier will provide to Hawaiian Telcom specific provisions (as reasonably determined by Hawaiian Telcom but not including financial terms) of any contract Supplier has with a subcontractor so that Hawaiian Telcom can determine whether such contract contains provisions complying with Section 5.5.2(c).

(e)	Upon Hawaiian Telcom’s request, Supplier will enforce with respect to any Approved Subcontract any of the foregoing contractual terms in such Approved Subcontract on behalf of Hawaiian Telcom and any other provisions in the Approved Subcontract as necessary for Supplier to fulfill its obligations under this Agreement. Nothing in the preceding sentence will be deemed to limit the Supplier’s responsibility for its subcontractors under Section 5.5.3(b).

(f)	Supplier will include in its contract with each subcontractor a requirement that the subcontractor notify Supplier if an event arises that is likely to have a material adverse effect on the subcontractor’s ability to perform the Services. Supplier will promptly notify Hawaiian Telcom of any such notification Supplier receives from a subcontractor. Supplier also will promptly notify Hawaiian Telcom if Supplier has reason to believe that an event has occurred or is likely to arise which has or would have a material adverse effect on a subcontractor’s ability to perform the services subcontracted or delegated to the subcontractor.

(g)	Without limiting any other rights or remedies to which Hawaiian Telcom may be entitled under this Agreement, Hawaiian Telcom will have the right to revoke its prior approval of a subcontract and direct Supplier to replace, or cause the replacement of the corresponding subcontractor if:

(i)	the subcontractor’s performance under such subcontract is materially deficient or Hawaiian Telcom reasonably determines that the applicable

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subcontractor is, or will be, unable effectively to perform its responsibilities under the Approved Subcontract;

(ii)	good faith doubts exist concerning the subcontractor’s ability to render future performance because of changes in the subcontractor’s ownership, management, or financial condition;

(iii)	the subcontractor violates any Law and such violation:

(A)	has, or is likely to have, a negative impact on Hawaiian Telcom’s ability to remain a regulatory licensee or permitee, its reputation, its ability to provide services to its customers, or its ability to meet its employee or other obligations, or

(B)	(1) has, or is likely to have, a material adverse effect on the subcontractor’s ability to perform its obligations under its subcontract and (2) such failure to perform has, or is likely to have, a material adverse effect on Supplier’s ability to perform the Services; or

(iv)	there have been material misrepresentations made to Hawaiian Telcom in writing by the subcontractor or in writing by Supplier concerning the subcontractor.

5.5.3	General Rules Applying to All Subcontracts.

(a)	Any references in this Agreement to the Supplier or to the Supplier performing Services or obligations under this Agreement will be deemed to include each subcontractor to the extent such subcontractor is performing such Services or obligations. The Supplier will cause subcontractors and any other entities providing Services (or support with regard to the Services) to comply with the obligations and restrictions applicable to Supplier under this Agreement.

(b)	The Supplier agrees that it will remain responsible for obligations, services and functions performed and any other acts or omissions committed by Supplier’s subcontractors to the same extent as if such obligations, services or functions performed by, or other act or omission committed by, such subcontractors were performed or committed by the Supplier itself. For the purpose of determining Supplier’s liability under this Agreement (including liability under any indemnity obligation contained in Section 18), any work performed by a subcontractor will be deemed work performed by Supplier and, for the avoidance of doubt, any negligent act of a subcontractor in connection with performance of the Services will be deemed to be the negligent act of Supplier.

(c)	There will be no adverse impact on the Charges or taxes for the Services resulting from the use of subcontractors by Supplier.

(d)	All subcontractors will be required to adhere to the more rigorous of the Hawaiian Telcom Policies and procedures or the Supplier’s policies, guidelines, standards, and procedures in effect from time to time.

(e)

The Supplier will serve as the prime contractor in respect of the subcontractors and will be Hawaiian Telcom’s sole point of contact regarding the Services performed by a subcontractor, including with respect to payment. The Supplier will have the authority to make binding decisions and commitments, handle all

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communications, and address operational and administrative matters as if the Services performed by the subcontractors were performed by the Supplier itself.

(f)	The Supplier will not disclose any Hawaiian Telcom Confidential Information to a subcontractor unless and until such subcontractor has executed a nondisclosure agreement covering the Hawaiian Telcom Confidential Information in a form approved in advance by Hawaiian Telcom and not any more restrictive than the confidentiality obligations of Supplier under this Agreement.

5.6	Facility Migration Plans

5.6.1	Supplier will not migrate all or part of the Services from a Facility that was previously being used to provide such Services to another Facility without Hawaiian Telcom’s consent, which consent will not be unreasonably delayed or withheld. If Supplier proposes during the Term to migrate all or part of the Services from a Facility that was previously being used to provide such Services to another Facility, Supplier will:

(a)	deliver an initial high level draft of its migration plan describing the methods, procedures and timing of the steps the Supplier will take to (i) migrate the Services, and (ii) avoid degradation of the Services and Performance Standards (including the Service Levels) during the migration or as reasonably amended by the Supplier (the “Migration Plan”). The Supplier will provide reasonable advance notice to Hawaiian Telcom of any amendments to the Migration Plan;

(b)	include in the Migration Plan detailed back-out and contingency plans to be executed in the event of any failure during the migration. The Supplier will monitor the migration, document and promptly report to Hawaiian Telcom any problems encountered, and promptly resolve such problems;

(c)	in consultation with Hawaiian Telcom, develop, for Hawaiian Telcom’s review and approval, plans for comprehensive migration testing. Such plans will, among other things, require that Supplier perform all tests, allow Hawaiian Telcom to attend such tests, make the test results available to Hawaiian Telcom and make any modifications, corrections or alterations that are determined to be necessary as a result of such tests. Supplier is prohibited from migrating any work prior to successful testing of the location to which the Services are to be migrated; and

(d)	submit the items described in Sections 5.6.1(a), 5.6.1(b), and 5.6.1(c) above to Hawaiian Telcom for review with a request to approve the proposed relocation.

5.6.2	If Hawaiian Telcom consents to the proposed relocation, the Supplier will complete the migration in accordance with the time schedule specified in the Migration Plan while continuing to perform the Services without materially negatively affecting the Supplier’s performance of the Services or Performance Standards (including the Service Levels).

5.6.3	Hawaiian Telcom will not be charged for any costs of implementing such migration, for increased consumption or utilization resulting from the migration, or for any other costs (including any new Taxes or increases in existing Taxes) associated with the migration unless and to the extent such migration has been required by Hawaiian Telcom. It is expressly understood and agreed that Hawaiian Telcom’s consent to a move proposed by Supplier in and of itself will not be deemed to be a requirement by Hawaiian Telcom that such migration occur.

5.6.4

Supplier will not migrate any portion of the Services (including Supplier human resources and infrastructure used to perform the Services): (i) to any location not within the United States of America; (ii) from Hawaii to a location outside Hawaii; or (iii)

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from one location outside the United States of America to another location in different country outside the United States of America, without the prior written consent of Hawaiian Telcom which consent may not be unreasonably withheld or delayed. The Parties agree that the public perception or reputational ramifications of a migration (which will be in Hawaiian Telcom’s judgment) will constitute a reasonable basis for Hawaiian Telcom to withhold such consent.

5.7	Hawaiian Telcom Budgeting Support and Financial Planning

5.7.1	Within ninety (90) days after the Execution Date and annually thereafter, Supplier will develop annual and quarterly financial objectives and budgets and performance goals. These objectives and budgets and performance goals (quarterly and annual) will be subject to review and approval by Hawaiian Telcom before incorporation into Supplier’s working plans.

5.7.2	Subject to the Change Management Process, beginning with planning for Operations Year 2, Supplier will participate in and support Hawaiian Telcom’s budgeting and other financial planning and controls processes and activities. This will include providing monthly twelve (12) month rolling forecasts to Hawaiian Telcom of actual and projected volumes, including:

(a)	volumes of Services which are priced on Resource Unit bases;

(b)	projections of FTPs or other Supplier ADM Services that may be required beyond those included at no additional charge and the activities which will require them (e.g., advising Hawaiian Telcom of known or expected new major releases of Hawaiian Telcom Provided Software, upcoming changes in Law which may require enhancements and suggested associated training on changes to Hawaiian Telcom Provided Software);

(c)	any other known or expected changes to the environment or Hawaiian Telcom’s business impacting Hawaiian Telcom’s costs or utilization.

5.7.3	To assist Paradise in meeting budget, resource utilization and related goals, the Supplier will notify Hawaiian Telcom in a timely manner of any variances from the forecasts developed as part of such planning. In addition, on an annual basis, Supplier shall provide information to Hawaiian Telcom regarding opportunities to modify or improve the Services and to reduce the Charges or total cost to Hawaiian Telcom of receiving or using the Services.

5.8	Customer Satisfaction Survey

5.8.1	Hawaiian Telcom Personnel satisfaction will be measured as requested by Hawaiian Telcom but no more frequently than once every calendar quarter through a mutually agreed customer satisfaction survey (the “Customer Satisfaction Survey”). The surveys may be performed by the Supplier or an independent Third Party, at Hawaiian Telcom’s option from time to time.

5.8.2	The results of the surveys will factor into determining Key Supplier Personnel compensation in accordance with Section 8.1.3(f) below.

5.8.3	Hawaiian Telcom may, in its sole discretion, also identify customer satisfaction as a Critical Service Level or include it in a balanced scorecard of the Supplier’s performance.

5.8.4	If in any period, the results of the customer satisfaction surveys indicate that there is a problem (as reasonably determined by Hawaiian Telcom), then the Supplier will

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promptly perform a root cause analysis to determine the cause(s) of problem and develop a reasonable plan to resolve such problems for Hawaiian Telcom’s review and approval. Upon Hawaiian Telcom’s approval, the Supplier will implement the plan.

5.8.5	The Supplier will be responsible for all costs associated with conducting the customer satisfaction survey process and developing and implementing any plan under Section 5.8.4.

5.9	Benchmarking Support

The Supplier will cooperate fully with any Third Party performing benchmarking for Hawaiian Telcom (including providing all data relating to the provision of the Services to Hawaiian Telcom requested by that Third Party) at no additional cost to Hawaiian Telcom. The Supplier will not be obligated to provide any information with respect to the Supplier’s cost of providing the Services Hawaiian Telcom’s right to perform, or have any Third Party perform, any such benchmarking shall commence on the date that is eighteen (18) months after the Merger Closing Date.

6.	SERVICE LEVELS, PERFORMANCE STANDARDS AND SERVICE LEVEL CREDITS

6.1	Service Levels

With respect to those aspects of the Services for which there are Service Levels specified from time to time pursuant to Exhibit C (Service Levels), the Supplier agrees that its performance of such Services will meet or exceed their corresponding Service Levels. The terms and conditions with respect to Service Levels are set forth in Exhibit C (Service Levels).

6.2	Performance Standards

For those aspect of the Services for which there are not Service Levels specified from time to time pursuant to Exhibit C (Service Levels), the Supplier agrees that it will perform, or cause the performance of, such Services in accordance with quantitative standards where this Agreement specifies such standards for the Supplier’s performance of such Services (other than the Service Levels), or, where this Agreement does not specify quantitative standards, in accordance with the higher of: (i) the same level, and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency, as established through relevant, objectively verifiable data, as was provided prior to the Execution Date by or for Hawaiian Telcom or its Predecessor Entity (as applicable); or (ii) standards satisfied by well-managed operations for performing services similar to the Services (together with the Service Levels, the “Performance Standards”).

6.3	Service Level Credits

For failure to meet a Service Level the Supplier will credit Hawaiian Telcom with the applicable Service Level Credit, if any, pursuant to the terms and conditions set forth in Exhibit C (Service Levels).

6.4	Measurement and Monitoring Tools

Supplier will utilize the necessary measurement and monitoring tools and procedures required to measure and report Supplier’s performance of the Services against the applicable Service Levels, including any monitoring tools specified in Exhibit C (Service Levels). Without limiting the terms of Exhibit C (Service Levels), such measurement and monitoring will permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and will be subject to Audit by Hawaiian Telcom as further provided in Section 13. In connection with an Audit under

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Section 13 where such matters are a subject, Supplier will provide Hawaiian Telcom with information and access to such tools and procedures upon request, for purposes of verification.

7.	PRICING AND INVOICING

7.1	General

Hawaiian Telcom will pay the Charges specified in Exhibit D (Charges) in accordance with the applicable terms and conditions set forth in Exhibit D (Charges) and elsewhere in this Agreement.

7.2	Invoicing

Invoices may only be rendered in accordance with, and must comply with the requirements set forth in, Section 8 of Exhibit D (Charges).

7.3	Pass-Through Expenses

Hawaiian Telcom will only be responsible for the Pass-Through Expenses specified in Section 10 of Exhibit D (Charges).

7.4	Estimated Hawaiian Telcom Retained Costs

The Hawaiian Telcom Retained Costs are specified in Attachment D-6 (Hawaiian Telcom Retained Costs) and will be handled as provided in Section 11 of Exhibit D (Charges).

7.5	Projects.

Projects will be requested or proposed, commissioned and paid for in accordance with Section 4 of Exhibit D (Charges)

7.6	Taxes

References in this Section 7.6 to Supplier or Hawaiian Telcom will, as relevant, be deemed to include any Affiliates of such Party that are paying or receiving any of the Charges or otherwise incurring any taxes in relation to the performance or receipt of the Services (including any charges for Software or Equipment, as applicable). The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement will be as follows.

7.6.1	Each Party will be responsible (i) for any real or personal property taxes on property it owns or leases, (ii) for franchise and privilege taxes on its business, and (iii) for taxes based on its net income or for taxes on its gross receipts, including gross receipts taxes, general or gross excise taxes, other excise taxes, sales taxes and use taxes.

7.6.2	All amounts payable pursuant to this Agreement in respect of the Services and all other amounts referred to and monetary figures used in this Agreement are stated exclusive of the existing sales, use, excise, value added, services, consumption, privilege (measured by the gross receipts of the Supplier), or gross receipts (collectively, “Taxes”).

7.6.3	Supplier will be responsible for any Taxes on the goods or services used or consumed by Supplier in providing the Services (other than goods, including Equipment or Software, purchased, leased or licensed for Hawaiian Telcom or on Hawaiian Telcom’s behalf (in respect of which Hawaiian Telcom holds title or is the licensee (including by assignment))) where the Tax is imposed (including during the Term) on Supplier’s acquisition or use of such goods or services and the amount of Tax is measured by Supplier’ cost in acquiring such goods or services.

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7.6.4	Hawaiian Telcom will be responsible for, and shall pay or reimburse Supplier for the payment of, any Taxes imposed or assessed (including during the Term) on (i) the provision of the Services, as a whole, or on any particular Service or on the charges under this Agreement or (ii) on any Equipment or Software, purchased, leased or licensed for Hawaiian Telcom or on Hawaiian Telcom’s behalf (in respect of which Hawaiian Telcom holds title or is the licensee (including by assignment), if any). Supplier will only invoice Taxes to Hawaiian Telcom which Hawaiian Telcom is (A) obligated to pay pursuant to this Agreement, or (B) otherwise legally obligated to pay Supplier pursuant to relevant tax Laws, and in no instance will Hawaiian Telcom be responsible for Taxes to the extent excluded pursuant to Sections 5.6.3 above and 7.6.6 below.

7.6.5	If a Tax is imposed or assessed on the provision of any of the Services as a whole, or on any particular Service, or on any particular Service, or the charges therefor or on any Equipment or Software, purchased, leased or licensed for Hawaiian Telcom or on Hawaiian Telcom’s behalf (in respect of which Hawaiian Telcom holds title or is the licensee (including by assignment)), the Parties will work together to segregate the payments under this Agreement into three (3) payment streams:

(a)	those for taxable Services

(b)	those for which Supplier functions merely assists Hawaiian Telcom in obtaining or receiving goods, supplies, or services from Third Parties (including leasing and licensing arrangements); and

(c)	those for other nontaxable Services.

In addition, Supplier’s invoices will separately state the Services, Software and Equipment (if any) provided to Hawaiian Telcom as reasonably requested by Hawaiian Telcom, including the geography from which Services are provided or where Equipment or Software is located. Supplier will otherwise reasonably cooperate with Hawaiian Telcom in invoicing Hawaiian Telcom in the most Tax efficient manner.

7.6.6	Notwithstanding Section 7.6.4, Hawaiian Telcom will not be responsible for or invoiced by Supplier for any new or increased Taxes, including Taxes based on income, that may arise from the Supplier performing or providing Services from a location different than those specified in the project plan attached as Attachment B1-1 (Work Plan) as of the Execution Date (except as a result of a request by Hawaiian Telcom entailing a change in geography, and then only to the extent (including rates) disclosed to Hawaiian Telcom in advance and agreed by Hawaiian Telcom in writing).

7.6.7	The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Supplier’s invoices will separately state the amounts of any taxes Supplier is collecting from Hawaiian Telcom, and Supplier will timely remit such taxes to the appropriate authorities. Each Party will provide and make available to the other any resale or other relevant exemption or other relevant exemption certificates, information regarding out-of-county, out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

7.6.8

In all instances Hawaiian Telcom reserves the right to contest (and not pay) any amount of Taxes included on an invoice. Should Hawaiian Telcom contest, refute or not pay any Taxes invoiced by Supplier, Hawaiian Telcom agrees to bear the risk of any such contested, refuted or unpaid Taxes, including any interest or associated penalties upon audit by any relevant taxing authority. Except to the extent Supplier is compelled to

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remit by the relevant taxing authority any such amounts of invoiced Taxes that Hawaiian Telcom contests, refutes or refuses to pay, or Supplier incurs any fines, penalties or interest, such amounts will not (i) be deemed to be disputed amounts for the purposes of Section 8.2.3 of Exhibit D (Charges) (i.e., the limit on the invoiced amounts of which Hawaiian Telcom may withhold payment), nor (ii) constitute undisputed charges failed to be paid by Hawaiian Telcom for the purposes of Section 21.3.1 of these Terms and Conditions.

7.6.9	Supplier will promptly notify Hawaiian Telcom of, and coordinate with Hawaiian Telcom the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Hawaiian Telcom is responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Hawaiian Telcom timely requests Supplier to challenge the imposition of any tax, Supplier will do so in a timely manner and Hawaiian Telcom will reimburse Supplier for the reasonable legal fees and expenses it incurs in doing so. If Supplier fails to respond within prescribed timeframes under applicable Laws such that the claims (either assessments of additional Tax or refunds) cannot continue to be pursued, Supplier will bear the risk of payment of additional Taxes assessed or will reimburse Hawaiian Telcom for refunds of Taxes which are lost as a result.

7.6.10	Hawaiian Telcom will be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Hawaiian Telcom. Where Hawaiian Telcom does not have standing to submit a Tax refund claim, Supplier also agrees to file any Tax refund claim with the relevant taxing authorities upon the request of Hawaiian Telcom should Hawaiian Telcom ultimately ascertain (in its sole judgment) that any such Taxes may have been improperly charged by Supplier or improperly paid by Hawaiian Telcom. Any expenses incurred with respect to filing such Tax refund claims will be (i) borne by Supplier if Supplier initially overcharged Hawaiian Telcom for any such Taxes or (ii) shared equally by Supplier and Hawaiian Telcom in all other instances. Hawaiian Telcom will have the full right to any Taxes refunded that were borne by Hawaiian Telcom, including the refund of any associated interest or penalties.

7.6.11	If the Supplier believes that any Key Supplier Personnel is reasonably likely to incur “long term assignment taxes” (e.g., state or local payroll taxes, income taxes, unemployment taxes, earning taxes, etc.) where Hawaiian Telcom has requested such individual to be on site at a Hawaiian Telcom Facility away from their base office on a long term basis, Supplier will notify Hawaiian Telcom in advance of such belief. The Parties will endeavor to avoid such taxes while maintaining the availability, to extent possible, of such individual at such location. If Hawaiian Telcom does not agree in its sole discretion to reimburse the Supplier on an Out-of-Pocket Expense basis for the incremental amount of such Taxes, the Supplier may relocate such employee as necessary to avoid such Taxes (but not until it is necessary to do so). In any event, nothing in this Section 7.6.11 will excuse Supplier from any of its other obligations under this Agreement (including meeting Milestone Date for Deliverables and the Service Levels).

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8.	SUPPLIER PERSONNEL

8.1	Key Supplier Personnel

8.1.1	Hawaiian Telcom may designate up to twenty percent (20%) of the Supplier Personnel performing Build Services from time to time and up to thirty percent (30%) of the Supplier Personnel performing ADM Services or IM Services from time to time as key supplier personnel (“Key Supplier Personnel”), inclusive of those Key Supplier Personnel identified in Exhibit I (Key Supplier Personnel). The Supplier Personnel approved as of the Execution Date to fill the Key Supplier Personnel positions are listed in Exhibit I (Key Supplier Personnel).

8.1.2	Supplier will cause each of the Key Supplier Personnel to be dedicated to performing the Services on essentially a full-time basis. Without Hawaiian Telcom’s prior written consent (which it may withhold in its sole discretion), the Supplier will not withdraw or re-assign any Key Supplier Personnel from his or her Key Supplier Personnel position during the duration of the Build Services, with respect to Build Services, or during the twelve (12) months after such individual began serving in such role on a permanent basis with respect to the ADM Services or IM Services. This will not apply where any Key Supplier Personnel staff member: (i) voluntarily resigns from Supplier; (ii) is dismissed by Supplier for misconduct (including fraud, drug abuse, theft, or failure to comply with Supplier personnel policies (including the business conduct guidelines)); (iii) fails to perform his or her assigned duties and responsibilities (including refusal to undergo background investigations and examinations by Hawaiian Telcom in accordance with Hawaiian Telcom Policies); (iv) dies or is unable to work due to disability; or (v) is placed on an approved leave of absence in accordance with applicable Law.

8.1.3	The following provisions apply to the Key Supplier Personnel.

(a)	Before assigning an individual to a Key Supplier Personnel position, whether as an initial assignment or a subsequent assignment, Supplier will: (i) notify Hawaiian Telcom of the proposed assignment; (ii) introduce the individual to appropriate Hawaiian Telcom representatives; (iii) provide such representatives upon request with the opportunity to interview the individual; and (iv) provide Hawaiian Telcom with a résumé and other information about the individual reasonably requested by Hawaiian Telcom to the extent that the disclosure of such other information is consistent with Supplier’s employment policies, reasonably applied.

(b)	If Hawaiian Telcom objects to the proposed assignment, the Parties will attempt to resolve Hawaiian Telcom’s concerns on a mutually agreeable basis. Unless and until Hawaiian Telcom’s concerns are satisfied, the individual will not be assigned to the Key Supplier Personnel position. If the Parties have not been able to resolve Hawaiian Telcom’s concerns within ten (10) Business Days, Supplier will propose to Hawaiian Telcom the assignment of another individual of suitable ability and qualifications.

(c)	Subject to Section 8.1.2, Key Supplier Personnel may not be transferred or re-assigned until a suitable replacement has been approved by Hawaiian Telcom in accordance with this Section 8.1.3. No transfer may occur at a time or in a manner that would have an adverse impact on the Services.

(d)	The Supplier will establish and maintain an up-to-date succession plan for the Key Supplier Personnel.

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(e)	In respect of the Supplier’s periodic assessment of each of the Key Supplier Personnel, Supplier will seek feedback from Hawaiian Telcom on each such individual’s performance in respect of the Services. Supplier’s assessment will include consideration of the quality of service the individual provides to Hawaiian Telcom, and such standard will be a factor in the individual’s compensation in accordance with Supplier’s standard personnel guidelines.

(f)	Without limiting the generality of Section 8.1.3(e), the Supplier will include as a significant factor in determining the annual compensation of Key Supplier Personnel the level of Hawaiian Telcom’s satisfaction with the Services and improvements thereof during the Term as determined pursuant to the customer satisfaction surveys performed in accordance with Section 5.8.

8.1.4	Hawaiian Telcom may from time to time change the Supplier positions that are designated as Key Supplier Personnel positions by giving written notice to Supplier thirty (30) days in advance of the effective date of the change, provided that without the Supplier’s consent the number of Key Supplier Personnel at any time may not exceed the applicable limit specified in Section 8.1.1.

8.1.5	The Supplier will not assign any of its Key Supplier Personnel to the account of any Hawaiian Telcom Competitor for a period of two (2) years after such Supplier Personnel have ceased performing any Services.

8.2	Supplier Personnel

8.2.1	As of the Effective Date and throughout the Term, the Supplier will be responsible for all recruiting and hiring of staff necessary to meet its Service Level and schedule commitments and to provide continuous improvement to the Service Levels.

8.2.2	The Supplier will take commercially reasonable efforts to avoid turnover that Hawaiian Telcom in good faith reasonably believes to be excessive, including providing financial and other incentives to retain personnel filling positions designated as Key Supplier Personnel positions and any other Supplier Personnel who are performing important functions in connection with the Services, or possess skills of a kind that are in short supply in the Services area in question. If Hawaiian Telcom reasonably believes that the Supplier’s turnover rate is too high taking into account the importance of the functions where there is such a level of turnover, the Supplier will promptly prepare, in consultation with Hawaiian Telcom, an appropriate recovery plan in consultation with Hawaiian Telcom and implement such plan in a timely fashion. Notwithstanding transfer or turnover of Supplier Personnel, Supplier will remain obligated to perform the Services at all times during the Term without degradation and in accordance with the terms and conditions this Agreement.

8.2.3	Hawaiian Telcom will have the right at any time, without stating reasons and at no additional charge to Hawaiian Telcom, to require the Supplier to remove any Supplier Personnel (including Key Supplier Personnel) from the Hawaiian Telcom account. After consultation with Hawaiian Telcom, Supplier will promptly remove such individual from the Hawaiian Telcom account and replace him or her with an individual meeting the requirements of this Section 8.1 and Section 16.1. Hawaiian Telcom will not use its rights under this Section 8.2.3 in bad faith or for the purpose of preventing the Supplier from meeting its obligations under this Agreement. The Supplier acknowledges and agrees that Hawaiian Telcom will be entitled to exercise its rights under this Section 8.2.3 to, among other things, resolve personality conflicts between Supplier Personnel and Hawaiian Telcom Personnel.

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8.3	Screening

8.3.1	Supplier Personnel who are substantially dedicated to the provision of the Services or who come on-site to Hawaiian Telcom premises must successfully complete the more stringent of Hawaiian Telcom’s lawful then current applicable personnel screening requirements (which may include background checks and drug screening) or the Supplier’s then current applicable personnel screening requirements (which may include background checks and drug screening) prior to their assignment to the Services. Supplier’s current applicable screening requirements as of the Effective Date are set forth in Exhibit T (Background Check Standards).

8.3.2	Supplier Personnel who are not substantially dedicated to provision of the Services but who are involved in provision of the Services in any way must successfully complete Supplier’s then current applicable screening requirements (which may include background checks and drug screening) prior to their assignment to the Services. Such screening requirements will not be less stringent than those regarded as best practices for the employment categories and types of Services involved and, in any event, will be no less stringent than Supplier’s policies as of the Execution Date.

8.4	Diversity Requirements

The Supplier will comply with any Diversity Requirements (as defined below) imposed upon Hawaiian Telcom that also apply to suppliers of Hawaiian Telcom. “Diversity Requirements” means any Law or other requirement imposed directly or indirectly upon Hawaiian Telcom by a governmental body or other Third Party (including as a requirement imposed by a Hawaiian Telcom customer) setting a minimum utilization level of suppliers or employees of a particular type or classification.

8.5	Solicitation

At any time during the Term (and in addition to its other rights under this Agreement to solicit for employment and employ Supplier Personnel) Hawaiian Telcom will have the right to solicit for employment and extend offers of employment to Supplier Personnel who is (i) working in Hawaii, and (ii) dedicated to providing the Services to Hawaiian Telcom on an essentially full-time basis

9.	SUPPLIER RESOURCES

9.1	Provision of Supplier Resources

Except for the Hawaiian Telcom Resources or where this Agreement expressly provides otherwise, the Supplier will be responsible for providing any and all Equipment, Software, Technical Elements, Facilities, network connectivity and services, and other assets and resources (the “Supplier Resources”) necessary from time to time in order to provide the Services and otherwise meet all of its obligations under this Agreement.

9.1.1	Without limiting the foregoing, the Supplier will provide and be responsible for the Supplier Equipment, Supplier Software and other Supplier Resources, including having all financial, operational, administrative, and maintenance and support responsibilities for such items.

9.1.2

The licenses for Hawaiian Telcom to Use and to permit Authorized Users to Use the Supplier Technical Elements and Supplier Third Party Technical Elements are set forth in Section 9.4 below. Upon the end of the Term or any Removal from Scope where the

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Services being removed are to be performed in-house by Hawaiian Telcom, Hawaiian Telcom is also granted the licenses to Use the Supplier Technical Elements and Supplier Third Party Technical Elements as also set forth in Section 9.4 below.

9.2	Ownership

As between Hawaiian Telcom and the Supplier, the Supplier will have and retain all right, title and interest in and to the Supplier Resources at all times. No license to or title in any of the Supplier Resources will pass to Hawaiian Telcom except pursuant to this Section 9 or Section 21.8 below.

9.3	Supplier Equipment

Hawaiian Telcom will have the right to use the Supplier Equipment solely as necessary in order to receive, and realize the benefits of, the Services and solely in accordance with the terms and conditions of this Agreement.

9.4	Supplier Technical Elements and Supplier Third Party Technical Elements

9.4.1	Hawaiian Telcom Consent to use of Supplier Technical Elements.

(a)	Except as expressly provided Section 9.4.1(b) or 9.4.1(c), and except in connection with ISA Deliverables (or any portions thereof) developed by Supplier prior to or on the Execution Date, the Supplier will obtain Hawaiian Telcom’s prior written consent (which it may withhold in its sole discretion) prior to using any Supplier Technical Elements in performing the Services.

(b)	Hawaiian Telcom hereby grants its consent to Supplier’s use of the Supplier Technical Elements specified on Exhibit Y (Supplier Technical Elements as of the Execution Date) for the particular uses enumerated with respect to each such Supplier Technical Element on Exhibit Y (Supplier Technical Elements as of the Execution Date). Supplier agrees that any use of any Supplier Technical Elements specified on Exhibit Y (Supplier Technical Elements as of the Execution Date) other than as specified on Exhibit Y (Supplier Technical Elements as of the Execution Date) will require Hawaiian Telcom’s prior written consent under Section 9.4.1(a) above (unless permitted under Section 9.4.1(c) below).

(c)	Hawaiian Telcom’s prior written consent will not be required for the incorporation of Supplier Technical Elements into Developments provided that:

(i)	Supplier notifies Hawaiian Telcom, reasonably in advance of starting to develop a Development (so as to afford Hawaiian Telcom a reasonable opportunity to explore the alternatives described below), of the Supplier Technical Elements that Supplier will incorporate into such Development;

(ii)

upon Hawaiian Telcom’s request, Supplier will quote to Hawaiian Telcom a charge pursuant to the Change Management Process for developing such Development without incorporating any or all such Supplier Technical Elements as specified by Hawaiian Telcom. Where Hawaiian Telcom so requests as an alternative with respect to any or all such Supplier Technical Elements as specified by Hawaiian Telcom, Supplier will also quote a license fee for granting license rights specified

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by Hawaiian Telcom (i.e. beyond those granted to Hawaiian Telcom under Section 9.4.2 below) for such Supplier Technical Elements; and

(iii)	where Hawaiian Telcom has requested any such quotes under Section 9.4.1(c)(ii) above, Supplier will develop such Development in accordance with Hawaiian Telcom’s decision as to whether to incorporate any such Supplier Technical Elements.

9.4.2	License to Supplier Technical Elements.

(a)	During the Term and Disengagement Assistance Period.

Upon first using any Supplier Technical Elements in providing the Services, the Supplier grants Hawaiian Telcom an irrevocable, nonexclusive, fully paid-up royalty-free license during the Term to Use and to permit Authorized Users and Third Parties to Use such Supplier Technical Elements during the Term and the Disengagement Assistance Period for the sole purpose of Hawaiian Telcom receiving and using the Services. This license includes the right to sublicense to Third Parties the non-transferable right to Use such Supplier Technical Elements solely as necessary for Hawaiian Telcom, its Affiliates and Authorized Users to receive and use the Services (or to permit such Third Party to provide to Hawaiian Telcom services that are similar to the Services). The license granted under this Section 9.4.2(a) will be transferable by Hawaiian Telcom only to Hawaiian Telcom’s assignee of this Agreement as permitted under Section 22.1; the license is otherwise non-transferable. To the extent, however, that any such Supplier Technical Elements are used for design, analysis, and planning (rather than production, e.g.), the license granted under this Section 9.4.2(a) will not extend to any Third Party that is a Supplier Competitor. In no event may Hawaiian Telcom charge any Third Parties license fees for sublicensing the Supplier Technical Elements under this Section 9.4.2(a). Pursuant to Section 3.6, and subject to the Change Management Process, Supplier will provide support to Third Parties using Supplier Technical Elements to provide services similar to the Services (in accordance with Section 3.5.2).

(b)	Expiration, Termination or Removal from Scope.

Effective upon any expiration or termination for any reason (in whole or in part) of the Agreement, Supplier grants to Hawaiian Telcom a perpetual, irrevocable, non-exclusive, fully paid-up, royalty-free license to Use, and to sublicense to Third Parties to Use, the Supplier Technical Elements for the sole purpose of providing to itself, its Affiliates and the Authorized Users, or engaging Third Parties to Use solely in order to provide to Hawaiian Telcom, its Affiliates and the Authorized Users services that are similar to the Services. Effective upon the Removal from Scope of any Services where the Services being Removed from Scope are to be performed in-house by Hawaiian Telcom, Supplier grants the foregoing license with respect to the Supplier Technical Elements relating to the Services Removed from Scope. To the extent, however, that any such Supplier Technical Elements are used for design, analysis, and planning (rather than production, e.g.), the license granted above will not extend to any Third Party that is a Supplier Competitor. In no event may Hawaiian Telcom charge any Third Parties license fees for sublicensing any of the Supplier Technical Elements. The Supplier will provide Hawaiian Telcom copies of machine-readable and human-readable source code and technical documentation for any Supplier Technical Elements that are Software upon expiration, termination or, in

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the case of Supplier Technical Elements that are Software and that relate to Services being Removed from Scope, upon such Removal from Scope provided the Services being Removed from Scope are to be performed in-house by Hawaiian Telcom, as applicable. Any support for any such Supplier Technical Elements that Hawaiian Telcom may, in its sole discretion, choose to purchase from the Supplier in respect of time periods after the expiration, termination, or such Removal from Scope (i.e., where the Services being Removed from Scope are to be performed in-house by Hawaiian Telcom) as applicable will be on terms and conditions that are no less favorable than the terms and conditions the Supplier may then offer to its other similarly situated customers.

9.4.3	License to Supplier Third Party Technical Elements.

(a)	Rights to Use.

Except to the extent that may be otherwise agreed in writing in advance by Hawaiian Telcom (in its sole discretion) or as provided in Section 9.4.3(b) below, Supplier will cause the Third Party licensor of each Supplier Third Party Technical Element to grant to Hawaiian Telcom, upon first using any such Supplier Third Party Technical Element in providing the Services and at no additional charge to Hawaiian Telcom, a perpetual, irrevocable, non-exclusive, fully paid-up, royalty-free license to Use, and to sublicense to Third Parties to Use, the Supplier Third Party Technical Elements for the sole purpose of providing to itself, its Affiliates and the Authorized Users, or engaging Third Parties to Use solely in order to provide to Hawaiian Telcom, its Affiliates and the Authorized Users services that are similar to the Services. Prior to using any such Supplier Third Party Technical Element in providing the Services, Supplier must also verify that Hawaiian Telcom and its designees (for the purpose of providing services to Hawaiian Telcom) have the right to purchase ongoing maintenance and support for such Supplier Third Party Technical Elements on commercially reasonable terms after such expiration or termination, or after a Removal from Scope of the relevant Services where such Services are to be performed in-house by Hawaiian Telcom, as applicable (provided, however, that in the case of a Major Package, Supplier will be obligated only to use commercially reasonable efforts to obtain such rights). Hawaiian Telcom agrees that the foregoing Supplier obligations in this Section 9.4.3(a) will not apply to the Third Party Technical Elements used by Hewlett Packard as a Supplier subcontractor in support of Supplier’s delivery of the Services.

(b)	Major Packages.

The sole exception to the obligation for Supplier to obtain the license rights specified in Section 9.4.3(a) (other than the exception stated in the last sentence of Section 9.4.3(a))for any Supplier Third Party Technical Element will be any Supplier Third Party Technical Element that is a Major Package and for which Supplier is unable, despite using commercially reasonable efforts, to obtain for Hawaiian Telcom the license rights specified in the preceding sentence on commercially reasonable terms. In such case, Supplier will comply with the following.

(i)

Supplier shall notify Hawaiian Telcom in writing of its inability to grant Hawaiian Telcom such a license and of the cost and viability of any other Major Package that can perform the requisite functions and with respect to which Supplier has the ability to grant such a license. Such notice

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shall contain the proposed Third Party Vendor’s then current terms and conditions, if any, for making such Major Package available to Hawaiian Telcom after such expiration or termination, as applicable. Hawaiian Telcom will respond to the proposals contained in such notice by directing Supplier as to the choice of the Major Package and related license rights to be utilized, and Supplier will proceed accordingly (it being understood that Hawaiian Telcom will bear any incremental Out-of-Pocket Expenses incurred with respect to such rights).

(ii)	Supplier will cause the Third Party licensor of the Major Package selected by Hawaiian Telcom under Section 9.4.3(b)(i) above to grant to Hawaiian Telcom, upon first using any such Major Package in providing the Services, a license on the same terms and conditions as specified in Section 9.4.3(a) with the sole exception that the duration of such license will be for the duration of the Term of this Agreement and the Disengagement Assistance Period.

(c)	Compliance with License Agreements.

Supplier will provide Hawaiian Telcom copies of all license agreements and terms with respect to Supplier Third Party Technical Elements and Major Packages that apply to Hawaiian Telcom’s use of such Supplier Third Party Technical Elements or Major Packages, and Hawaiian Telcom will comply with such terms and agreements following their receipt, provided that they do not impede the receipt or use of the Services as contemplated by this Agreement.

9.5	Risk of Loss

Subject to Section 18.3, the Supplier will bear the risk of loss for, and insure against, any loss, damage or casualty to all Supplier Resources, including any Supplier Resources installed or located at Hawaiian Telcom premises that are in the possession, care, custody or control of Supplier (except that Hawaiian Telcom will be responsible for loss, damage or casualty to Supplier Resources installed or located at Hawaiian Telcom premises to the extent such loss, damage or casualty is due to the negligent acts or omissions of Hawaiian Telcom Personnel or any Hawaiian Telcom invitees).

10.	HAWAIIAN TELCOM RESOURCES, THIRD PARTY CONTRACTS, AND REQUIRED CONSENTS

10.1	Hawaiian Telcom Resources.

10.1.1	Provision of Hawaiian Telcom Resources.

Hawaiian Telcom will make available for Supplier’s use in performing the Services the Hawaiian Telcom Provided Equipment, the Hawaiian Telcom Technical Elements, and all Developments (the “Hawaiian Telcom Resources”). As of the Execution Date the Hawaiian Telcom Provided Equipment is specified in Exhibit V (Hawaiian Telcom Provided Equipment). The Parties understand and agree that Exhibit V (Hawaiian Telcom Provided Equipment) lists the Equipment to be obtained and provided by Hawaiian Telcom for Supplier’s use in performing the Services and is subject to change in accordance with the Change Management Process and Section 11 of Exhibit D (Charges). As of the Execution Date, the Hawaiian Telcom Provided Technical Elements are specified on Exhibit F (Technical Elements Required to Perform Services). The Parties understand and agree that Attachment F2 (Hawaiian Telcom Conveyed Software)

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and Attachment F3 (Hawaiian Telcom Provided Software) lists the Third Party Vendor Software to be obtained and provided by Hawaiian Telcom for Supplier’s use in performing the Services and that Attachment F3 (Hawaiian Telcom Provided Software) is subject to change in accordance with the Configuration Management Process and Section 11 of Exhibit D (Charges). Except as otherwise expressly provided in this Agreement or otherwise agreed to by the Parties, Hawaiian Telcom will not be obligated to procure or make available any resources other than the Hawaiian Telcom Resources; any decision by Hawaiian Telcom to do so will be in its sole discretion. The Parties’ respective obligations with respect to the acquisition, maintenance, support, refresh, upgrades and operation of the Hawaiian Telcom Resources are set forth in Attachment D5 (Financial Responsibility Matrix).

10.1.2	Right to Use.

(a)	Subject to the Parties having obtained any Required Consents pursuant to Section 10.3 below, Hawaiian Telcom grants the Supplier (and, as reasonably necessary in order to perform the Services, its subcontractors) a fully paid-up, royalty free, limited, nonexclusive right during the Term and the Disengagement Assistance Period to Use the Hawaiian Telcom Resources for the sole purpose of providing the Services to Hawaiian Telcom, its Affiliates and the Authorized Users. The Hawaiian Telcom Resources will not be used for the benefit of any Entity or Person other than Hawaiian Telcom, its Affiliates or the Authorized Users and the Supplier may not sublicense any rights with respect to the Hawaiian Telcom Resources without Hawaiian Telcom’s prior written consent (which Hawaiian Telcom may withhold in its sole discretion, but which consent Hawaiian Telcom hereby grants as to Supplier subcontractors as necessary in order for Supplier to perform the Services).

(b)	With respect to any Hawaiian Telcom Provided Equipment or Hawaiian Telcom Provided Technical Element that is owned by a Third Party and is leased by, licensed to, or otherwise made available to Hawaiian Telcom, the rights of Use granted under this Section 10.1.2 are also subject to the Supplier (including its subcontractors) complying with the duties, including Use restrictions and nondisclosure obligations, which are imposed on Hawaiian Telcom by the leases or licenses for such Hawaiian Telcom Third Party Equipment or Hawaiian Telcom Provided Technical Elements, respectively, of which Hawaiian Telcom gives the Supplier prior written notice (in addition to those specified in this Agreement). If, however, Hawaiian Telcom and Supplier have entered into a separate sublicense agreement concerning any particular Third Party Intellectual Property for Supplier’s use in performing the Services (e.g., the Conveyed Software Sublicense Agreements), Supplier’s obligations under this Section 10.1.2(b) will be as specified in such sublicense agreement (in addition to those specified in other provisions of this Agreement).

(c)	The Hawaiian Telcom Provided Technical Elements will be made available to the Supplier in such form and on such media as they exists at the relevant time (together with, in the case of Hawaiian Telcom Provided Software, the available then-current related Documentation).

(d)

Subject to the Financial Responsibilities Matrix set forth in Attachment D-5 and as may otherwise be agreed by the Parties, Hawaiian Telcom will not be obligated to supplement, augment, enhance, modify, maintain, support or replace

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any Hawaiian Telcom Resources beyond continuing to provide or make available the Hawaiian Telcom Resources.

(e)	Supplier will cease using any particular Hawaiian Telcom Resources upon the earlier of (i) Hawaiian Telcom’s notice to do so, or (ii) the Supplier no longer needing use such Hawaiian Telcom Resource in order to provide the Services, but in no event later than the end of the Term or the relevant time during the Disengagement Assistance Period (if it is needed in order to provide the Disengagement Assistance), as applicable. To the extent Supplier is required to cease using any Hawaiian Telcom Resource under clause (i) of this Section 10.1.2(e) without being provided at the same time with a functionally equivalent resource by Hawaiian Telcom ready for Supplier’s use and such withdrawal is reasonably likely to adversely affect Supplier’s ability to perform its obligations, Section 14.3 will apply.

10.1.3	Ownership.

As between Hawaiian Telcom and Supplier, and subject to Section 11.1.2, Hawaiian Telcom will retain all right, title and interest in and to the Hawaiian Telcom Resources at all times. This will extend to any replacement parts, consumables, add-ons, upgrades, enhancements, updates or other changes that the Supplier provides in respect of or makes to the Hawaiian Telcom Resources as part of the Services.

10.1.4	“AS IS, WHERE IS”.

RESOURCES TO WHICH HAWAIIAN TELCOM PROVIDES SUPPLIER ACCESS FROM TIME TO TIME (INCLUDING HAWAIIAN TELCOM RESOURCES, HAWAIIAN TELCOM FACILITIES, AND ANY OTHER ASSETS OR RESOURCES) WILL BE PROVIDED ON AN “AS IS, WHERE IS” BASIS. EXCEPT FOR SECTION 16.5.2, HAWAIIAN TELCOM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR OTHERWISE, WITH RESPECT TO SUCH RESOURCES, INCLUDING WITH RESPECT TO (A) THE CONDITION, STATE OF REPAIR, QUALITY, FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY OF SUCH RESOURCES, (B) THE ACCURACY, COMPLETENESS, CURRENCY, SUITABILITY, OR EFFICACY OF ANY HAWAIIAN TELCOM MATERIALS, OR (C) THE NON-INFRINGEMENT BY ANY HAWAIIAN TELCOM THIRD PARTY SOFTWARE OR ANY HAWAIIAN TELCOM THIRD PARTY MATERIALS OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS. Any issues the Supplier encounters in any such regard will be handled pursuant to Section 14.2.2 below and, where applicable, Section 18.2.1 below.

10.1.5	Risk of Loss.

Supplier will bear the risk of loss for, and insure against, any loss, damage or casualty to any Hawaiian Telcom Resources that are located at Supplier Facilities or that are otherwise in the possession, care, custody or control of Supplier. Hawaiian Telcom will continue to bear the risk of loss for, and insure against, any loss, damage or casualty to any Hawaiian Telcom Resources that remain at Hawaiian Telcom premises and in the possession, care, custody or control of Hawaiian Telcom (except that the Supplier will be responsible for loss, damage or casualty to such Hawaiian Telcom Resources to the extent such loss, damage or casualty is due to the negligent acts or omissions of Supplier Personnel or any agents, representatives or contractors of Supplier).

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10.2	Third Party Contracts

10.2.1	As of the Execution Date, the Third Party Contracts to be assigned to the Supplier or managed by the Supplier are specified in Exhibit G (Assigned Third Party Contracts) and Exhibit H (Managed Third Party Contracts), respectively.

10.2.2	Hawaiian Telcom may designate additional contracts as Assigned Third Party Contracts or Managed Third Party Contracts from time to time during the Term, which may be added pursuant to the Change Management Process.

10.2.3	With respect to the Assigned Third Party Contracts, subject to Section 10.3 Hawaiian Telcom will assign (or will cause the assignment of) to the Supplier, and the Supplier will accept such assignment of, such Third Party Contracts. The Supplier will pay directly (or reimburse Hawaiian Telcom in the case of prepayment of) the charges under the Assigned Third Party Contracts where such charges are attributable to periods on or after the date of assignment. The Supplier will comply with the duties that would have been imposed on Hawaiian Telcom had the Assigned Third Party Contracts not been assigned; provided, however, that Supplier shall not be obligated to comply with any duties resulting from any failure by Hawaiian Telcom, its Affiliates or Authorized Users to comply with such Third Party Contracts.

10.2.4	For Equipment leases, Software licenses or Third Party Contracts for which the Supplier has financial responsibility but Hawaiian Telcom retains legal responsibility, unless otherwise agreed by the Parties Hawaiian Telcom will exercise termination or extension rights as reasonably directed by the Supplier, after consultation with Hawaiian Telcom, provided that the Supplier will be responsible for the costs, charges and fees associated with the exercise of such rights.

10.3	Required Consents

10.3.1	The Supplier will be responsible for obtaining all consents (“Required Consents”) required to secure any rights of use of or access to any Hawaiian Telcom Resources used by the Supplier in providing the Services other than (i) the Conveyed Software, (ii) the Hawaiian Telcom Provided Equipment and (iii) the Hawaiian Telcom Provided Software. Hawaiian Telcom will be responsible for amounts to be paid to the applicable Third Parties in order to secure the Third Party’s Required Consent (e.g., for transfer or upgrade fees). The Parties will use commercially reasonable efforts to avoid or minimize any such payments. Hawaiian Telcom will reasonably cooperate with Supplier with respect to the Supplier obtaining the Required Consents, including by identifying what Required Consents are needed.

10.3.2	If a Required Consent is not obtained, the Supplier will implement, subject to Hawaiian Telcom’s prior approval, alternative approaches as necessary to provide the Services without such Required Consents. The Supplier will be responsible for the financial costs of such alternative approaches.

10.3.3	Supplier agrees to abide by the terms and conditions for use of the Conveyed Software set forth in Exhibit Z (Summary of Verizon License Provisions).

11.	DEVELOPMENTS

11.1	Defined.

11.1.1	“Developments” means all Intellectual Property Rights developed, invented or otherwise created by or on behalf of Supplier or the subcontractors under this Agreement.

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11.2	Ownership.

11.2.1	Subject to Section 11.2.2, all Developments will be considered “works made for hire” created for the benefit of Hawaiian Telcom and Hawaiian Telcom will own all right, title and interest (including all Intellectual Property Rights) in and to the Developments.

11.2.2	The Parties acknowledge and agree that Developments may include Supplier Technical Elements and that, subject to the rights granted to Hawaiian Telcom by this Agreement (including in Section 9.4), Supplier retains all of its Intellectual Property Rights in and to all Supplier Technical Elements, including its license rights in and to Supplier Third Party Technical Elements.

11.2.3	To the extent any portions of the Developments that are not Supplier Technical Elements (the “Developed Elements”) are not deemed to be “works made for hire” by operation of Law, Supplier hereby irrevocably assigns, transfers and conveys to Hawaiian Telcom without further consideration all rights, title and interest in and to such Developed Elements, including all Intellectual Property Rights for the same, and as relevant will cause the applicable Affiliate(s) or subcontractors to do the same. Supplier acknowledges that Hawaiian Telcom and its assigns will have the right to obtain and hold in their own name the Intellectual Property Rights in and to the Developed Elements. Supplier agrees to execute (or cause to be executed by the applicable Supplier Affiliate(s) or any Persons (including Supplier Personnel)) any reasonable documents as may be necessary to perfect Hawaiian Telcom’s ownership of all Intellectual Property Rights in and to the Developed Elements. Supplier further agrees (i) to give Hawaiian Telcom such further reasonable assistance, at Hawaiian Telcom’s expense, as may be necessary to perfect such assignment of such rights, title and interest in the Developed Elements. and (ii) to assist Hawaiian Telcom in obtaining, maintaining, enforcing and defending the Intellectual Property Rights in connection any Development hereunder, and to otherwise further the purpose and intent of this Section 11.2, including making available to Hawaiian Telcom all current or former employees and agents of Supplier who were involved in creating any Development hereunder. If Hawaiian Telecom is unable to secure Supplier’s signature to any document to which it is entitled under this Section 11.2.3 due to Supplier’s wrongful failure or refusal to sign such document, then (A) following Hawaiian Telcom’s written notice to Supplier of such failure or refusal and request that Supplier remedy such failure within thirty (30) days, and (B) Supplier’s failure to so remedy such failure or refusal within such thirty (30) days, Supplier hereby irrevocably designates and appoints Hawaiian Telecom, and its duly authorized officers and agents, as its attorneys-in-fact to act for and, on its behalf and instead of Supplier, to execute and file such documents with the same legal force and effect as if executed by Supplier.

11.2.4

 If, and to the extent that, Supplier is prevented under applicable Law from assigning (or causing to be assigned) any Intellectual Property Rights as necessary to make any ownership conveyances of the Developed Elements as are required under this Agreement, Supplier will grant to Hawaiian Telcom an irrevocable, perpetual, worldwide, fully paid-up, royalty-free and exclusive (i.e., as against all others including Supplier) license to Use, Modify, market, demonstrate, display, sublicense, import, export, commercialize, distribute and otherwise enjoy the benefit of such Developed Elements. If, and to the extent that, Supplier is prevented under applicable Law from providing the foregoing license, Supplier agrees that it will not assert, it will cause its Affiliates not to assert, and will use commercially reasonable efforts to cause its subcontractors, licensors, suppliers or other Third Parties not to assert, any claim of infringement or misappropriation of Supplier’s Intellectual Property Rights, or any claim for lost license fees, lost profits, lost

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business opportunities or the like, as a result of Hawaiian Telcom exercising any of the rights (including assigning or sublicensing such rights) that it would have had had it been granted the license under the preceding sentence; provided that Supplier’s agreement to use, and actual use of, commercially reasonable efforts to cause its subcontractors not to assert any such claim shall not relieve Supplier of its obligations under this Section 11.2.

11.2.5	Supplier agrees to maintain reasonably detailed and current written records regarding, and to promptly disclose in writing to Hawaiian Telcom, each instance of an Intellectual Property Right comprising or relating to any Development that is authored, created, developed, made, conceived or reduced to practice by Supplier (including Supplier Personnel, its subcontractors, and any of their agents, representatives, suppliers or contractors) either alone or jointly with others, in the course of performing the Services, including any features, ideas, inventions or concepts that Supplier believes are new or different. Supplier’s notice will describe the item in reasonable detail, including the approximate date(s) on which it was authored, invented, developed or otherwise created and the names of the individuals and their respective employers who were involved.

11.2.6	With respect to any Developments that are Software, Supplier will provide Hawaiian Telcom a then current copy of all source code (including for updates) as well as clear and easy to understand comments (in the source code) and separate instructions sufficient to permit a reasonably competent programmer to maintain, compile and execute the Developments in the then current production environment.

12.	FACILITIES

Without limiting the generality of the provisions of Section 5.5.3, Supplier will cause its Affiliates, subcontractors or any other Person or Entity acting by or through Supplier to comply with this Section 12 other than (i) Hawaiian Telcom, (ii) Hawaiian Telcom Personnel, (iii) Hawaiian Telcom Third Party Vendors and (iv) those Managed Third Parties as to which Supplier does not have the necessary contractual authority to enforce such compliance (provided that Supplier notifies Hawaiian Telcom of such lack of contractual authority and any instances of non-compliance of which Supplier becomes aware). Hawaiian Telcom shall not charge Supplier for Supplier’s use of the Hawaiian Telcom Facilities.

12.1	Hawaiian Telcom Facilities

12.1.1	Subject to the provisions of this Section 12.1, Hawaiian Telcom will provide to the Supplier access to Hawaiian Telcom premises (the “Hawaiian Telcom Facilities”) as necessary for the Supplier Personnel to provide the Services.

12.1.2	Hawaiian Telcom will also provide the Supplier, at no charge, with offices and working space in Hawaiian Telcom Facilities as specified in Exhibit R (Facilities). Hawaiian Telcom will provide to the Supplier Personnel working in such space standard office furnishings and Equipment as well as local and long distance telephone service. Hawaiian Telcom will manage and maintain at historical levels the building and property: electrical systems; water; sewer; lights; heating, ventilation and air conditioning (“HVAC”); physical security services and general custodial/landscape services (including monitoring and maintaining the uninterruptible power supply system, air handlers and water chillers that are primary support for the raised-floor environment in Hawaiian Telcom Facilities). Supplier will be responsible for providing any additional support at existing facilities, any other facilities that may be required (including support for such facilities or), assets or resources required by the Supplier to provide the Services and to meet its obligations under this Agreement.

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12.1.3	Subject to the terms of Section 12.1.2, the Hawaiian Telcom Facilities will be provided on the basis set forth in Section 10.1.4.

12.1.4	Hawaiian Telcom will inform the Supplier of any plans or determination to relocate Hawaiian Telcom Facilities so that the Supplier will have a reasonable amount of time to prepare for and implement such change or relocation as it impacts Supplier. Hawaiian Telcom shall reimburse Supplier for Supplier’s reasonable Out-of-Pocket Expenses incurred in packing, moving to the new site of the Hawaiian Telcom Facilities, and unpacking all equipment and furnishings that are located at the Hawaiian Telcom Facilities and used by Supplier to provide the Services to Hawaiian Telcom, as well as any net additional Out-of-Pocket Expenses that Supplier reasonably demonstrates Supplier is required to incur as a result of operating out of such new Facilities in comparison to the prior Facilities. Hawaiian Telcom retains the right to alter any of Hawaiian Telcom Facilities at any time, and Hawaiian Telcom will use commercially reasonable efforts to give the Supplier reasonable notice of such alterations to the extent they affect the Supplier. To the extent any such relocation or alteration adversely impacts Supplier’s ability to perform its obligations, Section 14.3 will apply. Additionally, Hawaiian Telcom shall reimburse the Supplier for any net additional Out-of-Pocket Expenses that Supplier reasonably demonstrates Supplier is required to incur as a result of any such alterations, including the Out-of-Pocket Expenses incurred by Supplier, if any, of relocating its operations in order to accommodate such alterations.

12.1.5	Hawaiian Telcom will be entitled to schedule and undertake emergency and pre-planned maintenance, repairs, shutdowns and alterations at any time in respect of Hawaiian Telcom Facilities. Other than in the case of emergencies, Hawaiian Telcom will give Supplier reasonable notice of any such activities. To the extent any such activities adversely impact Supplier’s ability to perform its obligations, Section 14.3 will apply. Additionally, Hawaiian Telcom shall reimburse the Supplier for any net additional Out-of-Pocket Expenses that Supplier reasonably demonstrates Supplier is required to incur as a result of any such maintenance, repairs, shutdowns and alterations.

12.1.6

 The use of Hawaiian Telcom Facilities by Supplier will not (i) constitute a leasehold or other property interest in favor of Supplier or any exclusive right to occupy or use Hawaiian Telcom Facilities, nor (ii) transfer any title in Hawaiian Telcom Facilities to Supplier. If a Hawaiian Telcom Facility is subject to a lease or mortgage, then the Supplier’s right to use such Hawaiian Telcom Facility will be subject, and subordinate, to the terms of such lease or mortgage that pertain to the use or occupancy of such Hawaiian Telcom Facility to the extent Hawaiian Telcom has informed Supplier of such terms. In the event a relocation occurs as a result of the terms of the expiration or termination of any such lease or the exercise by a lender of its rights under any such mortgage, Section 14.3 will apply. Additionally, Hawaiian Telcom shall reimburse the Supplier for any net additional Out-of-Pocket Expenses that Supplier reasonably demonstrates Supplier is required to incur as a result of any such relocation, including the Out-of-Pocket Expenses incurred by Supplier to relocate the operations performed at such location. The foregoing notwithstanding, under no circumstances will this Section 12.1.6 be interpreted as requiring Supplier to assume, and Supplier does not assume, any payment obligations for any Hawaiian Telcom Facility, including any lease, rent or mortgage payment obligations. If required by the terms of any such lease or mortgage, Supplier will take such further steps upon Hawaiian Telcom’s request that as are reasonably necessary to: (a) give effect to this Section 12.1.6; and (b) avoid the Supplier from acquiring any rights, leasehold, license or other interest in any Hawaiian Telcom Facilities other than the

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license granted pursuant to this Section 12.1.6, including, if appropriate, entering into separate license agreements that are reasonably acceptable to Supplier.

12.1.7	Supplier will comply with the following terms and conditions with respect to its use of the Hawaiian Telcom Facilities.

(a)	Supplier will use Hawaiian Telcom Facilities for the sole purpose of providing the Services. Supplier will not permit any other Person to use Hawaiian Telcom Facilities, other than Supplier (including its subcontractors), without Hawaiian Telcom’s prior written approval, which approval Hawaiian Telcom shall give if necessary for Supplier to comply with its obligations related to Audits and Managed Third Parties under this Agreement provided such other Person complies with the other requirements access to Hawaiian Telcom Facilities.

(b)	Supplier will remove any Supplier Personnel from a Hawaiian Telcom Facility upon Hawaiian Telcom’s request (in Hawaiian Telcom’s reasonable discretion). Such removal will be effected immediately if the reason for the removal request is a failure to comply with Law or any Hawaiian Telcom Policy. In all other cases, such removal will be effected as soon as reasonably possible, but in any event with in five (5) Business Days.

(c)	Supplier will use Hawaiian Telcom Facilities in an efficient manner that does not interfere with or disrupt Hawaiian Telcom’s normal business operations.

(d)	Supplier will keep Hawaiian Telcom Facilities in good order, not commit or permit waste or damage to Hawaiian Telcom Facilities or use Hawaiian Telcom Facilities for any unlawful purpose or act. The Supplier will be responsible for any damage to and fines for the Hawaiian Telcom Facilities caused by the Supplier, its agents, subcontractors, employees or invitees (other than invitees who are any of (i) Hawaiian Telcom, (ii) Hawaiian Telcom Personnel, (iii) Hawaiian Telcom Third Party Vendors and (iv) Managed Third Parties as to which Supplier does not have the necessary contractual authority to enforce such compliance with this Section 12.1.7(d) (provided that Supplier notifies Hawaiian Telcom of such lack of contractual authority and any instances of non-compliance of which Supplier becomes aware)).

(e)	In addition to complying with Hawaiian Telcom Policies, the Supplier will comply with the applicable Hawaiian Telcom rules, regulations, policies or procedures for the relevant Hawaiian Telcom Facilities (including applicable leases) regarding access to and use of Hawaiian Telcom Facilities that Hawaiian Telcom delivers to Supplier, including concerning such matters as operating procedures, security requirements, working conditions, working hours and days on which Hawaiian Telcom Facilities are closed for regular business. While at any Hawaiian Telcom Facility, Supplier Personnel will be subject to, and will cooperate with, Hawaiian Telcom’s directions relating to any matters concerning physical or information security. Supplier Personnel performing Services at Hawaiian Telcom Facilities will wear or otherwise exhibit or display identification sufficient to make such individuals recognizable as Supplier Personnel.

(f)

Without prejudice to Hawaiian Telcom’s rights under Section 13 and subject to Supplier’s reasonable security requirements, Supplier will permit Hawaiian Telcom and its agents and representatives to enter into those portions of Hawaiian Telcom Facilities occupied by Supplier Personnel at any time. None of

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Hawaiian Telcom or its agents or representatives shall, when in such facilities, interfere with Supplier’s performance of its obligations or responsibilities under this Agreement.

(g)	With Hawaiian Telcom’s prior written approval (in Hawaiian Telcom’s sole discretion), Supplier may make improvements or changes to the structural, mechanical or electrical elements of Hawaiian Telcom Facilities at Supplier’s sole cost and expense. Any improvements to Hawaiian Telcom Facilities will become the property of Hawaiian Telcom.

(h)	The Supplier will coordinate the installation of equipment at Hawaiian Telcom Facilities with Hawaiian Telcom. Any installation of equipment that increases the power, cooling or weight requirements for a Hawaiian Telcom Facility will be subject to Hawaiian Telcom’s prior written approval (in Hawaiian Telcom’s sole discretion).

(i)	When all or a portion of Hawaiian Telcom Facilities are no longer required for performance of the Services, Supplier will return such Hawaiian Telcom Facilities to Hawaiian Telcom in substantially the same condition as when Supplier began use of such Hawaiian Telcom Facilities, subject to reasonable wear and tear and any improvements or changes to the structural, mechanical or electrical elements therein that were approved in advance by Hawaiian Telcom.

12.2	Supplier Facilities

The Supplier will maintain and enforce, at the facilities of the Supplier (including its subcontractors) where the Services are performed (the “Supplier Facilities”) safety and physical security procedures that are at least equal to the highest of the following: (i) industry standards for locations similar to the Supplier’s locations; (ii) Hawaiian Telcom’s policies and procedures applicable to its locations (including relevant safety and security policies and procedures); or (iii) any higher standard otherwise agreed by Hawaiian Telcom and the Supplier. Supplier will manage and maintain at levels sufficient to support the Services all infrastructure at Supplier Facilities including electrical systems; water; sewer; lights; HVAC; physical security services and general custodial/landscape services (including monitoring and maintaining the uninterruptible power supply system, air handlers and water chillers that are primary support for the raised-floor environments).

13.	AUDITS

13.1	Audit Rights

13.1.1	The Supplier will maintain an adequate audit trail of all financial and non-financial transactions under this Agreement and Supplier will utilize IT procedures developed on the ITIL practices and procedures to support compliance by Hawaiian Telcom with Section 404 of Sarbanes-Oxley. Subject to Section 13.1.6, the Supplier will provide Hawaiian Telcom, and any Hawaiian Telcom auditors (including internal audit staff and external auditors), inspectors, Regulators or other representatives as Hawaiian Telcom may from time to time designate in writing (collectively, “Auditors”), with access, subject only to the conditions specified in Section 13.1.6, to any of the following for the purpose of performing examinations, tests, audits, inspections or SAS 70 reviews (collectively, “Audits”): (i) any facility or part of a facility, including data centers, at which any Services are provided; (ii) Supplier Personnel; or (iii) data and records relating to the Services.

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13.1.2	Hawaiian Telcom will have the right to conduct such Audits during the Term and for the period Supplier is required to maintain records pursuant to Section 13.3 below. The frequency and scope of Audits will be such as is reasonably necessary to support the approved management auditing plan in place at Hawaiian Telcom for the then current fiscal year; provided, however, that upon a breach of this Agreement by Supplier, or Hawaiian Telcom’s reasonable suspicion that there may have been a breach of this Agreement by Supplier, Hawaiian Telcom may conduct such additional Audits as are reasonably necessary. Audits may be undertaken by Regulators as and when determined by such Regulators.

13.1.3	Audits may be conducted for the purpose of confirming:

(i)	the accuracy of charges and invoices under this Agreement;

(ii)	compliance with the Performance Standards;

(iii)	the Supplier’s compliance in its relevant operations with the requirements of this Agreement, including with respect to security, privacy, contractual obligations (including compliance with Law and Hawaiian Telcom Policies) and other such matters;

(iv)	the Supplier’s controls and procedures, including performing SAS 70 Audits and Audits of general computer controls (GCC) and application controls;

(v)	the Supplier’s compliance with its indemnification and remedy obligations under this Agreement;

(vi)	exemptions, deductions, credits or incentives related to Taxes; or

(vii)	Audits and such other matters as are required by any of Hawaiian Telcom’s Regulators or other government entities having jurisdiction over any of the Services or over Hawaiian Telcom (collectively, the “Regulators”).

13.1.4	The Supplier will provide the Regulators with access to Supplier Personnel, Supplier Equipment, Supplier Software, Supplier Facilities, and data and records relating to the Services, for the purpose of performing the Audits.

13.1.5	In addition to the Audits otherwise permitted by this Section 13 and subject to Sections 13.1.6 or 13.1.7 (as applicable, e.g., notice requirements do not apply) to the extent, and only the extent, required by Law, Hawaiian Telcom or any Regulators may also, at times, perform such spot checks or random, unannounced testing of any aspect of the Supplier’s compliance with Hawaiian Telcom’s security requirements as relates to the Supplier’s performance of the Services (including with respect to any Supplier Facilities, Supplier Systems, or data or records pertaining to Supplier Personnel or subcontractors used by the Supplier in the performance of the Services).

13.1.6	Unless otherwise required pursuant to Section 13.1.4:

(a)	The Supplier will be provided a minimum of three (3) Business Days’ notice of Audits to be performed pursuant to this Section 13.1;

(b)	Audits will be conducted during Business Hours (except with respect to Services that are performed during off-hours) and in such a fashion so as not to

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unreasonably interfere with Supplier’s ability to perform the Services or any activities for other Supplier customers;

(c)	Auditors must comply with all applicable reasonable Supplier security and confidentiality requirements including, where appropriate, execution of a confidentiality agreement in the form of Exhibit M (Form of Confidentiality Agreement) or a non-disclosure agreement supplied by the auditor that is reasonably acceptable to Supplier. Subject to the foregoing, Hawaiian Telcom’s auditors will be provided access to shared systems or shared Supplier facilities used in the performance of the Services, provided that nothing in this Section 13.1.6(c) will be construed to give Auditors access to any data of any customer of Supplier other than Hawaiian Telcom;

(d)	Auditors will not have access to the Supplier’s underlying costs except for timesheets and similar substantiating data relating to Charges which are charged on a Time and Materials Basis or on a unit basis, or (ii) as provided in Section 13.1.12;

(e)	Auditors will comply with reasonable facility use regulations applicable to the Supplier Facilities accessed during the course of Audits.

13.1.7	Supplier will provide Auditors with such reasonable assistance as they require (including installing and operating audit software) at no additional charge.

13.1.8	The Supplier will conduct Audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices and standards used in well-managed operations for performing services similar to the Services. The Supplier will perform security Audits, at a minimum, as and when a well-managed and adequately-financed company performing services similar to the Services would perform them and in accordance with any requirements for security Audits that may be specified in the Procedures Manual.

13.1.9	Supplier will conduct at no additional charge to Hawaiian Telcom annual SAS 70 Audits of the Services, including the Systems and processes and procedures used in performing the Services, and provide the reports produced as a result of such SAS 70 Audits to Hawaiian Telcom. If a Regulator so requires, Supplier will provide the Regulator with access to Supplier’s SAS 70 auditors’ work paper files. Hawaiian Telcom will have the right, subject to this Section 13, to have SAS 70 Audits performed by auditors of its choosing, which may include reviews of general computer controls (GCC) and application controls as deemed necessary by Hawaiian Telcom or Hawaiian Telcom’s external auditors.

13.1.10	No Auditors selected by Hawaiian Telcom to perform any Audits in connection with this Agreement may be compensated on a contingency basis.

13.1.11	Without limiting the terms of Section 5.5, all Audit rights of Hawaiian Telcom set forth in this Section 13 or elsewhere in this Agreement will apply to any subcontractor (including any Affiliate of Supplier that is then providing Services) and Supplier will contractually obligate all subcontractors to permit and cooperate with any such Audit.

13.1.12

 With respect to any equitable adjustments in the Charges required under this Agreement (including with respect to an Extraordinary Event) Hawaiian Telcom will have the right to retain an independent Third Party to Audit the Supplier’s (including any of its Affiliate’s or subcontractor’s) costs associated with such adjustment. Such Third Party shall (i) not be an Entity to which Supplier is prohibited by Law from granting access to

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any of the information that would be subject to such audit, (ii) prior to being permitted access to any Supplier information have executed a confidentiality agreement in a form provided in Exhibit M (Form of Confidentiality Agreement) or a non-disclosure agreement supplied by the auditor that is reasonably acceptable to Supplier, and (iii) be limited to auditing the appropriateness of the proposed equitable adjustment based on the relevant factors set out in this Agreement and shall not disclose to Hawaiian Telcom any Supplier cost information of a nature not previously disclosed to Hawaiian Telcom by Supplier or on behalf of Supplier.

13.2	Audit Follow-up

13.2.1	Following each Hawaiian Telcom Audit:

(a)	Hawaiian Telcom will conduct, or will request its external Auditors or examiners to conduct, an exit conference with the Supplier to obtain factual concurrence with issues identified in such Audit.

(b)	The Supplier and Hawaiian Telcom will meet to review each such Audit report promptly after the report’s issuance.

(c)	With respect to any deficiencies identified and changes recommended by the Audit, the Supplier and Hawaiian Telcom will mutually agree upon an appropriate and effective manner in which to respond to the deficiencies identified in, and changes suggested by, the Audit report. The Supplier will then implement the agreed actions in accordance with the agreed plan (including schedule), at no additional charge to Hawaiian Telcom.

(d)	Without limiting the generality of the foregoing, if Hawaiian Telcom determines that any systems, procedures, policies or standards used by Supplier in performing the Services conflict with, interfere with, or do not support compliance with Hawaiian Telcom Policies, then Supplier will modify the same as soon as reasonably required by Hawaiian Telcom under the circumstances. Supplier will demonstrate the completion of any corrections, remedies or modifications to Hawaiian Telcom’s reasonable satisfaction. If there is any dispute as to whether a failure which may be corrected, remedied or otherwise resolved by modifications has actually occurred, Hawaiian Telcom may require the Supplier to implement such change as soon as practicable, and the Services will be performed with such change in effect, with any such disagreement as to whether the failure actually occurred to be resolved as provided in Section 20 (with the Supplier being made whole in accordance with the Change Management Process to the extent it is determined there was not a failure).

13.2.2	If an Audit undertaken or commissioned by Supplier (including its Affiliates, their subcontractors, agents or representatives and whether performed by internal or external auditors) relating to Supplier’s operating practices and procedures reveals an adverse impact on, or other issue with, the Services or Hawaiian Telcom, Supplier will make available promptly to Hawaiian Telcom that portion of such report that is relevant to the Services or Hawaiian Telcom.

13.2.3	If any Audit reveals any error or incorrect charging in any Supplier invoice, the following will apply.

(a)

If the Supplier has overcharged Hawaiian Telcom and not already refunded or credited the amount of such overcharge back to Hawaiian Telcom (including any interest or other additional compensation that may be required under this

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Agreement), the Supplier will credit on the next invoice the Supplier renders to Hawaiian Telcom an appropriate correcting payment together with interest on such amounts at the Agreed Rate applied from the date of Hawaiian Telcom’s payment of such amounts to the Supplier until the Supplier pays such amounts back to Hawaiian Telcom or credits them to Hawaiian Telcom. Notwithstanding whether Supplier has already credited the amount of any such overcharge, if the overcharge exceeds five percent (5%) of the total properly invoiced Charges for the months in which there were overcharges, the Supplier will also provide a credit to Hawaiian Telcom, on the next invoice it renders to Hawaiian Telcom, equal to the portion of Hawaiian Telcom’s reasonable costs of performing the Audit attributable to the portion of the Audit related to examining Supplier’s charges to Hawaiian Telcom. If the total amount of the next invoice against which a credit under this Section 13.2.3(a) is to be applied is less than the total credit(s), the excess credit(s) will be applied against successive Supplier invoices rendered under this Agreement until exhausted. If there are no further invoices to be rendered under this Agreement, the Supplier will pay Hawaiian Telcom within thirty (30) days the total amount of any outstanding credits.

(b)	If the Supplier has undercharged or failed to invoice Hawaiian Telcom Charges that are otherwise due and payable by Hawaiian Telcom, the Supplier may invoice Hawaiian Telcom for a ‘true up’ amount provided that (i) Hawaiian Telcom will not be responsible for paying interest on any such amounts in respect of the Supplier’s failure to invoice them; and (ii) Hawaiian Telcom will in no event be responsible to pay any amounts that are then time barred pursuant to Sections 8.2.5 and 10.2.4 of Exhibit D (Charges).

13.3	Records Retention

13.3.1	Until the later of:

(a)	seven (7) years after the Termination of the whole of the Agreement;

(b)	the date upon which all pending matters relating to this Agreement are closed; or

(c)	the date on which such information is no longer required in order to meet requirements of Law, Regulators, or Hawaiian Telcom’s then current records retention policies,

the Supplier will maintain and, subject to the next sentences, provide access to, upon request, all records, data, documents, reports, memoranda, emails, and other documentation required in order to meet Hawaiian Telcom’s Audit rights under this Agreement. The Supplier’s obligations under this Section 13.3 are limited to those records that relate to the Services, but may include records relating to the Supplier Systems, Supplier Personnel or subcontractors; provided, however that such obligations do not relate to, and Supplier shall not be obligated to provide to Hawaiian Telcom or to any Hawaiian Telcom Third Party Vendor, any Auditor or any Regulator with access to, any of the following: (i) any document or information that is protected under the attorney – client privilege, (ii) except as provided for in Section 13.1.11, any information relating to Supplier’s costs, (iii) any information relating to Supplier’s relationship with any other customer, and (iv) any information which Supplier is prohibited, by contract or Law, from providing to any such Entities.

13.3.2	Before destroying or otherwise disposing of any particular items or information to be retained under this Section 13.3, the Supplier will provide Hawaiian Telcom with ninety

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(90) days prior written notice. The Supplier will offer Hawaiian Telcom the opportunity to recover such items or information by other means or to request that the Supplier deliver such items or information to Hawaiian Telcom. Hawaiian Telcom will pay the Supplier’s Out-of-Pocket Expenses make such delivery.

14.	HAWAIIAN TELCOM RESPONSIBILITIES

14.1	Responsibilities

In addition to Hawaiian Telcom’s responsibilities as expressly set forth elsewhere in this Agreement, Hawaiian Telcom will be responsible for the following (collectively, the “Hawaiian Telcom Responsibilities”):

14.1.1	Hawaiian Telcom will designate one (1) individual to whom the Supplier may address operational communications concerning this Agreement (the “Hawaiian Telcom Contract Executive”). Hawaiian Telcom may replace such individual from time to time upon prior written notice to the Supplier.

14.1.2	Hawaiian Telcom will perform those tasks (i) that the Parties mutually agree are critical dependencies that Hawaiian Telcom is to perform and on which Supplier’s performance depends, (ii) as to which the Parties mutually agree the effort and completion date, and (iii) that are specified in the Work Plan and designated in it as critical dependencies on which Supplier’s performance depends; provided, however, that no critical dependencies may shift to Hawaiian Telcom any Supplier responsibilities or obligations that would otherwise be Supplier’s responsibilities or obligations under this Agreement even if agreed to by Hawaiian Telcom (unless a written amendment to this Agreement is executed by the Parties doing so).

14.1.3	Hawaiian Telcom will cooperate with the Supplier, including by making available timely management decisions, information, approvals and acceptances, as reasonably requested by Supplier so that the Supplier may accomplish its obligations and responsibilities hereunder. Such cooperation will also include performance by the Hawaiian Telcom IT employees of certain tasks necessary to facilitate Supplier’s performance of the Services.

14.1.4	The Hawaiian Telcom Contract Executive or such person’s designee will be the principal point of contact for obtaining such decisions, information, approvals and acceptances. Notwithstanding anything contained in the Governance Process to the contrary, only the Hawaiian Telcom Contract Executive or personnel as expressly so designated by Hawaiian Telcom Contract Executive will be authorized to make commitments on the part of Hawaiian Telcom or give any approvals under this Agreement.

14.1.5	Hawaiian Telcom will perform or fulfill as applicable the Hawaiian Telcom Build Obligations. Provided that Hawaiian Telcom issues purchase orders for Hawaiian Telcom Provided Equipment that comply with the terms of the Master Purchase Agreement between Hawaiian Telcom and TPS by the times specified in the Work Plan, Hawaiian Telcom will not be responsible for any failure of the Supplier or any Affiliate of the Supplier to make deliveries of any Hawaiian Telcom Provided Equipment within the time required by Attachment B1-1 (Work Plan), which responsibility will be that of the Supplier. Supplier agrees, however, that Hawaiian Telcom’s obligation to issue each such purchase order is contingent on Supplier causing TPS to issue the quotation for the Hawaiian Telcom Provided Solution Equipment, Hawaiian Telcom Provided Solution Software, or both that is to be ordered in such purchase order (i) with pricing and terms consistent with the requirements of Exhibit D (Charges) and the MPA, and (ii) for receipt by Hawaiian Telcom by the applicable date specified in the Work Plan.

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14.1.6	Additionally, in connection with all Services other than Build Services:

(a)	With respect to maintenance and support services that Hawaiian Telcom is to procure from Third Parties for those items of Hawaiian Telcom Provided Equipment and Hawaiian Telcom Provided Software which will be used by Supplier to perform Services that are the subject of Performance Standards, Hawaiian Telcom agrees that such maintenance and support services must be: (i) offered by, or approved by, the original vendor, manufacturer or licensor of such Equipment or Software; (ii) generally commercially offered; and (iii) where there are different levels of maintenance or support available, at least at the lowest level reasonably required in order for Supplier to achieve the relevant Performance Standards when performing the relevant Services in accordance with this Agreement. It will be in Hawaiian Telcom’s sole discretion whether to procure any higher level of maintenance of support.

(b)	Except where this Agreement provides otherwise, Hawaiian Telcom shall provide reasonable advance written notice to Supplier of any material additions to and changes in any Hawaiian Telcom IT or business policies, processes, methodologies, systems or architecture, including Hawaiian Telcom Policies, with which Supplier is required to comply under this Agreement so that Supplier may analyze the effect(s) such changes may have on the Services or Supplier’s delivery thereof and the Parties may address such effects through the Change Management Process.

(c)	As between the Parties, Hawaiian Telcom will be responsible for and Supplier may rely on the accuracy and completeness of the information that Hawaiian Telcom, any Hawaiian Telcom Affiliate, any Authorized Users, any Hawaiian Telcom Third Party Vendors and any Verizon Entities provide to Supplier concerning any of the following:

(i)	the Acquired Business,

(ii)	Hawaiian Telcom’s business, operations and specific requirements concerning the Services, and

(iii)	the obligations of, and services and functions performed by, Hawaiian Telcom Third Party Vendors,

to the extent Supplier does not know or should not have reason to know that such information is not accurate or complete.

14.2	Savings Clause

14.2.1	Except as provided in Section 21.3, no failure by Hawaiian Telcom, any of its Affiliates, or any Authorized Users to perform any of their obligations under this Agreement will be deemed to be grounds for any termination of the Agreement by the Supplier.

14.2.2	The Supplier’s failure or delay in performing any of its obligations under this Agreement (including as a result of a Verizon Amendment or a failure of a Hawaiian Telcom Build Obligation) will be excused if and to the extent:

(a)	such Supplier failure or delay actually, directly results from

(i)	with respect to the Services other than the Build Services, Hawaiian Telcom’s material failure to perform any responsibilities expressly set forth in this Agreement or, with respect to the Build Services, any Hawaiian Telcom Build Performance Failure;

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(ii)	with respect to the Services other than the Build Services, Hawaiian Telcom’s direction to Supplier to take or refrain from taking certain actions, or to reallocate or reprioritize Supplier resources, in a way that materially conflicts with Supplier’s other obligations under this Agreement. The Parties acknowledge and agree that Hawaiian Telcom does not have the right to give any such direction, or to reallocate or reprioritize Supplier resources, with respect to the Build Services;

(iii)	with respect to the Services other than the Build Services, material acts or omissions of Hawaiian Telcom Third Party Vendors (which the Parties agree includes the failure of a Hawaiian Telcom Third Party Vendor to cooperate with Supplier);

(iv)	with respect to the Build Services, any material failure of a Hawaiian Telcom Third Party Vendor to complete or deliver, as applicable, when due a critical dependency included and designated as such in the Work Plan pursuant to Section 14.1.2 above; or

(v)	material failure of Transferred Verizon Assets which the Supplier has not yet inspected and confirmed are in good working order,

and only to the extent such Supplier failure or delay would not have occurred but for such Hawaiian Telcom material failure or direction, Hawaiian Telcom Third Party Vendor material act or omission, or, in the case of Section 14.2.2(a)(v) above, such material failure of such Transferred Verizon Assets;

(b)	the Supplier provides Hawaiian Telcom promptly with reasonable notice promptly upon becoming aware of such failure, direction, act or omission, including the impact on the Supplier’s ability to perform its obligations under this Agreement; and

(c)	the Supplier uses commercially reasonable efforts to perform notwithstanding (except to the extent that Hawaiian Telcom directs the Supplier otherwise in writing).

in which case Hawaiian Telcom will compensate the Supplier for its unavoidable, incremental Out-of-Pocket Expenses incurred in making the efforts under in Section 14.2.2(c) above pursuant to the Change Management Process. Supplier acknowledges that Hawaiian Telcom may rectify (or cause to be rectified) such a failure, direction, act or omission, in which case Supplier will not be entitled to any further excuse beyond that to which it became previously entitled under this Section 14.2.2. Hawaiian Telcom acknowledges, however, that its rectifying (or causing to be rectified) such a failure, direction, act or omission will not necessarily mean that Supplier will be able to resume full performance simultaneously, it being agreed that Supplier will resume full performance as soon as reasonably possible and will use commercially reasonable efforts to minimize any resulting delay.

15.	SAFEGUARDING HAWAIIAN TELCOM INFORMATION; CONFIDENTIALITY

15.1	Hawaiian Telcom Information

15.1.1

 Hawaiian Telcom Information will be and remain, as between the Parties, the property of Hawaiian Telcom. Supplier will not possess or assert, and will contractually require that its subcontractors do not possess or assert, any lien or other right or interest against or to any Hawaiian Telcom Information. Hawaiian Telcom Information shall be used solely

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for the purpose of performing the Services under this Agreement and only as expressly permitted by this Agreement. No Hawaiian Telcom Information may be sold, assigned, or leased to Third Parties by Supplier or any of Supplier’s subcontractors, or commercially exploited by any of the Supplier or subcontractors and, except as permitted under this Agreement, no Hawaiian Telcom Information may be disclosed to Third Parties by any of the Supplier or subcontractors.

15.1.2	All data developed, maintained or otherwise used by the Supplier in delivering the Services, including derivatives thereof, will be considered Hawaiian Telcom Information except for (i) Supplier Technical Elements, (ii) Supplier Confidential Information, (iii) any other information regarding the Supplier’s personnel, the Supplier’s costs, the Supplier’s internal management of the Supplier Personnel, and (iv) aggregated data that includes information concerning Hawaiian Telcom and other customers of Supplier, so long as no such aggregated data is used in a manner that would disclose any Hawaiian Telcom Confidential Information. Hawaiian Telcom will have an unrestricted right to use, or to have Third Parties use on its behalf, such operational data, provided that Section 14.2 will apply if providing such access impairs the Supplier’s performance of the Services and the Supplier will not be required to provide access in a manner that would affect its systems so as to impair its ability to meet its service commitments to other customers.

15.1.3	Subject to the other terms and conditions of this Agreement (including the Change Management Process) Supplier will: (i) within the time periods permitted by this Agreement, comply with all applicable Hawaiian Telcom Policies, requirements and specifications with respect to the Hawaiian Telcom Information; (ii) provide appropriate Equipment and Software to implement security solutions in accordance with Hawaiian Telcom Policies, requirements and specifications; (iii) segregate all Hawaiian Telcom Information from that of any other client; and (iv) provide direct access to assets and information pertinent to Hawaiian Telcom’s investigations, compliance reviews, and Audits.

15.1.4	The Supplier will establish and maintain procedures, systems, processes and controls intended to prevent the unauthorized access, destruction, loss or alteration of any Hawaiian Telcom Information in the possession or control of Supplier, or while transmitted by Supplier to Hawaiian Telcom, that are no less rigorous than the most rigorous practices of Hawaiian Telcom or the Supplier.

15.1.5	Hawaiian Telcom will have the right to establish backup security for Hawaiian Telcom Information and to keep backup and files for such data in its possession if it chooses.

15.1.6	Supplier Personnel will not attempt to access or allow access to Hawaiian Telcom Information that is not required for the performance of the Services by such Supplier Personnel. The Supplier will promptly notify Hawaiian Telcom of any breach or potential breach of security relating to Hawaiian Telcom Information (including with respect to such information held or processed by subcontractors) and investigate and remediate the effects of such breach or potential breach.

15.2	Confidentiality

15.2.1

 Each Party acknowledges and agrees that it will be furnished with, receive or otherwise have access to information of or concerning the other Party (including its Affiliates and, in the case of Hawaiian Telcom, its customers or the Authorized Users or, in the case of the Supplier, its subcontractors) which such Party considers to be confidential, a trade secret or otherwise restricted (the “Confidential Information”). Confidential

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Information includes all information that is of a confidential or proprietary nature, in whatever form (whether tangible or intangible, including electronic forms), including trade secrets; customer information or data; product research and development information and data; business plans, customer lists and supplier lists; pricing information; specifications, designs, technical information and data; and information concerning the business operations, affairs and businesses of a Party (including its Affiliates and, in the case of Hawaiian Telcom, its customers or the Authorized Users or, in the case of the Supplier, its subcontractors). Each Party’s Confidential Information also includes any information, technical data, or know-how (including information relating to research, products, software, services, development, inventions, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one Party to the other Party either directly or indirectly in any form whatsoever (including in writing, in machine readable or other tangible form, orally or visually).

(a)	Supplier Confidential Information also includes (i) Supplier Technical Elements, (ii) Supplier’s PM online tool, and (iii) confidential information of its subcontractors.

(b)	Hawaiian Telcom Confidential Information also includes (i) Hawaiian Telcom Technical Elements, (ii) Hawaiian Telcom Data, (iii) other Hawaiian Telcom Information, (iv) Hawaiian Telcom Policies, (v) any other information concerning the operations, affairs, plans or businesses of Hawaiian Telcom (or any of its Affiliates), including business development plans, product and services development and planning, market analysis and data, and promotional campaign plans, (vi) information or data relating to the arrangements or relationships between Hawaiian Telcom (or any of its Affiliates) and its customers, employees, other suppliers or service providers, (vii) data or other information relating to Hawaiian Telcom’s (or any of its Affiliates) costs, cost structures, prices, pricing plans, financing, debt or capitol structure, revenues, or cash flows, and (viii) the results of any Audit.

(c)	The terms and conditions of this Agreement shall be deemed Confidential Information of both Hawaiian Telcom and Supplier.

15.2.2	Each Party will use at least the same degree of care as it employs with respect to its own information of a similar nature, but no less than a reasonable degree of care, to keep confidential and safeguard the Confidential Information of the other Party. Hawaiian Telcom will cause its Hawaiian Telcom Personnel, other Authorized Users, its Affiliates and Hawaiian Telcom Third Party Vendors (other than Managed Third Parties with respect to which Supplier holds the contractual authority to enforce such compliance) to comply with the confidentiality provisions of this Agreement. Supplier will cause its subcontractors, its Affiliates, Managed Third Parties and their personnel (other than those Managed Third Parties as to which Supplier does not have the necessary contractual authority) to enforce such compliance, and Supplier Personnel to comply with the confidentiality provisions of this Agreement. If an unauthorized disclosure or loss of a Party’s Confidential Information occurs, the other Party will immediately notify such Party in writing.

15.2.3	Section 15.2.2 will not apply to any particular Confidential Information of the other Party (the “Furnishing Party”) which a Party (the “Receiving Party”) can demonstrate:

(a)	was, at the time of disclosure to it, in the public domain;

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(b)	after disclosure to the Receiving Party, is published or otherwise becomes part of the public domain through no fault of the Receiving Party;

(c)	was in the possession of the Receiving Party at the time of disclosure to it without obligation of confidentiality;

(d)	was received after disclosure to the Receiving Party from a Third Party who had a lawful right to disclose such information where the disclosure was made without any obligation to restrict further use or disclosure; or

(e)	was independently developed by the Receiving Party without reference to Confidential Information of the Furnishing Party.

15.2.4	In addition, the Receiving Party will not be considered to have breached its obligations by disclosing Confidential Information of the Furnishing Party (including any Confidential Information contained in any audit report and related work papers) as required to satisfy any legal requirement of a competent government body (including requests or orders for information pursuant to judicial process) or Regulator, provided that, promptly upon receiving any such request and to the extent that it may legally do so, the Receiving Party advises the Furnishing Party of the request prior to making such disclosure in order that the Furnishing Party may (i) interpose an objection to such disclosure; (ii) take action to seek to assure confidential handling of the Confidential Information; or (iii) take such other action as it deems reasonably appropriate to protect the Confidential Information. A required disclosure of Confidential Information to a competent government body or Regulator does not, in and of itself, relieve the Receiving Party of its confidentiality obligations in connection with such Confidential Information with respect to any other Entity.

15.2.5	Each Party’s Confidential Information will remain the property of that Party. Nothing contained in this Section 15.2 will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant will only be as provided by other provisions of this Agreement.

15.3	Return of Information

Upon the earlier of

15.3.1	the written request of the other Party with respect to the other Party’s Information specified in such notice,

15.3.2	the expiration or termination for any reason of this Agreement with respect to the other Party’s Information (or longer as necessary in order for the Supplier to perform the Disengagement Assistance), or

15.3.3	in the case of the Supplier, the date that any particular Hawaiian Telcom Information is no longer required in order to perform the Services,

such Party will promptly either, at the other Party’s election, (i) return to the other Party such Information (including all written or electronic copies thereof (and including, in the case of the Supplier, offsite back-up records to be maintained by the Supplier under this Agreement); or (ii) destroy all such Information. Such party will confirm any such destruction to the other Party in writing promptly after its completion. To the extent Supplier is required to cease using any Hawaiian Telcom Confidential Information under 15.3.1 and such requirement causes Supplier to

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fail to meet any of its obligations or responsibilities under this Agreement, Section 14.2 will apply.

15.4	Residual Knowledge

Nothing contained in this Agreement will restrict either Party from the use of any general ideas, concepts, know-how, or techniques retained in the unaided mental impressions of such Party’s personnel which such Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach or infringe such Party’s obligations under Section 15 or the other Party’s Intellectual Property Rights. A person’s memory is “unaided” only if the person did not make any intentional effort to memorize the information for the purpose of retaining and subsequently using or disclosing it for commercial or non-commercial exploitation.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Work Standards

Supplier warrants that it will provide the Services with promptness, diligence and in a workmanlike manner, in accordance with the practices and professional standards used in well-managed operations for performing services similar to the Services. The Supplier also represents and warrants that it will use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services.

16.2	Maintenance and Support; Compliance with Specifications

16.2.1	Supplier warrants that it will maintain the Supplier Systems and, subject to Hawaiian Telcom’s obligation to procure maintenance and support for Supported Equipment and Supported Software in accordance with this Agreement, and to the extent maintenance and support activities are Services, the Supported Equipment and Supported Software so that they operate in accordance with their specifications, including: (a) maintaining such Equipment in good operating condition, subject to normal wear and tear; (b) undertaking repairs and preventative maintenance on such Equipment in accordance with the applicable Equipment manufacturer’s recommendations (or having the applicable Equipment manufacturer do so); and (c) performing maintenance on any Software included in such Supplier Systems, Supplier Equipment and Supported Software in accordance with the applicable Software supplier’s documentation and recommendations (or having the applicable Software supplier do so).

16.2.2	For each Supplier Facility that will be utilized to provide Services under a Statement of Work or a Work Order, the Supplier will commit to the applicable SEI-CMM level and the date by which the SEI-CMM level is to be achieved at such Supplier Facility.

16.3	Efficiency and Cost Effectiveness

To the extent that resources or services are charged on a person hour or other non-fixed basis (including charges billed on a Time and Materials Basis and Pass-Through Expenses), the Supplier warrants that it will use commercially reasonable efforts to use efficiently the resources or services necessary to provide the Services, and to perform the Services in the most cost efficient manner consistent with the required level of quality and performance.

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16.4	Non-Infringement

16.4.1	Except to the extent provided otherwise in Section 16.4.2, the Supplier warrants that it will perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of any Intellectual Property Right of a Third Party enforceable under the Laws of the United States of America (or any of its constituent political units) or any other jurisdictions where Services are performed; provided, however, that this warranty specifically excludes, and does not extend to, (i) any Software (including the Conveyed Software), Equipment or Technical Elements (except for Developments) provided to Supplier by any of (1) Hawaiian Telcom, (ii) any Hawaiian Telcom Affiliate (iii) or any Authorized User or any Hawaiian Telcom Third Party Vendor and (2) any Third Party that is not an Approved Subcontractor and (ii) the Services to the extent they are performed using any of the items in clause (i).

16.4.2	The warranty given in Section 16.4.1 will not apply with respect to any Third Party Technical Elements for which the Supplier obtains an equivalent or more protective non-infringement warranty for the direct benefit of Hawaiian Telcom from the relevant Third Party so long as (i) such Third Party’s financial condition is similar to or better than the Supplier’s and (ii) the Supplier gives notice to Hawaiian Telcom of its desire to be relieved of its warranty above in Section 16.4.1 and provides Hawaiian Telcom with a copy of the relevant portions of the agreement with such Third Party.

16.5	Ownership and Authorization to Use

16.5.1	The Supplier represents and warrants that it is the owner of, or is authorized to use, all Supplier Technical Elements, Supplier Third Party Technical Elements used in connection with the Services; provided, however, that the foregoing does not apply to any of the following: (i) Hawaiian Telcom Third Party Technical Elements (other than those licensed from Supplier) and (ii) Transferred Verizon Assets provided to Supplier for its use in performing the Services.

16.5.2	Hawaiian Telcom represents and warrants that it is the owner of, or is authorized to use, and to grant the rights to Supplier to use to perform the Services the (i) Hawaiian Telcom Equipment, (ii) Hawaiian Telcom Provided Software, (iii) Transferred Verizon Assets, (iv) Conveyed Software, and (v) Hawaiian Telcom Technical Elements.

16.6	Deliverables

16.6.1	The Supplier warrants that Software Deliverables will be free from material errors in operation and performance, will comply with their respective Specifications in all material respects, and will provide the functions and features and operate in the manner described in the applicable Statement of Work or Work Order, or as otherwise agreed to by the Parties for the specified number of months set forth below after the installation, testing and Acceptance of such Software Deliverables by Hawaiian Telcom (the “Application Warranty Period”). The Application Warranty Period will be two (2) months for the functionality of those components of Software Deliverables that execute on an ongoing or on a daily or weekly cycle, six (6) months for the functionality of those components of Software Deliverables that execute on a monthly or quarterly cycle, and two (2) years for the functionality of those components of Software Deliverables that execute on an annual cycle.

16.6.2	Without limiting Hawaiian Telcom’s remedies with respect to breach of the foregoing warranty, during the Application Warranty Period for a particular Work, the Supplier will

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promptly correct any defects reported in such Work at no additional cost to Hawaiian Telcom.

16.7	Viruses

16.7.1	The Supplier warrants that it will use commercially reasonable efforts to ensure that no forms of harmful or surreptitious code (“Viruses”) are introduced by Supplier into the Solution Environment or any Supplier Systems used to provide the Services.

16.7.2	Hawaiian Telcom warrants that it will use commercially reasonable efforts to ensure that no Viruses are introduced into any of its Software, Equipment or systems that interface or otherwise interconnect with any of the Supported Software, Supported Equipment, or with any Supplier Software, Equipment or systems.

16.7.3	If either Party discovers that a Virus has been introduced into its Software, Equipment or Systems (other than the Solution Software and Supported Equipment) that interface or otherwise interconnect with the other Party’s Software, Equipment or systems (other than the Solution Software and Supported Equipment), such Party will immediately notify the other Party of the pertinent facts. So long as such Party has not breached its warranty above with respect to such Virus, the other Party will be responsible for, and bear the costs and Losses associated with, a Virus introduced into its systems from the other Party’s systems (including as a result of containing, isolating, remediating, and restoring data as a result of, the Virus).

16.7.4	If the Supplier discovers that a Virus has been introduced into any of the Solution Software or Supported Equipment, the Supplier will, at no additional charge: (i) immediately notify Hawaiian Telcom of the pertinent facts; (ii) immediately move to contain and isolate the Virus (with Hawaiian Telcom’s approval for any disconnections); (ii) remediate or repair (or both) the affected Solution Software and Supported Equipment that is lost or corrupted as a result of the Virus, and (iv) restore the Services to full operation in accordance with the Agreement (including the Service Levels). To the extent Hawaiian Telcom does not give its approval for a disconnection deemed by Supplier to be necessary and such failure prevents Supplier from complying with its obligations and responsibilities under this Agreement, Section 14.3 will apply.

16.7.5	Without limiting the foregoing, if the Virus causes an interruption of the Services, a loss of operational efficiency or loss of data, Supplier will assist Hawaiian Telcom, at no additional charge, in Hawaiian Telcom’s efforts (either undertaken itself or through its contractors, consultants or other third parties engaged by Hawaiian Telcom) to mitigate and restore such losses.

16.8	Disabling Code

The Supplier warrants that it will not insert into the Software any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services. With respect to any disabling code that may be part of any Software, the Supplier represents and warrants that it will not invoke such disabling code at any time, including upon the expiration or termination of this Agreement, without Hawaiian Telcom’s prior written consent.

16.9	Compliance with Laws

16.9.1	The Supplier warrants that:

(a)	it will comply with Laws as provided in Section 3.1.1(c) and any Hawaiian Telcom Policies of which the Supplier has been given sufficient notice (except to

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the extent any such Hawaiian Telcom Policy is in contravention with applicable Law).

(b)	it will identify, obtain and keep current all necessary licenses, approvals, permits, licenses and authorizations as may be required from time to time under the Laws with which it is to comply under Section 3.1.1(c).

16.9.2	The Supplier warrants that it will comply with all privacy and data protection Laws of the jurisdictions applicable under Section 3.1.1(c) applicable to Supplier’s provision of the Services or to information relating to customers of Hawaiian Telcom.

16.9.3	Hawaiian Telcom warrants that it will comply, and cause its Affiliates which use the Services and the Authorized Users to comply, with all Laws (i) of the jurisdictions applicable under Section 3.1.1(c) and (ii) that apply to its or their receipt or use of the Services.

16.10	Absence of Litigation

The Supplier represents and warrants that as of the Execution Date and to the best of Supplier’s knowledge no claim, litigation, proceeding, arbitration, investigation or material controversy is pending, has been threatened or is contemplated which would have a material adverse effect on the Supplier’s ability to enter into this Agreement or provide the Services.

16.11	Authorization and Other Contracts

Each Party represents and warrants to the other that:

16.11.1	it has the requisite corporate power and authority to enter into this Agreement and to fulfill all of its obligations under this Agreement, including, in the case of the Supplier, delivering the Services;

16.11.2	the execution, delivery and performance of this Agreement does not violate any judgment, order or decree; and the execution, delivery and performance of this Agreement does not constitute a material default under any material contract by which such Party or its Affiliates or any of the same’s material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default.

16.12	Inducements

16.12.1	Supplier represents and warrants to Hawaiian Telcom that the Supplier has not violated any applicable Laws or any Hawaiian Telcom Policies of which the Supplier has been given notice regarding the offering of unlawful inducements in connection with this Agreement.

16.12.2	Supplier represents that it has not paid or caused to be paid any amounts, or given or caused to be given any gifts, to any government agent, official or employee in contravention of applicable government procurement Laws for the purpose of influencing any decisions in connection with the Services.

16.13	Business Continuity

The Supplier represents and warrants that it is sufficiently familiar with, and proficient in implementing, the Supplier Systems, Supported Software, and Supported Equipment (including those hardware and software systems contemplated under the Merger Agreement to be transitioned from the Verizon Entities) such that, as configured and integrated pursuant to this Agreement, Hawaiian Telcom’s business operations supported by such Systems, Software, and

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Equipment will (i) to a reasonable extent given Supplier’s obligations (including Performance Standards) under this Agreement, continue uninterrupted, and (ii) without material adverse impact after cutover or transition (except for any planned interruptions to the extent specified in the agreed Migration Plan or otherwise agreed by the Parties).

17.	INSURANCE AND RISK OF LOSS

17.1	Insurance Coverage

17.1.1	Supplier will, during the Term of this Agreement, maintain in full force and effect at least the following insurance coverages, on behalf of itself and its Affiliates:

(a)	Workers’ Compensation and Employers’ Liability, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with Law (including the Law of any location in which any Supplier employee provides Services to the extent such location exercise jurisdiction over the Supplier employee) with unlimited Workers’ Compensation coverage as required by Law and, with respect to Employers’ Liability coverage, minimum limits per Supplier employee and per event (after self-insuring the first $500,000) of one million dollars ($1,000,000) and a minimum aggregate limit of ten million dollars ($10,000,000) or the minimum limits required by Law, whichever are greater.

(b)	Commercial General Liability Insurance, including Products and Completed Operations, Premise and Operational liability, Personal and Advertising Injury, Contractual Liability and Broad Form Property Damage Liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of five million dollars ($5,000,000) and an minimum annual aggregate limit of five million dollars ($5,000,000). This coverage will be endorsed to name Hawaiian Telcom as additional insured.

(c)	Property Insurance, including Extra Expense and Business Income coverage, for “All Risks” of physical loss of or damage to, including caused by terrorism, of Supplier’s business property and equipment used in connection with the Services. Such insurance will have a minimum limit adequate to cover risks on a replacement costs basis and time element insurance on an actual loss sustained basis.

(d)	Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of two million dollars ($2,000,000) or the minimum limit required by Law, whichever limit is greater. This coverage will be endorsed to name Hawaiian Telcom as additional insured.

(e)	Errors and Omissions Insurance with a minimum combined single limit per occurrence of twenty-five million dollars ($25,000,000).

(f)	Crime Insurance with a minimum combined single limit per occurrence of five million dollars ($5,000,000).

17.1.2	The limits specified above may be satisfied by Supplier using a single policy or a combination of primary and umbrella and/or excess policies.

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17.2	Insurance Terms

17.2.1	The insurance coverages under Sections 17.1.1(a) through 17.1.1(d) will be primary, (excluding, however, the coverage under Section 17.1.1(b) (i.e., Commercial General Liability Insurance) as it relates to any Supplier performance on Hawaiian Telcom premises where Supplier is not in control of the premises), and all coverage will be non-contributing with respect to any other insurance or self insurance which may be maintained by Hawaiian Telcom. All coverage required by Section 17.1 will include a waiver of subrogation and, with respect to the coverages under Sections 17.1.1(b) and 17.1.1(d), will be endorsed for cross-liability coverage. To the extent any coverage is written on a claims-made basis, it will have a retroactive date prior to the Effective Date and will allow for reporting of claims for at least one (1) year after the Term.

17.2.2	Supplier will cause its insurers to issue certificates of insurance or other similar forms evidencing that the coverages and policy endorsements required under this Agreement are maintained in force within thirty (30) days after the Execution Date and thereafter on an annual basis. The insurers selected by Supplier will have (unless Hawaiian Telcom, acting reasonably, agrees otherwise) an A.M. Best rating of A-VII or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency; provided, however, that Supplier uses a single-owner, captive insurance company to re-insure its property. In the United States of America, the captive issues the certificate and is not A.M. Best rated. Supplier will assure that its subcontractors, if any, maintain insurance coverages as specified in this Section 17 naming Supplier as an additional insured or loss payee where relevant.

17.2.3	In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 17, Supplier will be solely responsible to take such action. Supplier will provide Hawaiian Telcom with contemporaneous notice and with such other information as Hawaiian Telcom may reasonably request regarding the event

17.2.4	Supplier will promptly inform Hawaiian Telcom during the Term each time a minimum limit in one or more of the coverages in Section 17.1.1(a) through 17.1.1(d) is reduced.

17.2.5	None of the Supplier obligations specified in this Section 17 as to types, limits and approval of insurance coverage to be maintained by Supplier are intended to, and will not in any manner, limit the liabilities and obligations assumed by Supplier under this Agreement.

18.	INDEMNITIES

18.1	Indemnity by Supplier

Supplier agrees to indemnify, defend and hold harmless Hawaiian Telcom and its Affiliates including their officers, directors, employees, agents, successors, and assigns, from Third Party claims (including all associated Losses) arising out of or related to any of the following:

18.1.1	any failure by Supplier to perform its obligations on or after the time of the transfer of responsibility or assignment to Supplier under any Managed Third Party Contracts, contracts assigned to the Supplier from Hawaiian Telcom or any other contracts for which Hawaiian Telcom has retained legal responsibility but for which the Supplier has assumed financial, administrative or operational responsibility;

18.1.2	to the extent not related to any wrongful acts or omissions committed or alleged to have been committed by Hawaiian Telcom or any Hawaiian Telcom Affiliates or any

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Authorized Users, any claim brought by any supplier or subcontractor of the Supplier arising under or in connection with an agreement between Supplier and such supplier or subcontractor;

18.1.3	Supplier’s breach of any of its representations and warranties in Section 16;

18.1.4	the Supplier’s interview, hiring and/or personnel transfer processes;

18.1.5	except to the extent, and only to the extent, addressed by Hawaiian Telcom’s indemnification obligations under Section 18.2.2 or 18.2.3 below, infringement of Intellectual Property Rights enforceable under the Laws of the jurisdictions applicable under Section 3.1.1(c) (i) because of Software, Systems, Equipment, Developments, other Supplier Resources or other resources provided by Supplier or on behalf of the Supplier by Supplier’s Affiliates or subcontractors (excluding the Hawaiian Telcom Provided Equipment, Hawaiian Telcom Provided Technical Elements and other Hawaiian Telecom Resources but including the Developments), or (ii) based upon performance of the Services by or on behalf of Supplier, or use of the Services by Hawaiian Telcom as contemplated by this Agreement; provided that Supplier will have no obligation under this Section 18.1.5 in the case of Supplier Third Party Technical Elements for which Supplier (a) has obtained the non-infringement warranty permitted by Section 16.4.2 above, and (b) has otherwise complied with the requirements of Section 16.4.2 (without derogating from Supplier’s obligations under Section 18.1.9 under the circumstances set forth in Section 18.1.9);

18.1.6	a breach by Supplier of a subcontract under which a Third Party is providing Services;

18.1.7	claims by any Managed Third Party to the extent such claims relate to or result from Supplier’s (i) conduct which is outside of the scope of authority granted to Supplier in connection with the relevant Managed Third Party Contract or (ii) acts or omissions within such scope of authority, but excluding any breach of a Managed Third Party Agreement arising from Supplier’s actions that are directed by Hawaiian Telcom after Supplier has notified Hawaiian Telcom in writing that such actions are likely to cause Supplier to breach the Managed Third Party Contract;

18.1.8	Supplier’s negligence;

18.1.9	the failure of the licensor of any Supplier Third Party Technical Elements to satisfy those of its defense, indemnification and hold harmless obligations owed to Hawaiian Telcom under agreements of the type mentioned in Section 16.4.2 that would otherwise be Supplier’s obligations under Section 16.4.1 if Section 16.4.2 were not included in this Agreement;

18.1.10	any claim arising under or in connection with any third party contracts that are assigned by Supplier to Hawaiian Telcom or any other Successors pursuant to Sections 21.8.5(i) and 21.8.5(ii) to the extent relating to the period of time prior to such contract’s assignment to Hawaiian Telcom; or

18.1.11	any claim by any former employee of Supplier who becomes employed by Hawaiian Telcom or a Successor which arises or is alleged to arise as a result of any act or omission by Supplier relating to his or her employment before the date that such individual becomes an employee of Hawaiian Telcom or the Successor, as applicable.

18.2	Indemnity by Hawaiian Telcom

Hawaiian Telcom agrees to indemnify, defend and hold harmless Supplier (but not its Approved Subcontractors or other subcontractors) and its Affiliates (whether or not any such Affiliates are

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Supplier subcontractors) including their respective officers, directors, employees, agents, successors or assigns, from Third Party claims (including all associated Losses) arising out of or related to any of the following:

18.2.1	any failure by Hawaiian Telcom to perform its obligations under any Managed Third Party Contract before the time of the transfer of responsibility for such obligations to Supplier, any failure by Hawaiian Telcom to perform any obligations under any Managed Third Party Contract which obligations are not specifically transferred to Supplier, any breach of a Managed Third Party Contract arising from Supplier’s actions that are directed by Hawaiian Telcom after Supplier has notified Hawaiian Telcom in writing that such actions are likely to cause Supplier to breach the Managed Third Party Contract, any failure by Hawaiian Telcom to perform its obligations under any agreements assigned to Supplier before the time of such assignment, and any failure by Hawaiian Telcom to perform a responsibility retained by Hawaiian Telcom under any Managed Third Party Contract after the time of the transfer of responsibility for such obligations to Supplier;

18.2.2	infringement of Intellectual Property Rights enforceable under the Laws of the jurisdictions applicable under Section 3.1.1(c)(i) because of Hawaiian Telcom Provided Equipment, Hawaiian Telcom Provided Technical Elements or other Hawaiian Telcom Resources provided by Hawaiian Telcom or on behalf of Hawaiian Telcom by Hawaiian Telcom’s Affiliates or Authorized Users, or (ii) use of the Services by Hawaiian Telcom in a manner not contemplated by this Agreement;

18.2.3	infringement of Intellectual Property Rights by or in connection with any of the Transferred Verizon Assets or Conveyed Software, which Intellectual Property Rights are enforceable under the Laws of the United States of America:

(a)	to the extent such infringement is alleged to have occurred because of the Supplier’s use of the Transferred Verizon Assets or Conveyed Software to provide the Services and such Losses do not arise out of or are in connection with modifications made by Supplier to the Transferred Verizon Assets or Conveyed Software (in respect of which modifications Supplier will have the obligations under Section 18.1.6); and

(b)	provided that Supplier has complied with all conditions imposed by (i) the First Sublicense Agreement for Verizon Proprietary Software, and (ii) the Second Sublicense Agreement for Verizon Proprietary Software relating to Supplier’s use of the Transferred Verizon Assets or Conveyed Software;

18.2.4	claims by any Managed Third Party to the extent relating to Hawaiian Telcom’s acts or omissions with respect to such Managed Third Party except to the extent the act or omission is attributable to a failure by Supplier to fulfill its obligations under this Agreement with respect to the Managed Third Party;

18.2.5	any claim arising under or in connection with any third party contracts that are assigned by Supplier to Hawaiian Telcom or any other Successors pursuant to Sections 21.8.5(i) and 21.8.5(ii) to the extent relating to the period of time after such contract’s assignment to Hawaiian Telcom; or

18.2.6	any claim by any former employee of Supplier who becomes employed by Hawaiian Telcom or a Successor which arises or is alleged to arise as a result of any act or omission by Hawaiian Telcom or the Successor relating to his or her employment after the date that such individual becomes an employee of Hawaiian Telcom or the Successor, as applicable.

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18.3	Additional Indemnities

Supplier and Hawaiian Telcom each agree to indemnify, defend and hold harmless the other, and the other’s Affiliates, and their (but not their Affiliate’s) respective officers, directors, employees, agents, and successors from Third Party claims (including all associated Losses) arising out of or related to any of the following:

18.3.1	the death or bodily injury of any person caused by the Indemnitor, its Affiliates, officers, directors, employees, agents, successors, and, where the Supplier is the Indemnitor, caused by Supplier’s subcontractors and, where Hawaiian Telcom is the Indemnitor, caused by the Authorized Users, including in both cases the respective officers, directors, employees, agents, and successors of such subcontractors and of such Authorized Users;

18.3.2	damage, loss or destruction of any real or tangible personal property caused by the Indemnitor, its Affiliates, officers, directors, employees, agents, successors and where the Supplier is the Indemnitor, caused by Supplier’s subcontractors and where Hawaiian Telcom is the Indemnitor, caused by Supplier’s Authorized Users, including in both cases the respective officers, directors, employees, agents, and successors of such subcontractors and of such Authorized Users;

18.3.3	any Third Party claim arising out of or related to the Indemnitor’s, its Affiliates’, officers’, directors’, employees’, agents’, successors’ and where the Supplier is the Indemnitor, Supplier’s subcontractor’s and where Hawaiian Telcom is the Indemnitor, the Authorized Users’, including in both cases the such subcontractors’ and such Authorized Users’ respective officers’, directors’, employees’, agents’, and successors’ breach of its or their confidentiality obligations under this Agreement; or

18.3.4	any act or omission of the Indemnitor, its Affiliates, officers, directors, employees, agents, successors and where the Supplier is the Indemnitor, of Supplier’s subcontractors, and where Hawaiian Telcom is the Indemnitor, of any Authorized Users , including in both cases the respective officers, directors, employees, agents, and successors of such subcontractors and of such Authorized Users in its or their capacity as an employer of a person.

18.4	Infringement

Without limiting the Supplier indemnity set forth in Section 18.1, if any item used by the Supplier to provide the Services becomes, or in the Supplier’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, then the Supplier will promptly notify Hawaiian Telcom of such claim or proceeding and, at the Supplier’s expense, take the following actions in the following priority order: (i) secure the right to continue using the item; (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the Services in any material way; or (iii) if neither (i) nor (ii) is available to the Supplier, remove the item from the Services and the Charges will be equitably adjusted to adequately reflect the reduction in value to Hawaiian Telcom resulting from such removal.

18.5	Completion of Migration

If, as a result of Supplier’s failure(s) to perform (including delay(s) in performing) any of the Services, Hawaiian Telcom cannot complete the Migration by the Build Completion Date, then the Supplier will indemnify Hawaiian Telcom for all costs and expenses that become due from Hawaiian Telcom to or for the account of Verizon Information Technologies, Inc. or its Affiliates as a result of the failure to complete the Migration (it being expressly understood that such amounts will include all fees, including late conversion fees, due to such Entities), up to:

18.5.1	a maximum aggregate amount of six million three hundred fifty thousand dollars ($6,350,000) (the “First Verizon Cap”) with respect to the time period commencing on the date of the Build Completion Date (as adjusted for any excused delay by Supplier under Section 14.2.2) and concluding one (1) month later; and

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18.5.2	a maximum aggregate amount of six million three hundred fifty thousand dollars ($6,350,000) (the “Second Verizon Cap”) with respect to the time period commencing on the date that is two (2) months after the Build Completion Date (as adjusted for any excused delay by Supplier under Section 14.2.2) and concluding on the date one (1) month later,

(collectively, the “Verizon Cap”); provided, however, that the Supplier’s failure to complete the Migration by the Build Completion Date will be excused in the event of any of the applicable circumstances specified in Section 14.2.2 and to the extent and subject to the provisions of Section 14.2.2, and no such costs or expenses will be due from the Supplier in respect of any such excused delay. Hawaiian Telcom will use commercially reasonable efforts to mitigate the damages that it suffers as a result of any Supplier failure to perform, provided however that Supplier will not object to any cost reasonably necessary for Hawaiian Telcom to meet its business needs and objectives on the original timetable (as adjusted to accommodate any unexcused delay to the extent attributable to Supplier). The Parties acknowledge and agree that any amounts paid by Supplier under this Section 18.5 will act to reduce the amounts recoverable by Hawaiian Telcom under the cap specified in Section 19.2.1.

18.6	Exclusion

The Supplier’s indemnification obligations under Section 18.1 will not apply with respect to any Third Party Technical Elements for which the Supplier obtains an equivalent or more protective infringement indemnity for the direct benefit of Hawaiian Telcom from the Third Party providing such Third Party Technical Elements provided that (i) such Third Party’s financial condition is similar to or better than the Supplier’s and (ii) the Supplier gives notice to Hawaiian Telcom of its desire to be relieved of its indemnification obligation above in Section 18.1 and provides Hawaiian Telcom with a copy of the relevant agreement with such Third Party.

18.7	Indemnification Procedures

With respect to Losses or threatened Losses that are the subject of defense, indemnification and hold harmless obligations under Sections 18.1, 18.2, 18.3 or 18.4, the following procedures will apply:

18.7.1	Notice. Promptly after receipt by any entity entitled to indemnification under Section 18.1 through Section 18.4 (each, an “Indemnitee”) of notice of the assertion or the commencement of any action, proceeding or other claim by a Third Party in respect of which the Indemnitee elects to seek indemnification pursuant to any such Section, the Indemnitee will promptly notify the indemnifying party (each, an “Indemnitor”) of such claim in writing. No failure to so notify an Indemnitor will relieve Indemnitor of its obligations under this Agreement except to the extent that Indemnitor can demonstrate it has been damaged or prejudiced by such failure. Within fifteen (15) days following receipt of written notice from the Indemnitee relating to any such claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the Indemnitor will notify the Indemnitee in writing if the Indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

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18.7.2	Procedure Following Notice of Election. If the Indemnitor delivers a Notice of Election relating to any claim within the required notice period, the Indemnitor will be entitled to have sole control over the defense and settlement of such claim, provided that: (a) the Indemnitee may observe such proceedings at its own cost; (b) except as otherwise provided in Section 18.7.2(c) below, the Indemnitor will obtain the prior written approval of the Indemnitee before entering into any settlement of such claim or ceasing to defend against such claim; and (c) the Indemnitor may not enter into an agreement under which (i) Indemnitee admits fault or (ii) Indemnitee is required to take (or is prohibited from taking) certain actions, without Indemnitee’s prior written consent which consent may be granted or withheld in Indemnitee’s sole discretion. After the Indemnitor has delivered a Notice of Election relating to any claim in accordance with Section 18.7.1, the Indemnitor will not be liable to the Indemnitee for any legal expenses incurred by the Indemnitee in connection with the defense of that claim. In addition, the Indemnitor will not be required to indemnify the Indemnitee for any amount paid or payable by the Indemnitee in the settlement of any claim for which the Indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnitor.

18.7.3	Procedure Where No Notice of Election Is Delivered. If the Indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period in accordance with Section 18.7.1, the Indemnitee will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. In such event, the Indemnitor will promptly reimburse the Indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

18.8	Subrogation

If an Indemnitor is obligated to indemnify an Indemnitee pursuant to this Section 18, the Indemnitor will, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the Indemnitee with respect to the claims to which such indemnification relates.

19.	LIABILITY

19.1	General Intent

Subject to the provisions of Section 19.2 and 19.3, it is the intent of the Parties that:

19.1.1	the Supplier will be liable to Hawaiian Telcom for any direct damages incurred by Hawaiian Telcom (including its Affiliates) as a result of the Supplier’s failure to perform its obligations in accordance with this Agreement, including any failure of any Supplier Affiliate or subcontractor to perform obligations on behalf of Supplier; and

19.1.2	Hawaiian Telcom will be liable to the Supplier for any direct damages incurred by the Supplier (including its Affiliates and subcontractors) as a result of Hawaiian Telcom’s failure to perform its obligations in accordance with this Agreement, including any failure of any Hawaiian Telcom Affiliate or subcontractor to perform obligations on behalf of Hawaiian Telcom.

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19.2	Liability Restrictions

19.2.1	Subject to Section 19.3, each Party’s maximum, aggregate liability to the other Party, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) or otherwise arising out of or relating to this Agreement, including any liabilities to any Third Parties, will be limited to an amount equal to the total Charges that would have been payable to the Supplier for proper performance of the Services for the eighteen (18) months prior to the month in which the most recent event giving rise to liability occurred, provided that if the event giving rise to liability occurs:

(a)	prior to the end of the eighteenth (18th) full month after the Effective Date, the limit will be an amount equal to the amounts expected to be payable under this Agreement during the first eighteen (18) months after the Effective Date, and

(b)	after the end of the Term, the limit will be the total amounts paid in respect of the last eighteen (18) months of the Term.

Any amounts paid by Supplier pursuant to Section 18.5, Section 19.2.2(a) or Section 19.2.3 shall be counted towards Supplier’s maximum, aggregate liability to Hawaiian Telcom under this Section 19.2.1.

19.2.2	Indirect Damages.

(a)	The Supplier will be liable for non-direct damages as a result of any act or omission in performing the ADM Services or the IM Services up to a maximum of the lesser of (i) the amount resulting from the subtraction from the First Verizon Cap of any amounts paid by Supplier under Section 18.5 or (ii) one million three hundred fifty thousand dollars ($1,350,000.00). For illustrative purposes, if Supplier paid $6,000,000 pursuant to Section 18.5, the amount referenced in clause (i) under the first sentence of this Section 19.2.2(a) would be $350,000 ($6,350,000 minus $6,000,000). Under such circumstances, Supplier’s maximum liability under the first sentence of this Section 19.2.2(a) would be $350,000 (the lesser of (i) $350,000 or (ii) $1,350,000).

(b)	EXCEPT AS EXPRESSLY PROVIDED IN SECTION 19.3 BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), WILL EITHER PARTY BE OTHERWISE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

19.2.3

Without limiting the generality of the foregoing, the following will be considered direct damages of Hawaiian Telcom to the extent they result from Supplier’s unexcused failure to perform its obligations under this Agreement: (i) costs of reconstructing or reloading data; (ii) costs of implementing and performing work-arounds regarding a Service failure; (iii) costs of replacing lost, stolen or damaged goods or materials; (iv) Hawaiian Telcom’s costs to procure replacement services from an alternate source as a result of a failure to perform, to the extent in excess of the applicable Service charges under this Agreement with respect to any failure of the Build Services up to a maximum of one million dollars ($1,000,000.00) per month for up to three (3) months (the “Procurement Cap”); and (iv) Losses imposed by a governmental or regulatory body as a result of a failure to comply with law or regulation. Any amounts recovered by Hawaiian Telcom under phrase (iv) above will count toward depleting, on a dollar-for-dollar basis, the First

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Verizon Cap and, therefore, will only be recoverable to the extent of the remaining unrecovered First Verizon Cap.

19.2.4	Notwithstanding applicable Law, the Parties agree that, solely for the purposes of this Agreement, Hawaiian Telcom’s costs to procure replacement services from an alternate source as a result of a Supplier failure to perform, to the extent in excess of the applicable Service charges under this Agreement, with respect to any failures of the ADM Services or IM Services will be deemed to be, and treated as, consequential damages (and therefore will be subject to the limits on recovery of non-direct damages specified in Section 19.2.2).

19.2.5	Hawaiian Telcom will be entitled to claim, as costs of cover under this Agreement, the costs to Hawaiian Telcom (including wages and benefits) of the time of Hawaiian Telcom employees, to the extent such effort would not have been expended but for the Supplier’s failure to perform, on the tasks described in Section 19.2.3. Other than with respect to such costs incurred under Section 19.2.3(iv), such amounts are not subject to, and shall be not counted as part of Supplier’s payments that are subject to, the Verizon Cap; amounts incurred under Section 19.2.3(iv) are subject to, and shall be counted as part of Supplier’s payments that are subject to, the First Verizon Cap.

19.2.6	No amounts paid or given by the Supplier as Service Level Credits will be counted against any applicable damage limitation set forth in this Agreement.

19.2.7	Except for amounts Hawaiian Telcom is obligated to pay under this Agreement in respect of Services Removed from Scope, notwithstanding any other provision of this Agreement, Hawaiian Telcom will not be obligated to make any payment to Supplier for Services that have not or are not being provided to Hawaiian Telcom (including in circumstances where Hawaiian Telcom has or is seeking replacement services for such Services).

19.3	Exclusions.

The limitations of liability contained in Section 19.2 will not apply with respect to (i) damages occasioned by the fraud, willful misconduct or gross negligence of a Party; (ii) Third Party claims that are the subject of indemnification under this Agreement (other than those described in Section 18.1.8, which the Parties hereby agree will be subject to the liability limitation of Section 19.2.1 (but not the exclusion of liability set forth in Section 19.2.2(b)); (iii) damages occasioned by violation of Law by the other Party; and (iv) damages occasioned by the breach of a Party’s confidentiality obligations under this Agreement; provided, however, that Supplier’s indemnification obligations under this Agreement, and Supplier’s related liability under this Agreement, shall be reduced to the extent that (a) Supplier is obligated to indemnify Hawaiian Telecom or any Hawaiian Telcom Affiliate or GTE Corporation or any GTE Corporation Affiliate (including any Verizon Entity) pursuant to any license or use agreements for any Intellectual Property (including the Conveyed Software Sublicense Agreements (collectively, the “License Agreements”) and (b) Supplier’s indemnification and liability obligations under this Agreement relate to or arise from any set of facts or any allegations giving rise to Supplier’s indemnification and liability obligations under any of the License Agreements.

19.4	Force Majeure

19.4.1	Neither Party will be liable to the other Party for any default or delay in the performance of its obligations under this Agreement (except for payment obligations):

(a)	if and to the extent that the default or delay is caused, directly or indirectly, by fire, flood, elements of nature, acts of God, acts of war, terrorism or civil unrest or any other cause beyond the reasonable control of the Party, and

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(b)	provided the non-performing Party is without fault in causing the default or delay and the default or delay could not have been prevented by reasonable precautions

(each such event, a “Force Majeure Event”). In such event, the non-performing Party is excused from further performance for as long as such circumstances prevail and the Party continues to use commercially reasonable efforts to recommence performance.

19.4.2	The non-performing Party will notify the other Party by telephone or, if telephone is unavailable, by the most immediate available alternate means, (to be confirmed in writing within twenty-four (24) hours after the onset of the Force Majeure Event) and, upon having been able to gather sufficient facts and details regarding the Force Majeure Event, will describe at a reasonable level of detail the circumstances causing such delay. The Supplier will not delay such notification in an effort to gather details regarding a Force Majeure Event.

19.4.3	The Parties agree that a strike, lockout or similar labor dispute by any Supplier Personnel (including any employees of a subcontractor of the Supplier) will not be a Force Majeure Event. A failure of a subcontractor of Supplier in performing services used by the Supplier in performing the Services will not be considered a Force Majeure Event unless the subcontractor’s performance failure was caused by a Force Majeure Event.

19.4.4	If a Force Majeure Event substantially prevents or delays performance of any Services necessary for the performance of functions that Hawaiian Telcom reasonably deems to be critical for more than two (2) days, Hawaiian Telcom, at its sole discretion, may procure the Services from an alternate source at Hawaiian Telcom’s expense.

(a)	If the Supplier is unable to resume performing the affected Services within seven (7) calendar days after the Force Majeure Event commenced, Hawaiian Telcom, in its sole discretion, may (i) terminate any portion of this Agreement (or the Services) that is materially affected by the nonperformance and the Charges for the remaining Services will be equitably adjusted; or (ii) terminate the Agreement with the payment of the applicable termination fee as of a date specified by Hawaiian Telcom in a written notice to the Supplier.

(b)	The Supplier will not have the right to any additional payments from Hawaiian Telcom as a result of any Force Majeure Event and the Supplier may not charge Hawaiian Telcom for any Services that are not provided during the pendency of the Force Majeure Event. If Charges have been prepaid for Services that are not provided during a Force Majeure Event, the Supplier will credit the amounts attributable to the time during which the relevant Services were affected by the Force Majeure Even on the next invoice rendered to Hawaiian Telcom. If the Supplier is able to perform part but not all of an affected Service during a Force Majeure Event, the Charges for such Service will be equitably reduced to reflect the diminution in the value of the remaining Services that actually are provided during such time.

19.4.5	Force Majeure Events will not relieve the Supplier of its obligation to execute the Disaster Recovery and Business Continuity Plan for Hawaiian Telcom to the extent that the Supplier is obligated to do so under this Agreement, except to the extent that execution of the Disaster Recovery and Business Continuity Plan is itself prevented by a Force Majeure Event at the relevant disaster recovery Facilities.

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20.	DISPUTE RESOLUTION

Any claim or dispute between the Parties (including, as applicable for each Party, its respective Affiliates and subcontractors) arising out of or relating to this Agreement (including the Services and any breach of this Agreement) (a “Dispute”) will be resolved as set forth in this Section 20.

20.1	Informal Dispute Resolution

20.1.1	Subject to Section 20.2.4, neither Party may initiate of formal proceedings in respect of a Dispute until it has taken the following steps in order to attempt to resolve the Dispute informally:

(a)	The Supplier Project Executive and Hawaiian Telcom Contract Executive will discuss the Dispute. If the Supplier Project Executive and Hawaiian Telcom Contract Executive do not resolve the Dispute within five (5) Business Days after a Party received a written notice from the other Party invoking these procedures, either Party may at any time thereafter refer the Dispute for resolution pursuant to Section 20.1.1(b) by giving written notice to the other Party.

(b)	Within five (5) Business Days after a Party’s receipt of the written notice under Section 20.1.1(a), each Party will appoint a senior management representative who does not devote substantially all of his or her time to performance under this Agreement. Within ten (10) Business Days after a Party’s receipt of the written notice under Section 20.1.1(a) such representatives will meet discuss the Dispute. They will meet as often as they mutually agree. If these individuals do not resolve the Dispute within fifteen (15) Business Days after the receipt of the written notice under Section 20.1.1(a), either Party may at any time thereafter refer the Dispute to formal proceedings under Section 20.2 below by giving written notice to the other Party.

20.1.2	During the informal dispute resolution process under this Section 20.1 all reasonable requests made by one Party to the other for non-privileged information reasonably related to the Dispute will promptly be honored.

20.1.3	The specific format for the discussions will be left to the discretion of the participants.

20.2	Litigation

20.2.1	Subject to Section 20.2.4, neither Party may institute formal proceedings relating to a Dispute until after receipt of the written notice pursuant to Section 20.1.1(b).

20.2.2	Each Party consents to the non-exclusive jurisdiction and venue (and waives any claim of forum nonconveniens) of the United States District Court for the District of Hawaii and, if such court does not have jurisdiction, the non-exclusive jurisdiction and venue (and waive any claim of forum nonconveniens) of the Hawaii state courts.

20.2.3	Each Party further agrees that all actions under this Agreement will be brought by the Parties’ signing entities on behalf of the applicable Party, such Party’s Affiliate, (in the case of Hawaiian Telcom) any Authorized User or (in the case of Supplier) any subcontractor, respectively (as applicable), except where permitting a Party’s Affiliate, an Authorized User or a subcontractor, respectively, to bring action itself is necessary to:

(a)	prevent a forfeiture of any right to bring a claim to which such party would be entitled were it not required to have its respective signing entity bring the action pursuant to the above;

(b)	preserve its rights in and to the claim;

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(c)	obtain injunctive or other equitable relief; or

(d)	enforce a judgment rendered by a court of competent jurisdiction.

20.2.4	Either Party may institute formal proceedings in a court of competent jurisdiction at any time to seek interim or conservatory equitable relief or court order, to avoid the expiration of an applicable limitations period, or to preserve a superior position with respect to other creditors.

20.3	Continued Performance

Except for Hawaiian Telcom’s right to withhold amounts it disputes in good faith pursuant to Section 8.2 of Exhibit D (Charges), each Party agrees to continue performing its obligations under this Agreement while any Dispute is being resolved.

20.4	Governing Law

20.4.1	The Agreement and performance under it will be governed by and construed in accordance with the laws of the State of Hawaii without regard to any provision of Hawaii law that would require or permit the application of the substantive law of another jurisdiction.

20.4.2	The Parties agree that to the extent permitted by any applicable Law, the UN Convention on Contracts for the International Sale of Goods 1980 (the “Vienna Convention”) and all Laws implementing the Vienna Convention will not apply to this Agreement.

21.	TERMINATION

21.1	Cross Termination for Termination of the Merger Agreement

21.1.1	This Agreement will terminate, effective immediately, if the Merger Agreement expires or terminates for any reason before the Merger Closing Date. In such case, Hawaiian Telcom will promptly deliver notice of such termination to Supplier and this Agreement will terminate effective immediately upon the Supplier’s receipt of such notice without any further action required by any Party.

21.1.2	Hawaiian Telcom will not be liable to pay the Supplier any amounts as a result of the termination of the Agreement itself under this Section 21.1. Without limiting the generality of the foregoing, there will be no Termination Not For Cause Fee due, owed or payable by Hawaiian Telcom if this Agreement is terminated under this Section 21.1. The only amounts Hawaiian Telcom will be obligated to pay the Supplier in such case are those set forth in Section 2.5 of Exhibit D (Charges).

21.1.3	If this Agreement terminates pursuant to this Section 21.1 Hawaiian Telcom will have no obligation at any time to pay the Supplier Deferred Tax Allowance or the Deferred Tax Allowance.

21.2	Termination for Cause by Hawaiian Telcom

21.2.1	Hawaiian Telcom may terminate this Agreement, in whole or in part, upon written notice to the Supplier if the Supplier:

(a)

materially breaches any of its duties or obligations under this Agreement and fails to cure such breach within thirty (30) days after written notice from Hawaiian Telcom to Supplier; provided, that if Supplier works diligently and in good faith to cure such breach and such breach is not capable of being cured

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within thirty (30) days, Supplier may request a reasonable amount of additional time to cure such breach if it demonstrates that it is capable of curing such breach within the additional period, which request may be granted or denied in Hawaiian Telcom’s sole discretion;

(b)	materially breaches any of its duties or obligations under this Agreement which is not capable of being cured within thirty (30) days;

(c)	commits numerous breaches of its duties or obligations under this Agreement which in the aggregate are material and fails to cure such breaches within thirty (30) days after receiving written notice.

21.2.2	If Hawaiian Telcom chooses to terminate this Agreement in part, the Charges payable under this Agreement will be equitably adjusted to reflect those Services that are terminated.

21.3	Termination for Cause By Supplier.

21.3.1	The Supplier may terminate this Agreement if, and only if, Hawaiian Telcom fails to pay undisputed charges in an amount equal to the aggregate of two (2) months’ of Charges. If the Supplier desires to terminate this Agreement pursuant to this Section 21.3.1, the Supplier will first provide written notice of the amounts claimed to be past due and an express statement that the Supplier intends to terminate this Agreement citing this Section of the Agreement if the payment failure is not cured. If Hawaiian Telcom does not cure the payment failure within thirty (30) days after receipt of such notice and the Supplier wishes to proceed toward exercising its right to terminate this Agreement under this Section 21.3, the Supplier will send a second notice containing the same information as the first notice. The Supplier may terminate this Agreement if any undisputed amounts remain unpaid after ten (10) days following Hawaiian Telcom’s receipt of the second notice.

21.3.2	Pursuant to Section 14.2.1, no other failure by Hawaiian Telcom to perform any of its responsibilities set forth in this Agreement will be deemed to be grounds for termination by the Supplier.

21.4	Termination for Convenience

21.4.1	Hawaiian Telcom may terminate this Agreement for convenience at any time on or after the first (1st) anniversary of the Build Completion Date upon six (6) months prior written notice. Such notice may not be given before the first (1st) anniversary of the Build Completion Date, and no termination for convenience may be effective before the date six (6) months following the first (1st) anniversary of the Build Completion Date. Hawaiian Telcom will pay Supplier the Termination Not For Cause Fee calculated pursuant to Section 14 of Exhibit D (Charges), which will become due as of the effective date of the termination for convenience.

21.4.2	If a purported termination by Hawaiian Telcom under Section 21.2 is determined by a competent authority not to be properly a termination under Section 21.2, then such termination will be deemed to be a termination for convenience under this Section 21.4. and Hawaiian Telcom shall promptly pay to Supplier (i) the applicable Termination Not For Cause Fee, and (ii) all Losses incurred by Supplier in disputing Hawaiian Telcom’s claim that its termination was a termination for breach.

21.4.3	There will be no unamortized Supplier costs outstanding in the event of a termination for convenience.

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21.5	Termination Upon Change of Control

21.5.1	Supplier Change of Control. If a Change of Control of the Supplier occurs, Hawaiian Telcom may, within ninety (90) days after the Change of Control event, give written notice terminating this Agreement (effective as of the date specified in such notice) if Hawaiian Telcom deems the new owner or the successor in interest to be a Hawaiian Telcom Competitor or otherwise an undesirable presence in the marketplace. The Parties agree that an ‘undesirable presence’ is a vendor that would, by virtue of reputation or past experience known to Hawaiian Telcom, be undesirable to have in a position of control or influence over the Supplier. Hawaiian Telcom shall pay to Supplier on the effective date of such the termination the applicable Termination Not For Cause Fee pursuant to Section 14 of Exhibit D (Charges).

21.5.2	Hawaiian Telcom Change of Control. If a Change of Control of Hawaiian Telcom occurs, Hawaiian Telcom may, within ninety (90) days after the Change of Control event, give written notice terminating this Agreement (effective as of the date specified in such notice) if Hawaiian Telcom determines in good faith that this Agreement would inhibit the planned Change in Control of Hawaiian Telcom; provided that the Parties agree no such termination may be effective prior to the date eighteen (18) months following the Build Completion Date. Hawaiian Telcom shall pay to Supplier on the effective date of such the termination the applicable Termination Not For Cause Fee pursuant to Section 14 of Exhibit D (Charges).

21.5.3	Upon any termination by Hawaiian Telcom pursuant to this Section 21.5, Hawaiian Telcom will pay to the Supplier (pursuant to the terms and conditions of the Agreement regarding invoicing and payment) all monies then due and owing to the Supplier under this Agreement for Services properly rendered prior to the effective date of termination, less any monies or credits then due and owing to Hawaiian Telcom under this Agreement.

21.6	Termination Due to the Supplier’s Financial Status

If either (i) Moody’s Investors Service, Standard & Poors or Dun & Bradstreet lower the Supplier’s credit rating at any time during the Term from the rating that such entity ascribes to the Supplier as of the Execution Date by more than two (2) steps; or (ii) Hawaiian Telcom otherwise has reasonable cause to doubt the Supplier’s financial stability (e.g., concerns over the Supplier’s ability to perform its obligations under this Agreement consistently and in a sustained manner), then Hawaiian Telcom may terminate this Agreement in its sole discretion.

21.7	Cross Termination for Termination of Build Services

If a portion of the Build Services is terminated for any reason, those portions of the IM Services or ADM Services related to the Build Services that were terminated will also terminate effective as of the same date without any further action by either Party unless Hawaiian Telcom, in its sole discretion, specifies otherwise in its notice of termination of the Build Services.

21.8	Disengagement Assistance

21.8.1	Commencing, as applicable:

(a)	six (6) months prior to the then-current expiration of this Agreement or on such other date as Hawaiian Telcom may reasonably request;

(b)	upon a notice of termination, in whole or in part (including notice based upon default by Hawaiian Telcom);

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(c)	upon a notice of a Removal from Scope; or

(d)	six (6) months prior to any other cessation of Services as expressly authorized elsewhere in this Agreement or on such other date as Hawaiian Telcom may reasonably request,

and continuing through the date that is twelve (12) months following the expiration or termination of this Agreement (the “Disengagement Period”), Supplier will provide to Hawaiian Telcom, or one or more of Hawaiian Telcom’s designee(s) which has executed a confidentiality agreement in the form attached as Exhibit M (Form of Confidentiality Agreement) hereto, or any combination of the foregoing (collectively, the “Successors”) the Services described in Exhibit O (Disengagement Assistance) and such other reasonable end-of-Term transition assistance requested by Hawaiian Telcom as necessary or advisable in order to allow the Services to continue without material interruption or material adverse effect and to facilitate the orderly transfer of the Services to the Successors (the “Disengagement Assistance”).

21.8.2	The Supplier will provide Disengagement Assistance regardless of the reason for the termination; provided that, notwithstanding anything contained in this Section 21.8 to the contrary, Disengagement Assistance will not be provided after any termination pursuant to Section 21.1.1.

21.8.3	Disengagement Assistance will be at no additional Charge to Hawaiian Telcom so long as such assistance can be provided by the then current Supplier Personnel providing Services to Hawaiian Telcom without significantly adversely impacting the delivery of such Services. To the extent (and only to the extent) that Disengagement Assistance cannot be provided in accordance with the previous sentence, the Disengagement Assistance will be provided on a Time and Materials basis at the rates specified in Exhibit D (Charges). If the Supplier terminates this Agreement pursuant to Section 21.3.1, Supplier may require, and Hawaiian Telcom will pay, for all such Disengagement Assistance Services in advance.

21.8.4	As part of Disengagement Assistance, the Supplier will (i) provide such information as Hawaiian Telcom may reasonably request relating to the number and function of each of the Supplier Personnel performing the Services, and the Supplier will make such information available to other Successors designated by Hawaiian Telcom; (ii) not make any material changes to the Performance Standards or number of employees assigned to perform functions for Hawaiian Telcom under this Agreement; and (iii) not otherwise reassign the Supplier Personnel away from performance of the Services; provided, however, Supplier’s obligation to meet Service Levels will terminate to the extent the Services to which such Service Levels relate are transitioned or no longer performed by Supplier.

21.8.5	At Hawaiian Telcom’s request, the Supplier will use commercially reasonable efforts to obtain any Required Consents from Third Parties and (i) assign to the Successors leases for the Equipment which is used exclusively to provide the Services to Hawaiian Telcom; (ii) assign any contracts for services used exclusively for Services; and (iii) sell to the Successor, for fair market value, some or all of the Equipment owned by the Supplier and used exclusively to provide the Services.

21.8.6	The Supplier will provide Hawaiian Telcom, at no additional charge, the license rights required to be provided upon the expiration or termination of this Agreement pursuant to Section 9.2.

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21.8.7	To the extent that all or any portion of the Services have been terminated or upon the expiration of the Term, at Hawaiian Telcom’s request the Supplier will provide all or any part of the terminate or expiring Services for a period of time not to extend beyond the end of the Disengagement Assistance Period, as specified by Hawaiian Telcom. Such Services will be provided subject to the provisions of this Agreement as such provisions would have been applicable to the Services prior to the effective date of such expiration or termination.

21.8.8	After the expiration or termination of this Agreement or any Work Order, the quality of the Services performed by the Supplier, and the Supplier’s performance otherwise under this Agreement, will not be degraded during the remainder of the Disengagement Assistance Period; provided, however, Supplier’s obligation to meet Service Levels will terminate to the extent the Services to which such Service Levels relate are transitioned or no longer performed by Supplier.

21.8.9	The Supplier will cease Use of Hawaiian Telcom Resources and Hawaiian Telcom Facilities upon the expiration or termination of this Agreement (or when no longer reasonably necessary in order to perform the Disengagement Assistance, whichever is later).

21.8.10	Without limiting the terms of Section 8.5, the Successor will have the right to extend offers of employment to any or all Supplier Personnel assigned to or working on the Hawaiian Telcom account on or during the twelve (12) months preceding the expiration or termination date. The Supplier will provide reasonable access to these employees. Offers pursuant to this Section 21.8.10 may be made at any time beginning three (3) months prior to the then current scheduled expiration or termination date with a start date no sooner than the earlier of (i) such employee’s termination of employment from Supplier with Supplier’s consent, or (ii) thirty (30) days prior to the expiration or termination date of this Agreement. Employment of any Supplier Personnel who accept such offers shall not commence prior to the time when such individual is no longer reasonably required in order for Supplier’s due performance of its obligations in connection with performing the Services, including Disengagement Assistance.

21.8.11	In the process of evaluating whether to undertake or allow expiration, termination or renewal of this Agreement, Hawaiian Telcom may (in its sole discretion) obtain, offers for performance of services similar to the Services following the expiration or termination of this Agreement or such Work Order. As and when reasonably requested by Hawaiian Telcom for use in such a process, and subject to the Change Control Process, Supplier will provide to Hawaiian Telcom such information and other cooperation regarding performance of the Services as would be reasonably necessary for a Third Party to prepare an informed, non-qualified offer for such services. Supplier’s support in this respect will include providing information regarding Equipment, Software, staffing, historical Performance Standards, volumes, and other matters described in Exhibit O (Disengagement Assistance), but in no event will require Supplier to disclose its cost of providing the Services.

21.9	Equitable Remedies

21.9.1	Supplier acknowledges that any Supplier breach of Section 21.8 is likely to cause irreparable injury to Hawaiian Telcom and that, in the event of a violation or threatened or attempted violation of any of these obligations, Hawaiian Telcom will have no adequate remedy at law.

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21.9.2	The Parties acknowledge that any breach of the provisions of this Agreement relating to the non-disclosure and protection of Confidential Information (including Section 15) is likely to cause irreparable injury to the other Party and that, in the event of a violation or threatened or attempted violation of any of these obligations, the injured Party will have no adequate remedy at law.

22.	GENERAL

22.1	Binding Nature and Assignment

Neither Party may assign this Agreement without the prior written consent of the other, except that:

22.1.1	Hawaiian Telcom may assign its rights and obligations under this Agreement without the approval of the Supplier to (i) an entity which acquires all or substantially all of the assets of Hawaiian Telcom and which is not a Supplier Competitor; (ii) any Affiliate in connection with a reorganization or consolidation; or (ii) any subsidiary or Affiliate or successor in a merger or acquisition involving Hawaiian Telcom which is not a Supplier Competitor; and

22.1.2	Supplier may assign its rights and obligations under this Agreement without the approval of the Hawaiian Telcom to (i) an Entity which acquires all or substantially all of the assets of Supplier and which is not a Hawaiian Telcom Competitor; (ii) any Affiliate in connection with a reorganization or consolidation or (ii) any subsidiary or Affiliate or successor in a merger or acquisition involving Supplier which is not a Hawaiian Telcom Competitor. Neither Party will be relieved of its obligations under this Agreement as a result of any such assignment.

22.2	Entire Agreement

This Agreement (including any Exhibits, Statements of Work, Work Orders and Attachments referred to herein and attached hereto, each of which is incorporated herein for all purposes) constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and supersedes all prior or contemporaneous communications or agreements between the Parties, whether written or oral (including the ISA), with respect to such subject matter. For the avoidance of confusion the Parties agree that (i) all amounts owed to Supplier under the ISA and not yet paid as of the Execution Date are hereby owed by Hawaiian Telcom to Supplier under this Agreement, (ii) all ISA Deliverables will be deemed to be “Developments” developed under this Agreement, and (iii) all ISA Deliverables which have been accepted under the ISA will be deemed to have been “Developments” which have been accepted under this Agreement.

22.3	Amendment; Battle of the Forms

This Agreement may be modified or amended solely in a writing signed by both parties. The Parties agree that any terms contained in any purchase orders, acknowledgments, shipping instructions, or other forms or in Supplier’s invoices, that are inconsistent with or different from the terms of this Agreement will be void and of no effect even if signed by the party against which their enforcement is sought.

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22.4	Consents and Approvals.

22.4.1	The Supplier will be responsible for obtaining, and paying all costs associated with obtaining, any and all necessary governmental consents and governmental approvals required for Supplier to provide the Services.

22.4.2	Except as otherwise provided herein, with regard to consents, approvals or similar actions required under this Agreement, the relevant Party will not unreasonably withhold or delay the same. Hawaiian Telcom will have a reasonable time in which to consider any consents, approvals or similar actions. In general, Hawaiian Telcom will have not less than five (5) Business Days in which to respond to a request for a consent, approval or similar action except (i) as otherwise specified in a particular instance in this Agreement or (if not specified in this Agreement) in the Work Plan or Procedures Manual, or (ii) that where this Agreement provides that Hawaiian Telcom will respond “promptly” the time period for such response will be as reasonably determined under the circumstances. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent. Each Party will, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

22.5	Compliance with Laws and Regulations

22.5.1	Each Party will (and Hawaiian Telcom will cause the Authorized Users as relevant and Supplier will cause its subcontractors as relevant to) perform such Party’s obligations under this Agreement in a manner that complies with the applicable Laws in respect of its obligations (including identifying and procuring any required permits, certificates, approvals or inspections).

22.5.2	If a charge occurs of non-compliance of a Party (or, in the case of Supplier, an Affiliate of Supplier that is providing any of the Services) with any Laws, such Party will promptly notify the other Party of the charges in writing and provide the other Party with a written plan to address and correct the charge of non-compliance and will comply with such plan.

22.5.3	Export Requirements. Without limiting the foregoing, the Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder (collectively the “Export Items”) may be subject to export controls under applicable Laws. Neither Party nor the Party’s Affiliates will export or re-export any of the other’s Export Items or any direct product thereof or undertake any transaction in violation of any such Laws. To the extent within the Supplier’s control, Supplier will be responsible for, and will coordinate and oversee, compliance with such export Laws in respect of Export Items.

22.6	Severability

If any provision of this Agreement:

(a)	conflicts with the Law under which this Agreement is to be construed;

(b)	is held invalid by a competent authority; or

(c)	to the extent this Agreement relates to a Supplier Facility, conflicts with the Laws governing such Supplier Facility,

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the Parties will replace such provision with a substitute provision that reflects, as nearly as possible under applicable Law, the original intentions of the Parties (and in the case of Section 22.6(c), such restatement will be limited to the extent this Agreement relates to such Supplier Facility), and the remainder of this Agreement will remain in full force and effect.

22.7	Notices

All notices, requests, demands and determinations under this Agreement (other than routine operational communications, which will be given in accordance with Exhibit E (Governance Model)), will be in writing and will be deemed duly given (a) when delivered by hand, (b) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this Section 22.7, or (d) five (5) Business Days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

In the case of Hawaiian Telcom:

David Torline

Chief Information Officer

Hawaiian Telcom

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Fax: 202.347.1692

With a copy to:

Alan Oshima

General Counsel

Hawaiian Telcom

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Fax: 202.347.1692

In the case of Supplier:

Scott Parr

Vice President

BearingPoint, Inc.

7301 North State Highway 161

Suite 400

Irving, TX 75039

Fax: 972.373.6968

With a copy to:

John C. Eichenberger

Group Counsel – Managed Services

BearingPoint, Inc.

1676 International Drive

McLean, VA 22102-4828

Fax: 703.747.3983

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A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee and the date upon which it will become effective.

22.8	Liens

22.8.1	The Supplier agrees to keep Hawaiian Telcom, all of the real and personal property of Hawaiian Telcom, and the Services, free and clear of all liens or lien claims arising as a result of Supplier’s conduct.

22.8.2	Should any lien or lien claim be asserted for any reason arising out of Supplier’s conduct, Hawaiian Telcom may at its sole discretion (i) pay the amount of such lien or lien claim; (ii) deduct such amounts from payments due to the Supplier; and (iii) require the Supplier to obtain a properly executed release of lien satisfactory to Hawaiian Telcom.

22.9	Counterparts

This Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the Parties.

22.10	Headings

The article and section headings and the table of contents used in this Agreement are for reference and convenience only and will not enter into the interpretation of this Agreement.

22.11	Independent Contractors

Nothing contained in this Agreement will be construed to make either the Supplier or Hawaiian Telcom and its Affiliates partners, joint venturers, principals, agents, or employees of the other. No officer, director, employee, agent, affiliate, or contractor retained by Supplier to perform work on behalf of Hawaiian Telcom or its Affiliates hereunder will be deemed to be an employee, agent, or contractor of Hawaiian Telcom or its Affiliates. Neither Party will have any right, power, or authority, express or implied, to bind the other. As Hawaiian Telcom is relying upon Supplier’s skills and experience in the performance of the Services under this Agreement, Supplier alone will be responsible for supervising the Supplier Personnel. Supplier is solely responsible for payment of (1) all income, disability, withholding, and other employment taxes as well as (2) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits resulting from Supplier’s retention of any of its officers, directors, employees, agents, or independent contractors. Supplier will take any action necessary, at its sole cost, to ensure that Supplier Personnel are authorized to work in each of the locations where such Supplier Personnel are performing Services from time to time, and that Supplier complies with all Laws regarding immigration that apply to Supplier Personnel. Supplier will bear all financial responsibility for all matters relating to obtaining any visas, immigration, naturalization or other similar authorizations or complying with requirements under Laws that apply to Supplier Personnel relating to visa, immigration, naturalization or other similar authorizations.

22.12	Publicity

No public disclosures by either Party relating to this Agreement, except for internal announcements or disclosures required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, will be made without the prior written approval of authorized representatives of the other Party. After the closing of the Merger Closing Date, Supplier may identify Hawaiian Telcom as a client of Supplier and generally describe the nature

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of the Services in Supplier’s promotional materials, case studies, qualification statements, and proposals to current and prospective clients. Within one week after the closing of the Merger Agreement, the parties will issue a jointly approved press release announcing the existence of this Agreement and the general nature of the Services.

22.13	Waiver of Default; Cumulative Remedies

22.13.1	A delay or omission by either Party to exercise any right or power under this Agreement will not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

22.13.2	Except as otherwise expressly provided herein, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

22.14	Survival

The Parties agree that the provisions of this Agreement will continue to apply with respect to any Services, including the Disengagement Assistance, provided during the portion, if any, of the Disengagement Assistance Period that continues after the end of the Term of this Agreement. Thereafter, any provision of this Agreement which contemplates performance or observance subsequent to the Term of this Agreement (together with any Disengagement Assistance Period thereafter) will survive expiration or termination of this Agreement and continue in full force and effect, including Sections 7.6, 9.4.2, 9.4.3, 11.2, 13, 14, 15, 16, 17, 18, 19, 20, 21.8, and 22, as well as those elements of the Exhibits, Attachments or other documents comprising this Agreement pursuant to Section 22.2 above which would reasonably be expected or required to survive expiration or termination of this Agreement, including: Exhibit A (Definitions); Exhibit D (Charges) (and its Attachments); Exhibit O (Disengagement Assistance); Exhibit Y (Supplier Technical Elements as of the Execution Date); and Attachment Q1 (PUC Reporting Requirements).

22.15	Service Marks

Except as otherwise provided for herein, neither Party will, without the other’s prior written consent, use the name, service marks or trademarks of the other.

22.16	Covenant of Good Faith

Each Party, in its respective dealings with the other Party under or in connection with this Agreement, will act in good faith.

22.17	Further Assurances

The Parties will, and will cause their Affiliates, agents, employees and subcontractors to, do all things reasonably necessary, including executing any additional documents and instruments, to give full effect to this Agreement.

[The Remainder of This Page is Intentionally Left Blank

Signatures Appear on the Following Page.]

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IN WITNESS WHEREOF, Hawaiian Telcom and Supplier have each caused this Agreement to be signed and delivered by its duly authorized officers, all as of the date of signature of the last signatory to the Agreement (the “Execution Date”).

HAWAIIAN TELCOM MERGERSUB, INC.

By:	/s/ Michael S. Ruley
Name:	Michael S. Ruley
Title:	CEO
Date:	2/4/05

BEARINGPOINT, INC.

By:	/s/ David W. Black
Name:	David W. Black
Title:	Executive Vice President & General Counsel
Date:	February 4, 2005

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